EXHIBIT 10.1

AMENDED AND RESTATED
JOINT VENTURE
OPERATING AGREEMENT

by and among
CATERPILLAR INC.,
NAVISTAR, INC.
and
NC2 GLOBAL LLC

Dated as of September 9, 2009

TABLE OF CONTENTS

1.	GENERAL
	1.1	Definitions
	1.2	Effective Date
	1.3	Formation of the Company
	1.4	Offices
	1.5	Term of Existence
	1.6	Related Agreements
	1.7	Registered Office/Agent

2.	BUSINESS
	2.1	Business Generally
	2.2	Business Plans
	2.3	Operations in Core ROW Countries, Legacy Countries, and other Non-Core ROW Countries
	2.4	Formation of Subsidiaries
	2.5	Modifications to Structure

3.	CAPITAL STRUCTURE; FINANCING; DISTRIBUTION POLICY
	3.1	Initial Contributions; Percentage Interests
	3.2	Additional Contributions and Funding

4.	MEMBERS
	4.1	No Management by Members
	4.2	Limited Liability
	4.3	Withdrawal or Resignation
	4.4	Meetings
	4.5	Proxies
	4.6	Action by Members without a Meeting
	4.7	Waiver of Notice
	4.8	Actions Requiring Unanimous Member Consent
	4.9	Other Activities
	4.10	Deficit Upon Liquidation
	4.11	Company Property; Membership Interests

5.	BOARD OF REPRESENTATIVES
	5.1	Board
	5.2	Chairman
	5.3	Required Vote
	5.4	Term and Removal; Resignation of Representatives
	5.5	Vacancies
	5.6	Authority of the Representatives
	5.7	No Reimbursement for Expenses or Compensation
	5.8	Meetings
	5.9	Action by Written Consent
	5.10	Waiver of Notice
	5.11	Committees
	5.12	Limitation of Liability of Representatives
	5.13	Actions Requiring Majority Consent of Board
	5.14	Indemnification of Representatives, Officers, Employees and Other Agents
	5.15	Control of Certain Legal Proceedings

6.	OFFICERS
	6.1	Qualifications
	6.2	Nomination and Appointment
	6.3	President
	6.4	Chief Financial Officer
	6.5	Vice Presidents
	6.6	Secretary
	6.7	Treasurer
	6.8	Other Officers
	6.9	Compensation; Reimbursement of Expenses
	6.10	General Counsel

7.	SECONDED PERSONNEL AND EMPLOYEES
	7.1	Initial Staffing Plan
	7.2	Seconded Personnel
	7.3	Employees
	7.4	Compensation
	7.5	Management Positions
	7.6	Labor and Union Issues
	7.7	Non-Hire

8.	PRODUCTS AND SERVICES SOLD BY MEMBERS TO THE COMPANY
	8.1	Generally
	8.2	Certain Principles

9.	JV TRUCK MODELS; MANUFACTURE AND ASSEMBLY OF JV TRUCKS
	9.1	JV Truck Models
	9.2	Manufacture of JV Trucks by Navistar
	9.3	Establishment of JV Truck Assembly Facility
	9.4	JV Truck Components
	9.5	Sales of Certain Medium Duty Trucks and Heavy Duty Trucks in North America

10.	JV TRUCK REPLACEMENT PARTS
	10.1	Generally
	10.2	Organization and Management
	10.3	Purchase and Distribution of JV Truck Replacement Parts
	10.4	Remanufacturing Services
	10.5	Allocation of JV Truck Replacement Parts Sold by the Company
	10.6	Allocation of JV Truck Components and JV Truck Replacement Parts that are Sourced by the Company from a Member

11.	DISTRIBUTION AND SALES; JV DEALERS
	11.1	Truck Sales
	11.2	Branding Strategy; Selection of JV Truck Models
	11.3	Selection of JV Dealers; Agreements with JV Dealers
	11.4	Marketing, Sales, and Dealer Support and Administrative Services
	11.5	Product Support Responsibilities
	11.6	Financing

12.	SERVICE
	12.1	Certification as Service Providers
	12.2	Training of JV Dealers
	12.3	Service Campaigns and Guidelines for Repair
	12.4	Service Publications and Technical Information

13.	WARRANTY
	13.1	Generally
	13.2	Sales by the Members to the Company
	13.3	Legacy Warranties
	13.4	Goodwill Policy
	13.5	Warranty Administration
	13.6	Extended Warranty or Service Coverage

14.	INTELLECTUAL PROPERTY RIGHTS
	14.1	Members’ Intellectual Property Licenses
	14.2	Members’ Background Intellectual Property
	14.3	Company Intellectual Property
	14.4	R&D; Development
	14.5	Third Party Infringement Claims
	14.6	Post-Termination Ownership of Certain Intellectual Property

15.	NON-COMPETITION COVENANTS
	15.1	Business
	15.2	Contracts Restricting the Company
	15.3	Certain Exceptions to Non-Competition Covenants
	15.4	Acquisition of Publicly-Traded Securities
	15.5	Member Acquisition
	15.6	Additional Agreements

16.	INDEMNIFICATION FOR DEALER LIABILITY
	16.1	Dealer Liability Indemnities
	16.2	Indemnification Procedures
	16.3	Liability Insurance

17.	REPRESENTATIONS AND WARRANTIES
	17.1	Representations and Warranties of Members
	17.2	Survival of Warranties

18.	CAPITAL ACCOUNTS; DISTRIBUTIONS; TAX MATTERS; RECORDS
	18.1	Capital Account Maintenance
	18.2	Capital Account Balances
	18.3	Allocation of Profits and Losses
	18.4	Distributions
	18.5	Regulatory Allocations
	18.6	Section 704(c) of the Code; Other Tax Allocation Rules
	18.7	Allocation of Nonrecourse Liabilities
	18.8	Partnership Treatment
	18.9	Tax Return
	18.10	Tax Matters Partner; Tax Elections
	18.11	Accounting Records
	18.12	Reports
	18.13	Other Tax Information
	18.14	Sarbanes-Oxley Act; Internal Controls
	18.15	Tax Decisions by the Members

19.	TRANSFER OF MEMBERSHIP INTERESTS
	19.1	Restriction on Transfers
	19.2	Permitted Transfers to Subsidiaries
	19.3	Absolute Prohibitions on Transfers

20.	DISPUTES AND DEADLOCKS

21.	TERM; TERMINATION; DISTRIBUTIONS ON TERMINATION
	21.1	Term
	21.2	Termination
	21.3	Dissolution and Liquidation
	21.4	Proceeds in Liquidation
	21.5	Distribution of Assets on Dissolution of the Company
	21.6	Buy-Out Interest Option and Buy/Sell Option
	21.7	Post-Termination Commercial Arrangements
	21.8	Additional Rights

22.	CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS
	22.1	Treatment of Confidential Information
	22.2	Permitted Disclosures
	22.3	Disclosure Pursuant to Applicable Law
	22.4	Survival of Confidentiality Obligations
	22.5	Non-Disclosure of Agreement; Publicity
	22.6	No License

23.	MISCELLANEOUS
	23.1	Disclaimer
	23.2	Limitation of Damages
	23.3	Expenses
	23.4	Force Majeure
	23.5	Survival
	23.6	Further Actions and Assurances
	23.7	Good Faith Reliance on Terms of Agreement
	23.8	Counterparts
	23.9	Entire Agreement
	23.10	Succession and Assignment
	23.11	Amendments and Waiver
	23.12	Applicable Law
	23.13	Venue
	23.14	WAIVER OF JURY TRIAL
	23.15	Specific Performance
	23.16	Determination of Fair Market Value
	23.17	Remedies Cumulative
	23.18	Severability
	23.19	No Third Party Beneficiaries
	23.20	Construction
	23.21	Headings
	23.22	Notices
	23.23	Partition
	23.24	Incorporation of Exhibits

24.	DEFINITIONS

EXHIBITS
Exhibit A	Certificate of Formation
Exhibit B	Navistar Legacy Profit Amount Calculation and Indexing Methodology

SCHEDULES
Schedule 2.3.5	Legacy Countries
Schedule 3.1.2	Percentage Interest of each Member
Schedule 15.3.3.2	Existing Arrangements for Sales of Engine Parts

AMENDED AND RESTATED JOINT VENTURE OPERATING AGREEMENT

This Amended and Restated Joint Venture Operating Agreement (this “Agreement”) is entered into as of September 9, 2009 (the “Effective Date”), by and among Caterpillar Inc., a corporation incorporated under the laws of the State of Delaware and having its principal place of business at 100 N.E. Adams Street, Peoria, Illinois 61629 (“Caterpillar”), Navistar, Inc., a corporation incorporated under the laws of the State of Delaware and having its principal place of business at 4201 Winfield Road, Warrenville, Illinois 60555 (“Navistar”) (each of Caterpillar and Navistar, a “Member” and collectively the “Members”), NC2 Global LLC, a limited liability company organized under the laws of the State of Delaware and having its principal place of business at 27501 Bella Vista Parkway, Warrenville, Illinois 60555 (the “Company”) (each of Caterpillar, Navistar, and the Company, a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, on April 3, 2009, Caterpillar and Navistar entered into a Truck Business Relationship Agreement (together with the exhibits thereto, the “Truck Business Relationship Agreement”), pursuant to which, among other things, Caterpillar and Navistar agreed to form a joint venture company to conduct the Business;

WHEREAS, pursuant to the Truck Business Relationship Agreement, on July 24, 2009, Caterpillar and Navistar caused there to be filed a Certificate of Formation with the Secretary of State of the State of Delaware to form the Company as a Delaware limited liability company under and pursuant to the Act, and Caterpillar and Navistar were the sole members of the Company at the time of its formation;

WHEREAS, the Company is currently governed by that certain Limited Liability Company Operating Agreement of the Company, dated July 24, 2009 (the “Initial Operating Agreement”), by and among the Company and the Members; and

WHEREAS, pursuant to the authority under Section 10.1 of the Initial Operating Agreement and the Truck Business Relationship Agreement, the Parties desire to enter into this Agreement for the purpose of amending and restating the Initial Operating Agreement, setting forth the respective rights, powers and interests of the Members with respect to the Company and providing for the operation of the Company from and after the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	GENERAL

1.1	Definitions

Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 24.

1.2	Effective Date

The provisions of this Agreement shall take effect on the Effective Date.

1.3	Formation of the Company

On July 24, 2009, Caterpillar and Navistar caused the Company to be formed under the laws of the State of Delaware as a limited liability company named NC2 Global LLC.  All business of the Company shall be conducted under that name or any fictitious name selected by the Board from time to time upon Majority Consent; provided, that any such name reflects the Company’s status as a limited liability company and is otherwise permitted by applicable law.  A copy of the Certificate of Formation of the Company is attached as Exhibit A.

1.4	Offices

From and after the Effective Date, the principal office of the Company shall be located at 27501 Bella Vista Parkway, Warrenville, Illinois 60555 or any other location or locations approved by the Board from time to time upon Majority Consent.  The Company shall qualify to do business or register as a foreign limited liability company in each jurisdiction in which the Board deems such qualification or registration to be necessary.

1.5	Term of Existence

The term of the existence of the Company shall be as provided in Section 21.

1.6	Related Agreements

Each Party, as applicable, has executed and delivered, as of the Effective Date, or has agreed upon the final form of, the agreements or documents set forth in this Section 1.6 (collectively, the “Related Agreements”) to which it is or shall be a party.  Each Related Agreement that is not executed and delivered on the Effective Date shall be executed and delivered by the parties thereto, in the form thereof heretofore agreed to by the Parties, at such time as is provided for under the terms of this Agreement.

1.6.1
(i) a Master Component Supply Agreement between the Company (on the one hand) and Caterpillar or Navistar (on the other hand), in each case, whereby the Company agrees to purchase and such Member agrees to sell the JV Truck Components, JV Truck Replacement Parts and other products described therein; (ii) a Master Component Supply Agreement between Navistar and Caterpillar, whereby Navistar agrees to purchase and Caterpillar agrees to sell the JV Truck Components, JV Truck Replacement Parts and other products described therein; (iii) a Master Component Supply Agreement between the Company (on the one hand) and Caterpillar or Navistar (on the other hand), in each case, whereby the Company agrees to sell and such Member agrees to purchase the replacement parts described therein; and (iv) a Master Component Supply Agreement between the Company (on the one hand) and Caterpillar and Navistar (on the other hand), in each case, whereby the Company agrees to sell and such Member agrees to purchase the components, replacement parts and other products described therein (each such agreement, a “Master Component Supply Agreement”);

1.6.2
the Master Terms for Purchased Services between the Company (on the one hand) and Caterpillar or Navistar (on the other hand), in each case, whereby such Member agrees to provide certain services to the Company (each such agreement, a “Master Terms for Purchased Services”);

1.6.3
an Intellectual Property License Agreement between the Company (on the one hand) and Navistar or Caterpillar or any of their Affiliates (on the other hand), in each case, whereby such Member agrees to license the Intellectual Property described therein to the Company (each such agreement, an “Intellectual Property License Agreement”);

1.6.4
a Trademark License Agreement between the Company (on the one hand) and Navistar or Caterpillar (on the other hand), in each case, whereby such Member agrees to license the trademarks described therein to the Company (each such agreement, a “Trademark License Agreement”);

1.6.5
an Intellectual Property License Agreement between the Company or one of its direct or indirect wholly owned subsidiaries (on the one hand) and Navistar or Caterpillar or any of their Affiliates (on the other hand), in each case, whereby the Company or such subsidiary grants such Member a royalty-bearing license to utilize the Intellectual Property described therein (each such agreement, a “Royalty-Bearing IP License Agreement”);

1.6.6
a Master Development Services Agreement between the Company (on the one hand) and Navistar or Caterpillar (on the other hand), in each case, whereby such Member agrees to perform development work that is funded in its entirety by the Company (each such agreement, a “Master Development Services Agreement”);

1.6.7	a Truck Sales Agreement between Navistar and the Company setting forth terms and conditions of the production and sale of JV Trucks by Navistar to the Company (the “Truck Sales Agreement”);

1.6.8
an Employee Secondment Agreement between the Company (on the one hand) and Caterpillar or Navistar (on the other hand), in each case, whereby such Member agrees to second certain employees to the Company (each such agreement, an “Employee Secondment Agreement”);

1.6.9
an Intercompany Promissory Note between the Company (on the one hand) and Caterpillar or Navistar (on the other hand), in each case, setting forth terms and conditions of any intercompany loans by such Member to the Company (each such agreement, an “Intercompany Promissory Note”); and

1.6.10	a Sharing Agreement between Caterpillar and Navistar (the “Sharing Agreement”).

1.7	Registered Office/Agent

The registered office of the Company in the State of Delaware is located at 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.  The registered agent of the Company for service of process at such address is The Corporation Trust Company.  The registered office and registered agent of the Company may be changed by the Board at any time in accordance with the Act upon Majority Consent.

2.	BUSINESS

2.1	Business Generally

Subject to the terms and conditions of this Agreement, the scope of the business of the Company shall be (a) developing, designing, testing, manufacturing, assembly, branding, marketing, selling (including providing purchase financing to customers), and distributing and providing product support for (including providing JV Truck Replacement Parts and service for) JV Trucks, in each case for all market segments (including Governmental COE Customers and Governmental Conventional Customers as set forth in Section 11.1.3; provided, however, that the scope of the business shall not include the sale of vehicles (including military vehicles, tactical vehicles, COTS vehicles with military features, COTS vehicles and related parts, and Mine Resistant Ambush Protected vehicles) to military customers (including sales through sales and resale agents, procurement agents, prime contractors, and subcontractors where such sales are for use exclusively by military customers), (b) all things incidental thereto or connected therewith to the extent permitted under the Act and not in conflict with the terms of this Agreement (the activities described in clauses (a) and (b), collectively, the “Business”), and (c) to the extent approved by the Board upon Majority Consent such other business that a limited liability company organized in Delaware may lawfully conduct and that is not otherwise in conflict with the terms of this Agreement.  Except as set forth in Sections 2.3.7, 2.3.8 and 10.1.12 of this Agreement or as approved by the Board upon Majority Consent, the Company shall sell JV Trucks and JV Truck Replacement Parts solely in the ROW.  It is the intent of each of the Parties that the Business be conducted in accordance with the timetables and schedules set forth in this Agreement (including the Annual Business Plans and the Rolling Business Plans of the Company, as such plans are described in Section 2.2).  The Company shall conduct the Business in full compliance with all applicable laws, Caterpillar’s Worldwide Code of Conduct, Navistar’s Code of Conduct and the terms and conditions of this Agreement and the Related Agreements.  For purposes of the preceding sentence, if there is any inconsistency between Caterpillar’s Worldwide Code of Conduct and Navistar’s Code of Conduct, the Board shall resolve such discrepancy.

2.2	Business Plans

2.2.1
Annual Business Plan.  The Parties have heretofore agreed to the initial Annual Business Plan (covering the period from the Effective Date through and until October 31, 2010) (as may be modified, amended or supplemented by the Members in accordance with this Agreement, the “Initial Annual Business Plan”).  The Parties agree and acknowledge that although the Initial Annual Business Plan covers the remaining portion of the 2009 Fiscal Year and the 2010 Fiscal Year, all subsequent Annual Business Plans shall cover one (1) full Fiscal Year.  Not later than sixty (60) calendar days prior to the end of each Fiscal Year (other than the 2009 Fiscal Year), the President shall cause to be prepared and shall present to the Board a business plan (the “Annual Business Plan”) for the succeeding Fiscal Year.  Each Annual Business Plan (including both the Initial Annual Business Plan and each subsequent Annual Business Plan) shall contain, inter alia, (a) pro forma financial statements (projected profit and loss, balance sheet, and changes in financial position) for the succeeding Fiscal Year, (b) projected expenditures (expense and capital) for the succeeding Fiscal Year, (c) financing plans, cash requirements, loan commitments (each, an “Annual Business Plan Loan Commitment”) and Capital Contribution commitments (each, an “Annual Business Plan Capital Contribution Commitment”) for the succeeding Fiscal Year, (d) projected distributions for the succeeding Fiscal Year, (e) the amount of money to be spent by the Company on research and development and Intellectual Property development activities for the succeeding Fiscal Year, (f) decision rules regarding the timing and allocation of resources of Navistar or the Company, as applicable (in the case of Navistar, subject to Section 9.2.2), for the manufacture or assembly by Navistar or the Company, as applicable, of (i) Caterpillar Truck Models and (ii) Navistar Truck Models, which shall be consistent with achieving the timelines and milestones set forth in such Annual Business Plan, and (g) such other relevant reports and topics as are set forth in the Initial Annual Business Plan.  The Members shall be obligated to fund the Annual Business Plan Loan Commitments and the Annual Business Plan Capital Contribution Commitments in proportion to their respective Percentage Interests at the time such loan or Capital Contribution is required to be funded by such Annual Business Plan, except to the extent the Board determines by Majority Consent that such Annual Business Plan Loan Commitments or Annual Business Plan Capital Contribution Commitments shall be funded in a different proportion.  Other than with regard to the Initial Annual Business Plan, each Annual Business Plan shall be subject to the approval of the Board upon Majority Consent.  If Caterpillar, Navistar and their respective Representatives, as applicable, fail to mutually agree upon and adopt an Annual Business Plan for the Company and a Rolling Business Plan for the Company prior to the first day of the Fiscal Year to be covered by such plans, the Company shall continue operating under this Agreement under that portion of the Rolling Business Plan most recently approved by the Board upon Majority Consent that relates to such Fiscal Year (and such portion of the Rolling Business Plan most recently approved by the Board shall be deemed to be the Annual Business Plan for such Fiscal Year).  Any approved Annual Business Plan shall not be changed, except upon Majority Consent of the Board.  The President shall analyze any variance between the actual and planned performance under the Annual Business Plan, and report to the Board the results of such analysis, promptly after the end of each fiscal quarter.

2.2.2
Five-Year Business Plan.  Concurrently with the preparation of the Annual Business Plan for each Fiscal Year, the President shall cause to be prepared and shall present to the Board a five (5) year rolling business plan (the “Rolling Business Plan”) of which the first year shall be the Annual Business Plan for such Fiscal Year.  Each Rolling Business Plan shall contain, inter alia, (a) pro forma financial statements (projected profit and loss, balance sheet, and changes in financial position) for the succeeding five (5) Fiscal Year period, (b) projected expenditures (expense and capital) for the succeeding five (5) Fiscal Year period, (c) financing plans, cash requirements, loan commitments and Capital Contribution commitments for the succeeding five (5) Fiscal Year period, (d) projected distributions for the succeeding five (5) Fiscal Year period, (e) the amount of money to be spent by the Company on research and development and Intellectual Property development activities for each Fiscal Year in the succeeding five (5) Fiscal Year period, and (f) such other relevant reports and topics as are set forth in the initial Rolling Business Plan (as may be modified, amended or supplemented by the Members in accordance with this Agreement, the “Initial Rolling Business Plan”).  The Members shall be obligated to fund (i) (A) the loan commitments scheduled to occur during the first thirty-six (36) months in the Initial Rolling Business Plan and (B) the loan commitments scheduled to occur during the first three (3) Fiscal Years in each other Rolling Business Plan approved by Majority Consent of the Board (each such loan, a “Three-Year Business Plan Loan Commitment”) and (ii) (A) the Capital Contribution commitments scheduled to occur during the first thirty-six (36) months in the Initial Rolling Business Plan and (B) the Capital Contribution commitments scheduled to occur during the first three (3) Fiscal Years in each other Rolling Business Plan approved by Majority Consent of the Board (each such Capital Contribution, a “Three-Year Business Plan Capital Contribution Commitment”), in the case of each of clauses (i) and (ii), in proportion to their respective Percentage Interests at the time such loan or Capital Contribution is required to be funded by such Rolling Business Plan, except to the extent the Board determines by Majority Consent such Three-Year Business Plan Loan Commitments or Three-Year Business Plan Capital Contribution Commitments shall be funded in a different proportion.  Other than with regard to the Initial Rolling Business Plan adopted by the Parties concurrent with the execution of this Agreement, each Rolling Business Plan shall be subject to the approval of the Board upon Majority Consent.  If the Board fails to adopt a new Rolling Business Plan upon Majority Consent prior to the first day of the five (5) Fiscal Year period to be covered by such Rolling Business Plan, the Company shall continue operating under the Rolling Business Plan most recently approved by the Board upon Majority Consent (i.e., the existing Rolling Business Plan shall continue as a four (4) year rolling business plan, with the first year being deemed (but not for purposes of determining whether a Company Deadlock exists with respect to Section 5.13.1 or for purposes of Section 21.2.5(a)) to be the Annual Business Plan, and so forth for subsequent years), it being understood that only the funding amounts for the first thirty-six (36) months of a Rolling Business Plan will be binding on the Members.  Any approved Rolling Business Plan shall not be changed, except upon Majority Consent of the Board.  The Parties have heretofore agreed to the Initial Rolling Business Plan (covering the period from the Effective Date until October 31, 2013).  The Parties agree and acknowledge that although the Initial Rolling Business Plan covers both the remaining portion of the 2009 Fiscal Year and the succeeding four (4) Fiscal Year period ending on October 31, 2013, all subsequent Rolling Business Plans shall cover five (5) full Fiscal Year periods.  For the avoidance of doubt, the Members shall be obligated to fund the loan commitments and the Capital Contribution commitments set forth in the Initial Rolling Business Plan for the period from the Effective Date through the date that is thirty-six (36) months after the Effective Date.

2.2.3
Efforts to Adopt Annual Business Plan and Rolling Business Plan.  Each of Caterpillar and Navistar shall cause its respective Representatives to, subject to the second and third sentences of Section 5.12, meet and seek in good faith to adopt, prior to the commencement of each Fiscal Year, an Annual Business Plan for such Fiscal Year and a Rolling Business Plan of which the first year shall be the Annual Business Plan, as provided in Section 2.2.2.

2.3	Operations in Core ROW Countries, Legacy Countries, and other Non-Core ROW Countries

2.3.1
Commencement of Operations; Required Governmental Filings and Consents.  Notwithstanding anything to the contrary in this Agreement, the Company shall not commence sales or other operations in any ROW country unless and until all notices, reports, applications, and other filings required to be made prior to the commencement of such operations by the Company in such ROW country with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the commencement of such operations by the Company from, any governmental authority having jurisdiction in such ROW country in connection with the transactions and other matters contemplated by this Agreement and the Related Agreements shall have been made or obtained (as the case may be).

2.3.2
Branding Strategy; JV Truck Models; JV Dealer Selection.  As noted in greater particularity in this Section 2.3, and subject to the terms of Sections 2.3.5 and 2.3.6, the Company shall not commence the sale of JV Trucks or JV Truck Replacement Parts in any ROW country unless the Board has approved, by Majority Consent, (a) the Company’s branding strategy with respect to such ROW country, (b) a list of those particular Navistar Truck Models (if any) and Caterpillar Truck Models (if any) to be sold by the Company in such ROW country (together with an introduction date for each such model) and (c) the selection of the JV Dealer(s) with respect to such ROW country.

2.3.3	Core ROW Countries.

2.3.3.1
Notwithstanding anything in this Agreement to the contrary, the Members agree and acknowledge that between the Effective Date and the Core ROW Country Launch Date Navistar shall be entitled to sell Medium Duty Trucks, Heavy Duty Trucks, and replacement parts therefor in the Core ROW Countries pursuant to Section 15.3.8.5 and all profits and losses arising from such business operations from the Effective Date through the Core ROW Country Launch Date shall remain with and be for the account of Navistar.  Accordingly, following the Effective Date, the Company shall concentrate on preparing to sell JV Trucks and JV Truck Replacement Parts in Russia, Australia (including sales of replacement parts to Nationwide Hire in Australia solely for use in Medium Duty Trucks and Heavy Duty Trucks sold by Navistar to Nationwide Hire prior to the Core ROW Country Launch Date), and, subject to Section 2.3.3.3, South Africa beginning on the Core ROW Country Launch Date.

2.3.3.2
Immediately following the Core ROW Country Launch Date, (i) the Company shall begin to conduct the Business in the Core ROW Countries, except as provided in Section 2.3.3.3 and Sections 15.3.8.6 through 15.3.8.9, and (ii) the Company shall begin to sell replacement parts to Nationwide Hire in Australia solely for use in Medium Duty Trucks and Heavy Duty Trucks sold by Navistar to Nationwide Hire prior to the Core ROW Country Launch Date.

2.3.3.3
The Company shall not commence the sale of any JV Trucks or JV Truck Replacement Parts in South Africa until the closing of the transactions contemplated by that certain Stock Purchase Agreement by and among the Company, International of Mexico Holding Corporation, Caterpillar and Navistar, dated as of the Effective Date (the “NITSA Acquisition Agreement”).  In the event the NITSA Acquisition Agreement is terminated for any reason, the Company shall, and Navistar shall cause Navistar International Trucks South Africa (Proprietary) Limited (“NITSA”) to, as soon as reasonably practicable thereafter, negotiate and seek to enter into a mutually-acceptable asset purchase agreement between NITSA and a newly-formed, wholly-owned direct or indirect subsidiary of the Company to purchase the agreed NITSA assets (the “NITSA Asset Acquisition Alternative”), for a purchase price equal to (i) such assets' book value, less the amount of the aggregate profit, if any, earned by NITSA from the conduct of its business during the period from the signing of such asset purchase agreement until the closing of the NITSA Asset Acquisition Alternative, or, alternatively, (ii) such assets' book value, plus the amount of the aggregate loss, if any, incurred by NITSA from the conduct of its business during the period from the signing of such asset purchase agreement until the closing of the NITSA Asset Acquisition Alternative.  Until the closing of the NITSA Asset Acquisition Alternative, NITSA will continue to conduct the Business in South Africa pursuant to Section 15.3.8.6 and, subject to the purchase price provision in the immediately preceding sentence, all profits and losses arising from such business operations shall remain with and be for the account of NITSA and shall not be transferred to the Company.  The Company shall not commence the sale of any JV Trucks or JV Truck Replacement Parts in South Africa until the date (the “NITSA Business Acquisition Date”) that is the earlier of (a) closing of the transactions contemplated by the NITSA Acquisition Agreement and (b) the closing of the NITSA Asset Acquisition Alternative.

2.3.3.4
The Company shall not commence the sale of any JV Trucks or JV Truck Replacement Parts in Brazil, Turkey or China (other than sales in Turkey or China similar to those conducted by Navistar prior to the Core ROW Country Launch Date) until the Board has finalized and adopted, by Majority Consent, (a) the Company’s branding strategy with respect to such Core ROW Country, (b) a list of those particular Navistar Truck Models (if any) and Caterpillar Truck Models (if any) to be sold by the Company in such Core ROW Country (together with an introduction date for each such model), and (c) the selection of the JV Dealer(s) with respect to such Core ROW Country.  The Members and the Representatives shall meet and seek in good faith to, in cooperation with the President and other management personnel of the Company, as soon as practicable after the Effective Date and before the Core ROW Country Launch Date, agree upon updated, more detailed versions of the Initial Annual Business Plan and the Initial Rolling Business Plan incorporating the items described in the immediately preceding sentence with respect to Brazil, Turkey and China, which versions shall supersede and replace the Initial Annual Business Plan and the Initial Rolling Business Plan in the forms agreed to by the Members on the Effective Date.  Notwithstanding the foregoing, (i) the Company shall operate in accordance with the Initial Annual Business Plan and the Initial Rolling Business Plan, and (ii) the Members shall be obligated to fund the Capital Contribution Commitments and Loan Commitments set forth in the Initial Annual Business Plan and in the Initial Rolling Business Plan for the period from the Effective Date through the date that is thirty-six (36) months after the Effective Date unless and until such commitments are superseded and replaced by more detailed versions of such plans.

2.3.3.5
Within six (6) months following the NITSA Business Acquisition Date, the Company shall, or it shall cause one of its direct or indirect wholly owned subsidiaries to, purchase from Navistar and its Affiliates pursuant to the applicable Master Component Supply Agreement all new and unused inventory owned by Navistar or its Affiliates and then held for use in connection with NITSA’s business at (i) International Industria Automotiva da America do Sul Ltd. (IIAA), up to a maximum aggregate book value of $4,500,000 U.S. Dollars, or (ii) Rollins Moving and Storage, Inc., with a principal place of business at 1900 E. Leffel Lane, Springfield, OH  45505, or its subcontractors, up to a maximum aggregate book value of $1,200,000 U.S. Dollars, but in both cases, excluding any inventory that is in excess of NITSA’s twelve (12) month demand forecast (excluding all-time buys or runs) or that is Obsolete, damaged or defective.

2.3.4
China.  Without limiting the generality of Section 2.3.3, the Members and the Representatives shall meet and seek in good faith to, in cooperation with the President and other management personnel of the Company, as soon as practicable after the Effective Date, prepare and agree upon a business plan for the Company for the development, manufacture, sale, and distribution of Medium Duty Trucks, Heavy Duty Trucks, and replacement parts therefor in China and the export of such products from China to other ROW countries (the “China Business Plan”) that (a) is based on reasonable assumptions and thorough, reliable market research, (b) identifies a Chinese truck manufacturer with which the Company shall seek to cooperate in executing such business plan, (c) contains, inter alia, (i) pro forma financial statements (projected profit and loss, balance sheet, and changes in financial position) for the succeeding five (5) Fiscal Year period and (ii) projected expenditures (expense and capital) for the succeeding five (5) Fiscal Year period, and (d) can reasonably be expected to yield an internal rate of return for the Company that is mutually agreeable to each of the Members in its sole discretion.  Once the China Business Plan is adopted by the Board by Majority Consent, the Members and the Representatives will meet and seek in good faith to, in cooperation with the President and other management personnel of the Company, incorporate and expand upon such plan in the next Annual Business Plan and Rolling Business Plan of the Company (such that the next Annual Business Plan and Rolling Business Plan of the Company contain Capital Contribution Commitments and Loan Commitments pertaining to the Company’s contemplated operations in China).

2.3.5
Legacy Countries.  Notwithstanding anything to the contrary in this Agreement, following the Effective Date Navistar shall be entitled to continue to sell Medium Duty Trucks, Heavy Duty Trucks, and replacement parts therefor in each Legacy Country consistent with past practice prior to the Effective Date (but subject to Navistar’s export parts policy to be implemented on October 1, 2009); provided, however, that Navistar shall cease all such sales in each Legacy Country, and the Company shall commence sales of JV Trucks and JV Truck Replacement Parts in such Legacy Country, upon the earlier to occur of the following dates (such date, the “Legacy Country Commencement Date”): (a) the second (2nd) anniversary of the Core ROW Country Launch Date, and (b) such date as determined by the Board by Majority Consent.  For the avoidance of doubt, if, on or before the Legacy Country Commencement Date with respect to any Legacy Country, the Board has not yet adopted by Majority Consent a version of that portion of the Initial Rolling Business Plan pertaining to such Legacy Country (including the Company’s branding strategy for such Legacy Country, a list of those particular Navistar Truck Models (if any) and Caterpillar Truck Models (if any) to be sold by the Company in such Legacy Country (together with an introduction date for each such model), and the selection of the JV Dealer(s) with respect to such Legacy Country) that is more detailed than as set forth in the Initial Rolling Business Plan, the Company shall adhere to the plan set forth in the Initial Rolling Business Plan.  Notwithstanding the foregoing or any other provision of this Agreement (including Section 11.3), if, on or before the Legacy Country Commencement Date with respect to any Legacy Country, the Board has not yet selected, by Majority Consent, the JV Dealer(s) for such Legacy Country, the Company shall seek to enter into JV Dealer sales and service agreements with the existing Navistar dealers in such Legacy Country to sell in such Legacy Country all JV Trucks and JV Truck Replacement Parts sold by Navistar in such Legacy Country immediately prior to the Legacy Country Commencement Date until such selection is made.  From and after the Legacy Country Commencement Date, neither Navistar nor its 5% Affiliates (excluding the Mahindra JV) shall sell any Medium Duty Trucks, Heavy Duty Trucks or replacement parts therefor in such Legacy Country; provided, however, that until such time as the Rolling Business Plan adopted by the Board provides for the sale of JV Trucks and JV Truck Replacement Parts in such Legacy Country, the Company shall be required to sell to the former Navistar dealers in such Legacy Country, Medium Duty Trucks, Heavy Duty Trucks, and replacement parts therefor consistent with past practice prior to the Legacy Country Commencement Date.

2.3.5.1
The Members have agreed to an aggregate baseline amount of profits for the Legacy Countries equal to $37,437,000, which amount shall be indexed in accordance with the procedures and methodologies set forth in Part I of Exhibit B for each Fiscal Year (or portion thereof) occurring during the period from the Core ROW Country Launch Date to (and including) the fifth (5th) anniversary of the Core ROW Country Launch Date (such amount, as indexed, the “Baseline Legacy Profit Amount”).

2.3.5.2
For the Legacy Countries, during the period from the Core ROW Country Launch Date to (but not including) the Legacy Country Commencement Date with respect to each such Legacy Country, the Company shall provide Navistar with Marketing Services in support of sales by Navistar of Medium Duty Trucks, Heavy Duty Trucks, and replacement parts therefor in such Legacy Country.  In exchange for such Marketing Services, with respect to each Fiscal Year (or portion thereof) occurring during the period from the Core ROW Country Launch Date to (but not including) the earlier of (x) the second (2nd) anniversary of the Core ROW Country Launch Date, and (y) the date on which the Company has commenced sales of JV Trucks and JV Truck Replacement Parts in all of the Legacy Countries, if the Company Legacy Profit Amount is more than zero (i.e., a Company profit), and

2.3.5.2.1
if the Navistar Legacy Profit Amount exceeds the Baseline Legacy Profit Amount, the Company shall be entitled to receive from Navistar a payment of cash equal to the amount by which the Navistar Legacy Profit Amount exceeds the Baseline Legacy Profit Amount;

2.3.5.2.2
if the Navistar Legacy Profit Amount is lower than the Baseline Legacy Profit Amount, but the sum of the Navistar Legacy Profit Amount plus the Company Legacy Profit Amount exceeds the Baseline Legacy Profit Amount, then Navistar shall be entitled to receive from the Company distributions in an amount equal to the difference between (x) the Baseline Legacy Profit Amount, minus (y) the Navistar Legacy Profit Amount;

2.3.5.2.3
if the sum of the Navistar Legacy Profit Amount plus the Company Legacy Profit Amount is equal to or lower than the Baseline Legacy Profit Amount, then Navistar shall be entitled to receive from the Company distributions in an amount equal to the Company Legacy Profit Amount; or

2.3.5.2.4
notwithstanding the foregoing, if the Navistar Legacy Profit Amount is less than zero (i.e., a Navistar loss), then only this Section 2.3.5.2.4 shall apply, and Navistar shall be entitled to receive from the Company distributions in an amount equal to the Company Legacy Profit Amount but not to exceed the Baseline Legacy Profit Amount.

2.3.5.3
With respect to each Fiscal Year (or portion thereof) occurring during the period from the Core ROW Country Launch Date to (but not including) the earlier of (x) the second (2nd) anniversary of the Core ROW Country Launch Date, and (y) the date on which the Company has commenced sales of JV Trucks and JV Truck Replacement Parts in all of the Legacy Countries, if the Company Legacy Profit Amount is less than zero (i.e., a Company loss), and

2.3.5.3.1
if the sum of the Navistar Legacy Profit Amount plus the Company Legacy Profit Amount exceeds the Baseline Legacy Profit Amount, then the Company shall be entitled to receive from Navistar a payment of cash equal to (x) the amount by which the Navistar Legacy Profit Amount plus the Company Legacy Profit Amount exceeds the Baseline Legacy Profit Amount, plus (y) the amount by which the Company Legacy Profit Amount is less than zero (i.e., the amount of the Company loss); or

2.3.5.3.2
if the sum of the Navistar Legacy Profit Amount plus the Company Legacy Profit Amount is equal to or lower than the Baseline Legacy Profit Amount, then the Company shall be entitled to receive from Navistar a payment of cash equal to the amount by which the Company Legacy Profit Amount is less than zero (i.e., the amount of the Company loss).

2.3.5.4
With respect to each Fiscal Year (or portion thereof) occurring during the period from the earlier of (x) the second (2nd) anniversary of the Core ROW Country Launch Date, and (y) the date on which the Company has commenced sales of JV Trucks and JV Truck Replacement Parts in all of the Legacy Countries to (but not including) the tenth (10th) anniversary of the Core ROW Country Launch Date, if the Company Legacy Profit Amount

2.3.5.4.1
is equal to or less than the Baseline Legacy Profit Amount, then (subject to Sections 2.3.5.6 and 2.3.5.7) Navistar shall be entitled to receive from the Company distributions in an amount equal to the Company Legacy Profit Amount;

2.3.5.4.2
exceeds the Baseline Legacy Profit Amount, then (subject to Sections 2.3.5.6 and 2.3.5.7) Navistar shall be entitled to receive from the Company distributions in an amount equal to the Baseline Legacy Profit Amount, and the Company shall retain all profits in excess of the Baseline Legacy Profit Amount; or

2.3.5.4.3	is less than zero, then such loss shall be borne by the Company.

2.3.5.5
For purposes of Sections 2.3.5.2, 2.3.5.3 and 2.3.5.4, with respect to each Fiscal Year (or portion thereof) occurring during the period from the Core ROW Country Launch Date to (but not including) the tenth (10th) anniversary of the Core ROW Country Launch Date, the Members shall determine, in accordance with the procedures and methodologies set forth in Part III of Exhibit B, (a) no later than thirty (30) calendar days following the issuance of unaudited financial statements for each fiscal quarter in such Fiscal Year, the actual Navistar Legacy Profit Amount (if any) and the actual Company Legacy Profit Amount (if any, the “Actual Quarterly Company Legacy Profit Amount”) during such quarter period from sales of JV Trucks and JV Truck Replacement Parts in the Legacy Countries during such quarter period and (b) no later than ninety (90) calendar days following the end of such Fiscal Year (or portion thereof), the actual Navistar Legacy Profit Amount (if any, the “Actual Annual Navistar Legacy Profit Amount”) and the actual Company Legacy Profit Amount (if any, the “Actual Annual Company Legacy Profit Amount”) during such Fiscal Year (or portion thereof) from sales of JV Trucks and JV Truck Replacement Parts in the Legacy Countries during such Fiscal Year (or portion thereof).  Subject to Section 2.3.5.6, all distributions and payments required by Sections 2.3.5.2, 2.3.5.3, and 2.3.5.4 shall be made no later than fifteen (15) days from the receipt of an invoice following the determination of the Actual Annual Navistar Legacy Profit Amount and the Actual Annual Company Legacy Profit Amount.

2.3.5.6
With respect to each fiscal quarter (other than the last fiscal quarter) in each Fiscal Year (or portion thereof) occurring during the period from the earlier of (x) the second (2nd) anniversary of the Core ROW Country Launch Date, and (y) the date on which the Company has commenced sales of JV Trucks and JV Truck Replacement Parts in all of the Legacy Countries to (but not including) the tenth (10th) anniversary of the Core ROW Country Launch Date, if the Actual Quarterly Company Legacy Profit Amount for such quarter period plus any Actual Quarterly Company Legacy Profit Amounts for prior quarter periods in such Fiscal Year that were not distributed to Navistar pursuant to this Section 2.3.5.6 (such amount, the “Aggregate Actual Quarterly Company Legacy Profit Amount”) equals or exceeds $10,000,000, then within fifteen (15) days from the Company’s receipt of Navistar’s invoice following the determination of such Actual Quarterly Company Legacy Profit Amount the Company shall distribute to Navistar the Aggregate Actual Quarterly Company Legacy Profit Amount (any such distribution, a “Quarterly Distribution”); provided, however, that the amount of such Quarterly Distribution shall be reduced by an amount so that when such Quarterly Distribution is aggregated with any prior Quarterly Distributions to Navistar in such Fiscal Year such Quarterly Distribution will not result in Navistar receiving from the Company an aggregate amount of Quarterly Distributions in such Fiscal Year in excess of the Baseline Legacy Profit Amount.

2.3.5.7
For purposes of this paragraph, the amount equal to the Actual Annual Company Legacy Profit Amount less the sum of all Quarterly Distributions to Navistar pursuant to Section 2.3.5.6 in a Fiscal Year, if any, shall hereinafter be referred to as the “Adjusted Annual Company Legacy Profit Amount”.  Notwithstanding anything to the contrary in this Agreement, all annual distributions to Navistar required by Sections 2.3.5.4 and 2.3.5.5 shall be determined using the Adjusted Annual Company Legacy Profit Amount; provided, however, that if the Adjusted Annual Company Legacy Profit Amount is a negative number, then the Company shall be entitled to receive from Navistar, and Navistar shall be required to make to the Company no later than fifteen (15) days from Navistar’s receipt of the Company’s invoice following such determination, a payment of cash equal to the absolute value of the Adjusted Annual Company Legacy Profit Amount.

2.3.6	Non-Core ROW Countries other than Legacy Countries.

2.3.6.1
The Company shall not commence the sale of JV Trucks or JV Truck Replacement Parts in any Non-Core ROW Country other than the Legacy Countries until the Board approves, by Majority Consent, (a) the Company’s branding strategy with respect to such ROW country, (b) a list of those particular Navistar Truck Models (if any) and Caterpillar Truck Models (if any) to be sold by the Company in such ROW country (together with an introduction date for each such model), and (c) the selection of the JV Dealer(s) with respect to such ROW country.

2.3.6.2
Notwithstanding Section 2.3.6.1, if the Company has an opportunity to make a one-time sale of JV Trucks or JV Truck Replacement Parts in any ROW country in which the Company is not otherwise systematically conducting any operations or sales, the Company may make such sale; provided, however, that Majority Consent of the Board shall be required for the Company to make such sale if doing so would require the incurrence of costs and expenses (other than expenditures to purchase inventory of JV Trucks and JV Truck Replacement Parts) of more than $100,000 and such costs and expenses are not already specifically provided for in an Annual Business Plan (it being understood that, for purposes of this proviso, the amount of such costs and expenses shall be deemed to include all costs and expenses incurred by the Company with respect to all one-time sales made by the Company in any ROW country pursuant to this Section 2.3.6.2 during the twelve (12) month period preceding the date on which the Board is presented with the subject one-time sale opportunity); provided, further, however, that, for the avoidance of doubt, if such sale occurs in a Legacy Country, such sale shall be included in the Company Legacy Profit Amount for the quarterly period in which such sale was made.

2.3.7	Sales of Medium Duty COE Trucks.

2.3.7.1	It is the intention of the Members that the Company be in the business of developing, designing, testing, manufacturing, assembly, branding, marketing, selling (including providing purchase financing to customers), and distributing and providing product support for (including providing JV Truck Replacement Parts and service for), Medium Duty COE Trucks throughout the ROW. Each Member will use its good faith efforts to make this a successful segment of the Company’s Business throughout the ROW. Notwithstanding the foregoing, on or about four (4) years following the Effective Date, Caterpillar will declare its intention, determined in its sole discretion, as to whether Caterpillar desires the Company to remain in or exit the Medium Duty COE Truck Business in the ROW. If Caterpillar declares that it wants the Company to remain in the Medium Duty COE Truck Business in the ROW, then the Company shall continue in such business. If Caterpillar declares that it wants the Company to exit the Medium Duty COE Truck Business in the ROW, then the Company’s Medium Duty COE Truck Business shall continue for an additional two (2) years, during which time the Members will (i) continue to explore ways to make the Company’s Medium Duty COE Truck Business acceptable to both Members, determined in their sole discretion, and (ii) develop and implement strategies to exit such business. Unless the Board agrees otherwise by Majority Consent, upon the expiration of such two (2) year period, (i) the Company shall cease being in the Medium Duty COE Truck Business in the ROW, (ii) the non-competition and exclusivity provisions of this Agreement, including Sections 9.5, 11.1 and 15.1, shall cease and be of no further force or effect with respect to the Medium Duty COE Truck Business, (iii) Navistar and its Affiliates shall be permitted to sell Navistar-branded Medium Duty COE Trucks through Navistar-branded JV Dealers, including those Affiliated with Caterpillar dealers (provided that Navistar pays Caterpillar a marketing services fee (not to exceed 3% of dealer net sales) as determined by Caterpillar solely in connection with sales of Navistar-branded Medium Duty COE Trucks through Navistar-branded JV Dealers Affiliated with Caterpillar dealers), and (iv) the Board by Majority Consent may determine to sell, distribute or dispose of all Company Intellectual Property and other assets solely to the extent related to the Company’s Medium Duty COE Truck Business.

2.3.7.2	Notwithstanding anything in this Agreement to the contrary, until such time as the Mahindra JV Agreement is amended to permit the Company to market, sell and distribute Medium Duty COE Trucks in regions of the ROW other than COE China, Central America and South America, the Company shall not be permitted to market, sell or distribute, or provide product support for, Medium Duty COE Trucks anywhere in the world other than COE China, Central America and South America. Prior to commencing sales of Medium Duty COE Trucks in COE China, Central America or South America, the President shall prepare and present to the Board a separate business case for the sale of such trucks in such territories. The commencement of sales of Medium Duty COE Trucks in COE China, Central America or South America shall require the Majority Consent of the Board; provided, however, that, notwithstanding anything to the contrary in this Agreement, Navistar may, following notice to and discussion by the Board (but without a requirement for Board approval), commence developing, designing, testing, manufacturing, assembly, branding, marketing, selling, and distributing and providing product support for (including providing replacement parts and service for), Navistar-branded (but not Mahindra-branded or Mahindra JV-branded) Medium Duty COE Trucks for sale solely through Navistar dealers and Navistar-branded JV Dealers that are not Affiliated with Caterpillar dealers in those Legacy Countries listed on Schedule 2.3.5 that are located in Central America or South America and may continue such activities for the period of time permitted under Section 2.3.5 (provided that such Navistar-branded Medium Duty COE Trucks may not use a cab developed or designed by JAC Co. Ltd or its Affiliates or any other Chinese company that enters into a joint venture or similar relationship with the Company, without prior approval by the Board with Majority Consent).

2.3.7.3	Caterpillar shall not be permitted to develop, design, test, manufacture, assemble, brand, market, sell or distribute, or provide product support for, North American Medium Duty COE Trucks in North America except through the Company.

2.3.7.4	Navistar shall be permitted to engage, for its own account, in developing, designing, testing, servicing, manufacturing, assembly, branding, marketing, selling and distributing, and providing product support for, and managing the replacement parts business relating to, North American Medium Duty COE Trucks sold in North America (either, at its option, directly or indirectly by contracting with any Person, including the Company, to perform one or more of such activities), it being understood that, irrespective of whether Navistar performs any or all of such activities directly or indirectly by contracting with another Person, (i) such North American Medium Duty COE Trucks shall not constitute a JV Truck Model, such related replacement parts shall not constitute JV Truck Replacement Parts and such activities to the extent relating to such North American Medium Duty COE Trucks or related replacement parts shall not be deemed to be included in the Business, and (ii) all revenues, expenses, profits and losses arising from such North American Medium Duty COE Trucks or related replacement parts sold in North America and the conduct of such activities by Navistar shall be entirely for the account of Navistar (and not for the Company or Caterpillar). Navistar may, at its option, require the Company to perform some or all of the development, designing, testing, manufacturing, and assembly of such North American Medium Duty COE Trucks pursuant to a development services agreement and a truck sales agreement (as applicable), in the forms to be agreed to by both Members, which forms shall be substantially similar to the Master Development Services Agreement and the Post-Termination Truck Sales Agreement respectively, as well as a post-termination North America COE development services agreement and a post-termination North America COE truck sales agreement, and the Parties hereby agree to negotiate in good faith regarding the pricing terms thereof; provided, however, that the terms of any such development services agreement shall provide that Navistar shall own all rights to any Intellectual Property developed thereunder.

2.3.7.5	Neither Member shall sell unique replacement parts for the other Member’s brand of Heavy Duty COE Trucks in North America to any Navistar or Caterpillar (as applicable) dealer. Navistar shall adopt and implement policies, processes, and systems to (i) monitor, to the extent practicable, the end-user customers to which replacement parts for Navistar-branded North American Medium Duty COE Trucks are sold, and (ii) encourage Navistar’s dealers to sell such replacement parts to end-user customers for use only in trucks other than Caterpillar-branded Vocational Heavy Duty COE Trucks in North America. If, at any time during the term of this Agreement, Caterpillar reasonably believes in good faith that Navistar’s dealers have, in fact, sold such replacement parts to end-user customers for use in Caterpillar-branded Vocational Heavy Duty COE Trucks in North America, (A) the Members shall cooperate with each other in furtherance of investigating such matter and, subject to applicable law, taking appropriate corrective actions, and (B) in the event that a material amount of such sales did, in fact, occur, bring such matter to the Board to determine any appropriate remediation action it deems necessary.

2.3.8	Sales of Heavy Duty COE Trucks.

2.3.8.1	Subject to the terms set forth in this Section 2.3.8, Navistar may at anytime require the Company to develop, design, test, manufacture, and assemble Heavy Duty COE Trucks and replacement parts therefor for, and sell to, Navistar for re-sale in North America. In such event, subject to the terms set forth in this Section 2.3.8, Caterpillar may at anytime thereafter require the Company to develop, design, test, manufacture, and assemble Vocational Heavy Duty COE Trucks and replacement parts therefor for, and sell to, Caterpillar for re-sale in North America; provided, however, that such Vocational Heavy Duty COE Trucks must be appropriately brand differentiated from the Heavy Duty COE Trucks being sold by Navistar in North America. Notwithstanding the foregoing, (i) upon Board approval with Majority Consent or (ii) in the event that the market share of Vocational Heavy Duty COE Trucks (but only with respect to the high cab over engine segment) is equal to or greater than ten percent (10%) of the total market share of Vocational Heavy Duty Trucks in North America (as determined using independent third party market share data), subject to the terms set forth in this Section 2.3.8, Caterpillar may at anytime thereafter require the Company to develop, design, test, manufacture, and assemble Vocational Heavy Duty COE Trucks and replacement parts therefor for, and sell to, Caterpillar for re-sale in North America; provided, however, that such Vocational Heavy Duty COE Trucks must be appropriately brand differentiated from any Heavy Duty COE Trucks being sold by Navistar in North America. Notwithstanding anything to the contrary in this Agreement, Caterpillar and its Affiliates shall not sell any Vocational Heavy Duty COE Truck to military customers (including sales through sales and resale agents, procurement agents, prime contractors, and subcontractors where such sales are for use exclusively by military customers) anywhere in the world.

2.3.8.2	None of Navistar, Caterpillar or any of their 5% Affiliates may (i) develop or design Heavy Duty COE Trucks for sale in North America except through the Company or (ii) manufacture, assemble, brand, market, sell, distribute, or provide product support for, any Heavy Duty COE Trucks in North America that were not developed and designed by or through the Company. Such Heavy Duty COE Trucks shall not constitute a JV Truck Model and related replacement parts therefor shall not constitute JV Truck Replacement Parts and such activities to the extent relating to such Heavy Duty COE Trucks or related replacement parts shall not be deemed to be included in the Business, and (ii) all revenues, expenses, profits and losses arising from such Heavy Duty COE Trucks or related replacement parts sold in North America and the conduct of such activities by such Member shall be entirely for the account of such Member (and not for the Company or the other Member).

2.3.8.3	In addition to the development and designing of such Heavy Duty COE Trucks, such Member may, at its option, require the Company to also perform some or all of the testing, manufacturing, and assembly of such Heavy Duty COE Trucks pursuant to a development services agreement and a truck sales agreement (as applicable), in the forms to be agreed to by the Members, which forms shall be substantially similar to the Master Development Services Agreement and the Post-Termination Truck Sales Agreement, respectively, as well as a post-termination North America COE development services agreement and a post-termination North America COE truck sales agreement, and shall provide pricing terms of Cost-plus-2.5% (except for development services, which shall be priced at Cost-plus-5%); provided, however, that the terms of any such development services agreement shall provide that such Member shall own all rights to any Intellectual Property developed thereunder; provided, further, however, that the Company may perform such services for Caterpillar only for Vocational Heavy Duty COE Trucks. If such Member requires the Company to perform some or all of the testing, manufacturing, and assembly of such Heavy Duty COE Trucks pursuant to this Section 2.3.8, and such activities require the use of any machinery, equipment or tooling that is not already owned by the Company, then at the option of such Member, (a) the Company shall lease such machinery, equipment and tooling from a third party, and such Member shall reimburse the Company for all costs and expenses incurred in connection with such lease or (b) such Member shall lease such machinery, equipment and tooling to the Company (at no cost or expense to the Company).

2.3.8.4	In the event that the Company desires to sell or distribute a Caterpillar Truck in the ROW that has been developed and designed for Caterpillar in North America, Navistar shall sell such Caterpillar Trucks to the Company for re-sale in the ROW pursuant to and upon the terms (including price) set forth in the Truck Sales Agreement.

2.3.8.5	Notwithstanding any other provision of this Agreement, without the Majority Consent of the Board, Navistar shall not sell, contribute, license or otherwise provide any Intellectual Property related exclusively to the Global Eagle cab (or any successor cab) to any third party (including the Mahindra JV) for use in connection with developing, designing, testing, manufacturing, assembly, branding, marketing, selling, or distributing any Medium Duty COE Trucks or Heavy Duty COE Trucks in the ROW.

2.3.9	Mahindra JV Royalties. If Navistar or any of its Affiliates is contractually obligated pursuant to the Mahindra JV Agreement and actually pays the Mahindra JV royalties as a direct result of the sale and distribution by the Company of Medium Duty COE Trucks in the ROW, the Company shall reimburse Navistar on an annual basis (within thirty (30) calendar days following the Company’s receipt of reasonably satisfactory evidence from Navistar verifying such payment) for fifty-one percent (51%) of such royalties actually paid by Navistar to the Mahindra JV during the prior fiscal year of the Mahindra JV.

2.3.10	Mahindra JV Replacement Parts. Navistar shall use its commercially reasonable efforts to (i) limit the Mahindra JV’s sales of replacement parts for Medium Duty Trucks and Heavy Duty Trucks in the ROW to those that are reasonable in relation to the volume of Medium Duty Trucks and Heavy Duty Trucks sold by the Mahindra JV prior to such replacement parts sales, and (ii) cause the Mahindra JV to adopt and implement policies, processes and systems to (x) monitor, to the extent practicable, the end-user customers to which such replacement parts are sold, and (y) encourage the Mahindra JV’s dealers to sell such replacement parts to end-user customers for use only in Medium Duty Trucks and Heavy Duty Trucks sold by the Mahindra JV in the ROW. If, at any time during the term of this Agreement, Caterpillar reasonably believes in good faith that the Mahindra JV’s dealers have, in fact, sold such replacement parts to end-user customers for use in trucks other than as permitted above, (A) the Members shall cooperate with each other, and Navistar shall use its commercially reasonable efforts to cause the Mahindra JV to cooperate with the Members, in furtherance of investigating such matter and, subject to applicable law, taking appropriate corrective actions, and (B) in the event that a material amount of such sales did, in fact, occur, bring such matter to the Board to determine any appropriate remediation action it deems necessary.

2.4	Formation of Subsidiaries

The Parties agree and acknowledge that, under certain circumstances, upon Majority Consent of the Board in accordance with Section 5.13.25, the Company may cause direct or indirect wholly owned subsidiaries of the Company to be organized under the laws of the United States or any other jurisdiction.  For purposes of this Agreement, the business and affairs of the Company shall be deemed to include the business and affairs of each such subsidiary, and any reference in this Agreement to the Company shall be deemed to include all of its direct and indirect wholly owned subsidiaries (unless the context explicitly requires a different interpretation).  The governing documents of each such subsidiary shall be drafted in such a manner so as to effectively provide that the business and affairs of such subsidiary shall be managed in accordance with the provisions of this Agreement as if such business and affairs were the business and affairs of the Company.

2.5	Modifications to Structure

In determining the scope of the Business under Section 2.1 and in preparing any Annual Business Plan or any Rolling Business Plan under Section 2.2, each of Caterpillar and Navistar shall cause its respective Representatives to use their commercially reasonable efforts to adapt the structure and manner in which the Company does business to take into account evolving legal, regulatory, and business considerations affecting the Company or either Member, including changes that are needed by either Member, so long as the costs of any such change are borne (a) solely by either Member, as applicable (in the case of a benefit to only such Member) or (b) proportionately by both Members (in the case of a benefit to both Members), and the aggregate economic interests of the Members are not altered as a result of such structure.  Without limiting the generality of the foregoing, the Parties shall cooperate in determining whether, in certain circumstances, the Company should arrange for separate and distinct legal entities to conduct (i) that portion of the Business relating to all or any part of developing, designing, testing, manufacturing, assembly, branding, marketing, selling, and distributing JV Trucks (on the one hand) and (ii) the provision of product support and other services relating to JV Trucks (on the other hand).

3.	CAPITAL STRUCTURE; FINANCING; DISTRIBUTION POLICY

3.1	Initial Contributions; Percentage Interests

3.1.1
Each of Caterpillar and Navistar (i) shall be obligated to make a cash Capital Contribution to the Company on September 10, 2009, in an amount equal to one-half of all Annual Business Plan Capital Contribution Commitments scheduled to occur on such date, and (ii) shall be obligated to make an additional cash Capital Contribution to the Company on the Core ROW Country Launch Date in an amount equal to one-half of all Annual Business Plan Capital Contribution Commitments scheduled to occur on such date (or such other amount as may be agreed by the Unanimous Consent of the Members).

3.1.2
Each Member’s percentage interest (the “Percentage Interest”) in the Company, calculated based solely on such Member’s Capital Contribution (excluding any Capital Contribution made by Navistar pursuant to Section 2.3.5.3), shall initially be the amount set forth opposite such Member’s name on Schedule 3.1.2, as may be amended, modified, or supplemented from time to time pursuant to the terms of this Agreement with Unanimous Consent of the Members.

3.2	Additional Contributions and Funding

3.2.1
No Obligation.  Except (a) as set forth in Section 2.2, this Section 3.2, Section 5.13.34, or the Initial Annual Business Plan, (b) for any Capital Contribution Commitments or Loan Commitments for the period from the Effective Date through the first thirty-six (36) months following the Effective Date, (c) for any Capital Contribution Commitments or Loan Commitments set forth in any Annual Business Plan, or (d) for any Capital Contribution Commitments or Loan Commitments set forth in any Rolling Business Plan (in the case of each of clauses (c) and (d), as approved by the Board upon Majority Consent), or as approved by the Board upon Majority Consent, no Member shall be obligated or permitted to make any additional Capital Contribution or to loan any funds to the Company.

3.2.2
Majority Consent; Annual Business Plan.  The Board, upon Majority Consent, may require the Members to make a Capital Contribution to the Company or loan funds (pursuant to the terms of the Intercompany Promissory Note) to the Company on a pro rata basis in accordance with the Percentage Interest of each Member or, as applicable, on some other basis as determined by the Board by Majority Consent.  Furthermore, any amount that is required to be provided to the Company as a Capital Contribution Commitment or Loan Commitment pursuant to an Annual Business Plan or a Rolling Business Plan shall be funded by the Members on a pro rata basis in accordance with the Percentage Interest of each Member at the time such funding is required by such Annual Business Plan or such Rolling Business Plan, except to the extent the Board determines by Majority Consent such amount shall be funded in a different proportion (it being understood that such amount shall be funded as a Capital Contribution unless the Board determines by Majority Consent that such amount shall be funded as a loan).

3.2.3
Failure to Fund Approved Capital Contribution Commitment or Loan Commitment.  If a Member fails to fund a Capital Contribution Commitment or a Loan Commitment that is required to be funded by such Member pursuant to this Agreement, then the following provisions of this Section 3.2.3 shall apply:

3.2.3.1	with regard to the non-defaulting Member’s Capital Contribution Commitment or Loan Commitment, no later than the date that is ten (10) calendar days following the date on which such Capital Contribution Commitment or Loan Commitment was required to be funded (the “Required Funding Date”), the non-defaulting Member shall have the option, exercisable in its sole discretion, to take any of the following actions:

3.2.3.1.1	in the case of a Loan Commitment, requiring the Company to return to such non-defaulting Member the amount of such Loan Commitment that such non-defaulting Member so funded to the Company pursuant to the terms of this Agreement, it being understood that the amount so returned shall include both the principal amount of the loan and the interest accrued under the terms of applicable Intercompany Promissory Note through the date of payment, and such Intercompany Promissory Note shall be cancelled upon the receipt of such amount by such non-defaulting Member;

3.2.3.1.2	in the case of a Loan Commitment, leaving in the Company the entire amount of such Loan Commitment already funded to the Company pursuant to the terms of this Agreement (in which case each of the Intercompany Promissory Notes pertaining to such Loan Commitment shall remain in full force and effect in accordance with their terms);

3.2.3.1.3	in the case of a Capital Contribution Commitment, requiring the Company to return to such non-defaulting Member the entire amount of such Capital Contribution Commitment that it so funded to the Company; and

3.2.3.1.4	in the case of a Capital Contribution Commitment, leaving in the Company the entire amount of any portion of such Capital Contribution Commitment already funded to the Company by such non-defaulting Member, for credit to such non-defaulting Member’s Capital Account, and the Percentage Interests of each Member shall be adjusted in the manner described in Section 3.2.6 based on the Fair Value of the Company as of the Required Funding Date; and

3.2.3.2	with regard to the defaulting Member’s Capital Contribution Commitment or Loan Commitment, at any time following the date that is ten (10) calendar days following the Required Funding Date, the non-defaulting Member shall have the option, exercisable in its sole discretion, to take one or none of the following actions (it being understood that the non-defaulting Member shall not be entitled to take any of the following actions if such non-defaulting Member took any of the actions described in Section 3.2.3.1.1 or Section 3.2.3.1.3):

3.2.3.2.1	with the consent of the defaulting Member, making a loan (a “Member Loan”) to the defaulting Member (in an amount equal to the defaulting Member’s Capital Contribution Commitment or Loan Commitment), which such loan shall bear an interest rate of fifteen percent (15%), mature on the two-year anniversary of the Required Funding Date and otherwise contain terms that are substantially similar to the terms set forth in the Intercompany Promissory Note in order to enable the defaulting Member to make such required Capital Contribution Commitment or Loan Commitment to the Company, and if the defaulting Member does not repay such loan in accordance with its terms, at the lending Member’s option, (a) the lending Member shall be entitled to terminate this Agreement in accordance with Section 21.2.4, or (b) such loan shall convert into a Capital Contribution by the lending Member to the Company, creditable to such lending Member’s Capital Account, and the Percentage Interests of each Member shall be adjusted in the manner described in Section 3.2.6 based on the Fair Value of the Company as of the maturity date of such Member Loan; and

3.2.3.2.2	making directly to the Company, for credit to such non-defaulting Member’s Capital Account, a Capital Contribution in the amount of such defaulting Member’s required Capital Contribution Commitment or Loan Commitment, and the Percentage Interests of each Member shall be adjusted in the manner described in Section 3.2.6 based on the Fair Value of the Company as of the time at which such Capital Contribution is made (such contributing Member referred to as the “Contributing Member” and each such contribution, a “Substitute Contribution”); provided, however, if the non-Contributing Member (the “Non-Contributing Member”) fails to, within two (2) years following the Required Funding Date pertaining to such Capital Contribution Commitment or Loan Commitment, exercise its option to purchase, pursuant to Section 3.2.5, that portion of the Membership Interest of the Contributing Member pertaining to such Contributing Member’s Substitute Contribution, then the Contributing Member shall be entitled to terminate this Agreement in accordance with Section 21.2.4.

For the avoidance of doubt, a defaulting Member’s failure to fund a Capital Contribution Commitment or a Loan Commitment that is required pursuant to this Agreement shall not, in and of itself, constitute a Material Breach, and the non-defaulting Member shall not be entitled to terminate this Agreement in accordance with Section 21.2.4 with respect to such failure to fund such particular Capital Contribution Commitment or Loan Commitment; provided, that the foregoing shall not prohibit the non-defaulting Member from exercising its rights under, as applicable, (i) clause (a) or clause (b) of Section 3.2.3.2.1 above, or (ii) the proviso in Section 3.2.3.2.2 above.

3.2.4
Funding Methodology.  Each Member required under Sections 3.2.2 or 5.13.34, any Annual Business Plan or Rolling Business Plan (in each case as approved by the Board upon Majority Consent, other than with regard to the Initial Annual Business Plan and the Initial Rolling Business Plan, in each case as of the Effective Date), or otherwise by the Board upon Majority Consent to make a contribution of cash to the capital of the Company or to loan funds to the Company, as applicable, shall transfer to the Company’s account an amount in cash (by wire transfer of immediately available funds) equal to the Percentage Interest of such Member (or such other amount determined by Majority Consent of the Board expressed as a percentage), multiplied by the aggregate amount required to be contributed or loaned, as applicable, to the Company on the date specified in the applicable Annual Business Plan, the Rolling Business Plan, or otherwise by the Board upon Majority Consent.

3.2.5
Purchase Option.  If a Contributing Member makes a Capital Contribution pursuant to Section 3.2.3.2.2, the Non-Contributing Member shall have the right to, at any time prior to the two-year anniversary of the Required Funding Date associated with such Substitute Contribution, exercisable by giving written notice to the Company and the Contributing Member (the “Exercise Notice”), elect to purchase that portion of the Contributing Member’s Membership Interest pertaining to such Contributing Member’s Substitute Contribution for the Repurchase Price on the terms and conditions set forth in this Section 3.2.5 (the “Purchase Option”).  If the Non-Contributing Member does not exercise the Purchase Option within the time period set forth in the preceding sentence and then consummate such Purchase Option in accordance with this Section 3.2.5, the Contributing Member shall be entitled to terminate this Agreement in accordance with Section 21.2.4.  If the Non-Contributing Member exercises the Purchase Option, the Members shall use commercially reasonable efforts to consummate the closing of the transactions contemplated by such Purchase Option no later than thirty (30) calendar days following the date of delivery of the Exercise Notice, at which such closing the Non-Contributing Member shall pay to the Contributing Member an amount in cash equal to the Repurchase Price and automatically and without any action on the part of the Members or the Company, the Contributing Member’s Substitute Contribution shall be cancelled and deleted from such Contributing Member’s Capital Account.

3.2.6	Percentage Interest Adjustment. For purposes of adjusting the Percentage Interest of each Member under Section 3.2.3:

3.2.6.1	the defaulting Member shall have a Percentage Interest immediately following such adjustment equal to the percentage determined by dividing (a) the product of (i) its Percentage Interest immediately prior to such adjustment and (ii) the Fair Value of the Company immediately prior to such adjustment, by (b) the sum of (i) Fair Value of the Company immediately prior to such adjustment and (ii) the amount of the Capital Contribution made by the non-defaulting Member at the time of such adjustment; and

3.2.6.2	the non-defaulting Member shall have a Percentage Interest equal to one hundred percent (100%) less the amount determined in Section 3.2.6.1.

Upon the consummation of an exercise of the Purchase Option pursuant to Section 3.2.5, if applicable, the defaulting Member’s Percentage Interest shall be adjusted to reflect such purchase, and the non-defaulting Member’s Percentage Interest shall be adjusted to reflect the deletion of the Substitute Contribution from the non-defaulting Member’s Capital Account as provided in Section 3.2.5.

4.	MEMBERS

4.1	No Management by Members

Except as expressly set forth in the Act or this Agreement, the Members shall not have any vote or take any part in the control or management of the Business or have any authority or power to act for or on behalf of the Company in any manner whatsoever.

4.2	Limited Liability

No Member shall be obligated or liable to the Company, any creditor of the Company, or any other Person, for any Liabilities or debts of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a Member, except as specifically set forth herein or as otherwise agreed to in writing by such Member.  Except as required by law, no Member shall be liable to the Company, any other Member, any creditor of the Company, or any other Person for the repayment of amounts received from the Company.  The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its Business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members or the Representatives for Liabilities or debts of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a Member or Representative.

4.3	Withdrawal or Resignation

Except as provided in Section 19 or 21, no Member shall have the right to withdraw or resign as a Member.  No Member shall take any voluntary action that would result in dissolution of the Company pursuant to the Act.

4.4	Meetings

Regular meetings of the Members may be held without notice at such time and at such place as shall from time to time be determined by the Members by Unanimous Consent.  The Company may, but shall not be required to, hold an annual meeting of the Members.  The President or any Representative, unless otherwise prescribed by law, may call special meetings of the Members for any purpose.  Unless otherwise determined by the Members by Unanimous Consent, all meetings of the Members shall be held at the Company’s principal place of business.  Members may participate in any regular or special meeting of the Members by means of conference telephone or similar communications equipment pursuant to which all Persons participating in the meeting can hear each other or by any other means permitted by the Act, and such participation shall constitute presence in person at such meeting.  Except as provided herein, written notice stating the place, day, and hour of a special meeting of the Members and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) or more than sixty (60) calendar days before the date of a special meeting to each Member, subject to such shorter notice as an emergency situation shall reasonably dictate.  No actions other than those specified in the notice may be considered at a special meeting of the Members unless such consideration is approved by Unanimous Consent of the Members.  Notwithstanding anything to the contrary in this Agreement, if all of the Members shall meet at any time and place and determine by Unanimous Consent to hold a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.  Accurate minutes of any meeting of the Members shall be taken and filed with the minute books or other records of the Company.  Promptly thereafter, the Secretary shall provide a copy of such minutes to the Members.

4.5	Proxies

At all meetings of the Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact.  Such proxy shall be filed with the Secretary of the Company before or at the time of the meeting.

4.6	Action by Members without a Meeting

Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the action is authorized or approved by a written consent describing the action taken, signed by all Members, and delivered to the Company for inclusion in the minute books or for filing with the Company records.  A written consent may be delivered by fax or other electronic means and there shall be no requirement for maintaining original executed counterparts in the minute books or other records of the Company.  Any such action by written consent shall be sent to each Member within five (5) calendar days after the consent is executed and filed in the minute books or with the Company records.

4.7	Waiver of Notice

When any notice of a meeting of the Members is required to be given to any Member, a waiver thereof in writing signed by or on behalf of the Member entitled to such notice, whether before, at, or after such meeting, or such Member’s presence at such meeting, shall be equivalent to the giving of such notice.

4.8	Actions Requiring Unanimous Member Consent

Notwithstanding anything to the contrary in this Agreement, no decisions or actions involving the Company as enumerated below shall be made or taken, as applicable, without Unanimous Consent of the Members:

4.8.1
except as otherwise set forth in this Agreement, (a) the sale or issuance to any Person (including any Member or its Affiliates) of any equity interests in the Company or options to purchase equity interests in the Company (or any other securities, options, warrants, debentures, or other rights to acquire, or that are convertible into, equity interests in the Company), or (b) the adjustment of the Percentage Interests held by the Members;

4.8.2	except as provided in Section 19.2, the admittance of new Members;

4.8.3	the place and time of Member meetings held without notice;

4.8.4	except as provided in Section 21, the voluntary liquidation, dissolution, or winding up of the Company or the initiation of any bankruptcy proceedings involving the Company;

4.8.5
any merger, consolidation, or conversion of the Company with or into any other Person, or, except as provided in Section 21, the Transfer (by lease, assignment, sale, or otherwise), or proposal to Transfer, all or substantially all of the Company’s assets in a single transaction or through a series of related transactions;

4.8.6	any change in the size of the Board;

4.8.7	any amendment of this Agreement or the Certificate of Formation of the Company attached as Exhibit A;

4.8.8	any action by the Company to modify, amend, terminate, or replace, or grant any waiver under, any of the Related Agreements;

4.8.9	the registration of any securities of the Company with the U.S. Securities and Exchange Commission or the listing of any securities of the Company on any stock exchange or over-the-counter market;

4.8.10	any action by the Members taken without a meeting of the Members;

4.8.11	the extension of the term of this Agreement pursuant to Section 21.1;

4.8.12	any other decision of the Company set forth in this Agreement expressly requiring Unanimous Consent of the Members; and

4.8.13	the agreement or commitment to do any of the foregoing.

4.9	Other Activities

Subject to Section 15, each Member and its Affiliates may engage in or possess an interest in all business ventures of every nature and description, independently or with others, even if such activities compete directly with the business of the other Member and its Affiliates, and neither the Company nor the other Member shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived from them.

4.10	Deficit Upon Liquidation

Upon liquidation as provided in Section 21, none of the Members shall be liable to the Company for any deficit in its Capital Account, nor shall such deficits be deemed assets of the Company.

4.11	Company Property; Membership Interests

All property owned by the Company, whether real or personal, tangible or intangible, and wherever located, shall be deemed to be owned by the Company and no Member, individually, shall have any ownership of such property.  The Membership Interests shall constitute personal property.

5.	BOARD OF REPRESENTATIVES

5.1	Board

Except as otherwise set forth in this Agreement, the Business and affairs of the Company shall be managed by or under the exclusive direction of the Board.  The Board shall consist of eight (8) Representatives, four (4) of whom shall be appointed by Caterpillar (which appointees shall not be an officer or employee of the Company or an employee of Caterpillar or one of its Affiliates who is seconded to the Company), and four (4) of whom shall be appointed by Navistar (which appointees shall not be an officer or employee of the Company or an employee of Navistar or one of its Affiliates who is seconded to the Company).  Each Representative shall be authorized to act on behalf of the Member appointing such Representative for all purposes of this Agreement, and all actions taken by such Representative shall be binding on such Member.  Caterpillar’s initial appointees shall be George Harold Taylor, Jr., Douglas Ray Oberhelman, Bradley L. Halverson and Gary Albert Stroup.  Navistar’s initial appointees shall be Dee Kapur, Philip Christman, Matthew Foulston and Eric Tech.  Each of the Representatives shall be authorized to appoint a proxy to participate for him or her on all actions of the Board.  Any such proxy shall be filed with the Secretary at or prior to the meeting at which any action is taken pursuant to such proxy.

5.2	Chairman

The initial chairman of the Board shall serve from the Effective Date through (but not including) the one (1) year anniversary of the Core ROW Country Launch Date.  Each subsequent chairman of the Board shall serve a twelve (12) month term.  The initial chairman of the Board shall be Douglas Ray Oberhelman.  The next chairman of the Board shall be, in Navistar’s discretion, one of the four (4) Representatives appointed by Navistar with respect to such period.  Caterpillar and Navistar shall thereafter rotate each twelve (12) month term in determining which of its respective four (4) Representatives shall serve as chairman of the Board.  The role of the chairman is to chair the meetings of the Board.

5.3	Required Vote

The affirmative vote of a majority of all of the Representatives comprising the Board (and not, for the avoidance of doubt, a majority only of the Representatives in attendance at a particular Board meeting) shall be the act of the Board, unless the vote of a greater proportion of the Representatives comprising the Board is otherwise required by this Agreement or the Act.

5.4	Term and Removal; Resignation of Representatives

5.4.1
Term and Removal.  Representatives shall serve in such capacity until their death, disability, resignation, or removal.  The Member appointing a Representative shall at any time be entitled to remove and replace such Representative, with or without cause.  The Member replacing such Representative shall promptly deliver a copy of the notice of such removal and replacement to such Representative, the Board and the other Member.  Removal shall be effective upon receipt of the written notice of such removal by each of such Representative, the Board and the other Member.

5.4.2
Resignation.  Any Representative may resign at any time by giving written notice to the Board and each Member.  The resignation of any Representative shall take effect upon receipt of such notice by the Board and each Member or at such later time as shall be specified in the notice.

5.5	Vacancies

If a vacancy occurs as a result of the death, disability, resignation, or removal of a Representative, the Member appointing such Representative shall promptly, and in any event no later than the next regularly scheduled meeting, appoint a replacement Representative.

5.6	Authority of the Representatives

Unless authorized to do so by this Agreement or by the Board in accordance with the provisions of this Agreement, no Representative shall have any power or authority to bind the Company in any way, to act as an agent of the Company, to pledge the Company’s credit, or to render the Company liable for any purpose.

5.7	No Reimbursement for Expenses or Compensation

The Representatives shall not be entitled to reimbursement from the Company for costs and expenses incurred in connection with the management of the Company and in attending Board meetings.  Such expenses may be reimbursed by the Member appointing such Representatives, in the sole discretion of such Member.  The Representatives shall not receive any compensation or salaries from the Company for performing their duties.

5.8	Meetings

Unless otherwise agreed to by the Board by Majority Consent, regular meetings of the Board shall be held bi-monthly, and all such meetings shall be held at the Company’s principal place of business or at such other place determined by the Board by Majority Consent.  Representatives may participate in any regular or special meeting of the Board by means of conference telephone or similar communications equipment pursuant to which all Persons participating in the meeting can hear each other or by any other means permitted by the Act, and such participation shall constitute presence in person at such meeting.  Unless otherwise prescribed by law, special meetings of the Board shall be held whenever called by any Representative.  Written notice stating the place, day, and hour of a special meeting and the purpose or purposes for which the meeting is called shall be delivered not less than forty-eight (48) hours before the time of a special meeting to each Representative, subject to such shorter notice as an emergency situation shall reasonably dictate.  No actions other than those specified in the notice may be considered at a special meeting of the Board unless such consideration is approved by Majority Consent of the Board.  Notwithstanding anything to the contrary in this Agreement, if all of the Representatives shall meet at any time and place and determine by Majority Consent to hold a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.  Accurate minutes of any meeting of the Board shall be taken and filed with the minute books or other records of the Company.  Promptly thereafter, the Secretary shall provide a copy of such minutes to the Members.

5.9	Action by Written Consent

Any action required or permitted to be taken at a meeting of the Board, or of any committee thereof, may be taken without a meeting if the action is authorized or approved by a written consent describing the action taken, signed by all of the Representatives comprising the Board, and delivered to the Company for inclusion in the minute books or for filing with the Company records.  A written consent may be delivered by fax or other electronic means and there shall be no requirement for maintaining original executed counterparts in the minute books or other records of the Company.

5.10	Waiver of Notice

When any notice of a meeting of the Board is required to be given to any Representative, a waiver thereof in writing signed by the Representative entitled to such notice, whether before, at, or after such meeting, or such Representative’s presence at such meeting, shall be equivalent to the giving of such notice.

5.11	Committees

By a resolution adopted with Majority Consent of the Board, the Board may designate such committees as the Board shall determine and shall prescribe the manner in which proceedings of such committees shall be conducted.  The provisions of this Agreement with respect to notice and conduct of meetings of the Board shall govern meetings of committees of the Board.  In resolutions adopted with Majority Consent of the Board authorizing any committee, the Board shall specify the authority of any such committee, subject to any limitations imposed by the Act.

5.12	Limitation of Liability of Representatives

The Liabilities and debts of the Company, whether arising in contract, tort, or otherwise, shall be solely the Liabilities and debts of the Company, and no Representative shall be obligated personally for any such Liability or debt of the Company solely by reason of being a Representative, except as otherwise required by law.  No Representatives shall owe a fiduciary duty to the Company or to a Member not appointing such Representative, except for the implied contractual covenant of good faith and fair dealing provided for under the Act.  Without limiting the generality of the foregoing, except as otherwise required by the Act or any other applicable law, in taking any action with respect to the Company (including determining whether to vote in favor of or against a matter requiring Majority Consent of the Board), each Representative is obligated to consider only the interests of the Member that appointed such Representative to the Board.

5.13	Actions Requiring Majority Consent of Board

Notwithstanding anything to the contrary in this Agreement, no decisions or actions involving the Company enumerated below (other than any such decision that is already provided for in this Agreement or in any Related Agreement) shall be made or taken, as applicable, without Majority Consent of the Board:

5.13.1
other than with regard to the Initial Annual Business Plan and the Initial Rolling Business Plan, in each case as of the Effective Date, adoption of each Annual Business Plan and each Rolling Business Plan and all changes thereto, including all changes to the Initial Annual Business Plan and the Initial Rolling Business Plan contemplated by Section 2.3.3;

5.13.2	any change in the policy of the Company relating to distributions to the Members, including any amendment to or modification of Section 18;

5.13.3	the declaration of any distribution to the Members not in accordance with the Company’s policy relating to distributions to the Members or any of the provisions of this Agreement;

5.13.4
other than with respect to Related Agreements, which are addressed in Section 4.8.8, any transaction or series of related transactions between the Company (on the one hand) and Caterpillar or Navistar or one of their respective Affiliates (on the other hand) (including the entering into, amendment or modification of any agreement between the Company and Caterpillar, Navistar, or one of their respective Affiliates);

5.13.5
except as set forth in Section 5.14, any transaction or series of related transactions between the Company (on the one hand) and any Representative or officer or employee of the Company (on the other hand) (including the entering into, amendment or modification of any agreement between the Company and any Representative or officer or employee of the Company), except, with respect to officers and employees of the Company, for any employment agreement, employee benefit plan or any other arrangement relating to their employment;

5.13.6
capital expenditures that would result (together with any prior capital expenditures in any Fiscal Year) in the relevant amount set forth in the Annual Business Plan being exceeded by more than ten percent (10%) of such amount in such Fiscal Year;

5.13.7
any lease of personal property by the Company that would result (together with any prior leases in any Fiscal Year) in the relevant amount set forth in the Annual Business Plan being exceeded by more than ten percent (10%) of such amount in such Fiscal Year;

5.13.8
except as set forth in Section 21, any disposition of assets by the Company (including by lease from the Company), other than the sale or lease of JV Trucks and JV Truck Replacement Parts in the ordinary course of business, that would result (together with any prior dispositions in any Fiscal Year) in the relevant amount set forth in the Annual Business Plan being exceeded by more than ten percent (10%) of such amount in such Fiscal Year;

5.13.9
any pledge or hypothecation of, or grant of any lien or other encumbrance on, assets of the Company (together with any such prior pledges, hypothecations, liens, or other encumbrances) for an aggregate consideration in excess of $100,000;

5.13.10
except as set forth in Sections 3.2 and 5.13.34, any arrangement relating to the creation of indebtedness of the Company for borrowed money (other than trade payables in the ordinary course of business) (a) that (together with any prior indebtedness) would result in the relevant aggregate indebtedness amount set forth in the Annual Business Plan being exceeded, or (b) on terms materially different than the terms for such indebtedness contemplated by the Annual Business Plan;

5.13.11
any real property leasehold commitment, contract, agreement, or other arrangement involving consideration or the creation of a liability, contingent or otherwise, that (together with any prior payments of consideration or incurrence of liability in any Fiscal Year under any such commitment, contract, agreement, or other arrangement) would result in the relevant amount set forth in the Annual Business Plan being exceeded by more than ten percent (10%) of such amount in such Fiscal Year;

5.13.12
except as expressly provided in this Agreement (including Section 14), the entering into of any contract by the Company relating to the licensing or transfer of ownership of, or granting of rights to, any Intellectual Property of the Company to another Person (other than a direct or indirect wholly owned subsidiary of the Company);

5.13.13
subject to Section 6, the appointment or removal of the President, the CFO, the Secretary, or any other officer designated by the Board (which designation, in any case, shall be pursuant to Section 6.2);

5.13.14	any guarantee of the payment of any money by or debt of, or the performance of any other obligation of, another Person, in excess of $50,000, individually or in the aggregate;

5.13.15
except as set forth in Section 5.15, the waiver, release, or abandonment of any legitimate right or claim against any Person (including any Member or Affiliate thereof) potentially liable to the Company for an amount in excess of $250,000;

5.13.16
except as set forth in Section 5.15, the initiation or settlement, or any material decision relating to the prosecution or defense, of any lawsuit, arbitration, administrative proceeding, or other legal claim involving an amount at issue in excess of $250,000;

5.13.17	the grant of any general power of attorney or other unlimited authority to act on behalf of or in the name of the Company;

5.13.18	the Gross Asset Value of any in-kind contribution made in lieu of cash as consideration for an equity interest in the Company;

5.13.19	the redemption, purchase, or other acquisition of any outstanding equity interest in the Company;

5.13.20	the execution, modification, extension, renewal, or termination of any material contract, lease, or other agreement outside the ordinary course of business of the Company;

5.13.21
any material change in the nature or scope of the Business conducted by the Company, including the commencement of any new line of business or the conduct of any business not contemplated by this Agreement;

5.13.22	the delegation by the Board of any of its powers (provided, that such delegation shall not relieve the Board of its obligations with respect thereto);

5.13.23
other than with respect to the consummation of the transactions contemplated by the NITSA Acquisition Agreement, the purchase or other acquisition or the sale or other disposition of any equity or debt securities of another Person, or the entering into of a joint venture, partnership, or similar arrangement between the Company and another Person;

5.13.24	other than with respect to the NITSA Asset Acquisition Alternative, the purchase or other acquisition of all or substantially all of the assets, or any line of business, of another Person;

5.13.25
the establishment of any direct or indirect subsidiary of the Company, or the issuance, Transfer, pledge, or encumbrance of any equity or debt securities of any direct or indirect subsidiary of the Company;

5.13.26	any change in the Company’s name or use of a fictitious name;

5.13.27	the establishment, approval, or material modification of any benefit or incentive plans for employees of the Company;

5.13.28
any decision related to the compensation of any officer set forth in Section 6 who is an employee of the Company (and not an employee of Caterpillar, Navistar, or one of their Affiliates who is seconded to the Company);

5.13.29
except as set forth in Section 11.1, the direct sale of JV Trucks by the Company to any Person other than JV Dealers and, to the extent permitted pursuant to Section 11.1.3, Governmental COE Customers and Governmental Conventional Customers;

5.13.30	any loans or advances made by the Company in excess of $50,000, individually or in the aggregate, including intercompany loans and advances to Caterpillar or Navistar;

5.13.31
except as provided in this Agreement, in the Initial Annual Business Plan, in the Initial Rolling Business Plan, or in any subsequent Annual Business Plan or any subsequent Rolling Business Plan adopted by Majority Consent of the Board, the commencement of the manufacture or assembly of any JV Trucks by the Company and the selection of any location for any JV Truck Assembly Facility;

5.13.32
the establishment or modification of JV Truck product development plans (including the attributes and characteristics of current and potential JV Trucks and the objectives relating thereto, the timing of the development of such JV Trucks, and the funding and other resources necessary for the development of such JV Trucks);

5.13.33	the establishment or material modification of the terms of the Company’s standard warranties;

5.13.34
any requirement that the Members make loans or additional Capital Contributions to the Company in addition to those Capital Contribution Commitments and Loan Commitments set forth in the Initial Annual Business Plan, the Initial Rolling Business Plan, or any subsequent Annual Business Plan or any subsequent Rolling Business Plan adopted by Majority Consent of the Board;

5.13.35	the entering into of any futures trading, swap, financial derivative, or other hedging arrangement;

5.13.36
subject to Section 18.12, (a) the selection, change or termination of the Company’s independent auditor, (b) the selection or material change of the accounting methods, methodologies, practices, procedures, or policies utilized by the Company (except for those changes that are required by any new accounting standards or any regulatory requirements), and (c) the approval of the annual financial statements for the twelve (12) month period ended at the end of each Fiscal Year and the financial statements for the twelve (12) month period ended each December 31;

5.13.37
any action, decision, or election made by the Members in connection with taxes (including the preparation and filing of the Company’s federal and state income tax returns, or in directing the actions of the Tax Matters Partner) to the extent the Members do not otherwise agree pursuant to Section 8.2.10 and Article 18;

5.13.38	the establishment of any account with any bank or other financial institution to hold the funds and securities of the Company;

5.13.39	any other decisions of the Company set forth in this Agreement expressly requiring Majority Consent of the Board;

5.13.40	take any action expressly prohibited to be taken by the Company under the Mahindra Waiver; and

5.13.41	the agreement or commitment to do any of the foregoing.

5.14	Indemnification of Representatives, Officers, Employees and Other Agents

The Company shall indemnify and hold harmless the Representatives, officers, employees (including employees of Caterpillar, Navistar, or one of their Affiliates who are seconded to the Company), and other agents of the Company (each an “Indemnitee”) against any Liabilities arising out of any claim, demand, action, suit, or proceeding related to the performance or non-performance of any act concerning the Business or the activities of the Company, if (a) such Indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company (subject to the provisions of Section 5.12), (b) such Indemnitee’s action or inaction does not constitute recklessness, and (c) with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption (i) that such Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, (ii) that such Indemnitee’s action or inaction constitutes recklessness, or (iii) with respect to any criminal action or proceeding, that such Indemnitee had reasonable cause to believe that his or her conduct was unlawful.  Any expenses covered by the foregoing indemnification shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding; provided, that it appears reasonably likely in the good faith judgment of the Board (as determined by Majority Consent) that such Indemnitee is or shall be entitled to indemnification, and provided further that such Indemnitee agrees to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified.

5.15	Control of Certain Legal Proceedings

Notwithstanding anything to the contrary in this Agreement (including Section 5.13.15 and Section 5.13.16), the initiation, prosecution, settlement, and defense of any lawsuit, arbitration, administrative proceeding, or other legal claim by a Member or any of its Affiliates against or involving the Company or any of its direct or indirect wholly owned subsidiaries or by the Company or any of its direct or indirect wholly owned subsidiaries against or involving a Member or any of its Affiliates shall be controlled solely by the Representatives appointed to the Board by the other Member.  Such Representatives shall have the right, to the exclusion of the other Representatives, (a) to manage and control any such lawsuit, arbitration, administrative proceeding, or other legal claim, and (b) to direct the officers and employees of the Company with respect to any such lawsuit, arbitration, administrative proceeding, or other legal claim.

6.	OFFICERS

6.1	Qualifications

Each officer of the Company shall be a natural person.  An officer need not be a resident of the State of Delaware.  No officer of the Company shall be a Representative.  Each of the President and the Chief Financial Officer (“CFO”) shall dedicate all of his business time and attention to the business and affairs of the Company.

6.2	Nomination and Appointment

The officers of the Company shall consist of a President, a CFO, a Secretary, and such other officers as determined by the Board by Majority Consent.  Subject to the selection process set forth in this Section 6.2 with respect to the President, the CFO, and the Secretary, all officers shall be appointed by the Board by Majority Consent.  The initial President, and each subsequent President, shall be nominated by the Representatives appointed by Navistar.  The initial CFO and Secretary, and each subsequent CFO and Secretary, shall be nominated by the Representatives appointed by Caterpillar.  Each nominee for President, CFO and Secretary may be (a) an employee of Navistar, Caterpillar, or the Company, or (b) any other person.  The appointment of a nominee to any officer position of the Company (including any nominee for President, CFO or Secretary) shall be subject to the Majority Consent of the Board, it being understood that each Representative may withhold his approval in his discretion for the appointment of such nominee.  Except as otherwise determined by the Board by Majority Consent, each of the President, the CFO and the Secretary shall serve in such office for a term of three (3) years, or until his or her earlier death, disability, resignation, or, upon the request of the Member nominating such officer, removal by the Board by Majority Consent (it being understood that each Representative may withhold his approval in his discretion for the removal of such officer).  At the end of the three (3) year term of service of each of the President, CFO and Secretary, the Member’s Representatives responsible for selecting the nominee for such office shall designate as the nominee for such office, in their discretion, either the individual who then holds such office or another individual.  If any individual’s term of service as an officer expires prior to the approval of the reinstatement of such individual to such office or the replacement of such individual with another individual for such office, in each case, by the Board by Majority Consent, all management vested in such office pursuant to this Agreement or otherwise by the Board shall be vested in the Board until such reinstatement or replacement is approved by the Board by Majority Consent.

6.3	President

The President shall be the chief executive officer of the Company, and, under the direction and subject to the control of the Board, the President in general shall, subject to Section 5, manage the Business and affairs of the Company and shall see that all orders and resolutions of the Board are carried into effect.

6.4	Chief Financial Officer

The CFO shall have the care and custody of all the funds and securities of the Company.  Subject to Section 5 and as may be otherwise limited by the Board, the CFO may endorse checks, drafts, and other instruments for the payment of money for deposit or collection when necessary or proper and may deposit the same to the credit of the Company in such banks or depositories as the Board may designate from time to time, and the CFO may endorse all financial documents requiring endorsements for or on behalf of the Company.  The CFO may sign all receipts and vouchers for payments made to the Company.  The CFO shall render an account of his or her transactions to the Board or President as the Board or President shall require from time to time.  The CFO shall enter regularly in the books to be kept by him or her for that purpose, a full and adequate account of all monies received and paid by him or her on account of the Company.  The CFO shall also perform, under the direction and subject to the control of the Board and the President, such other duties as may be assigned to him or her from time to time.

6.5	Vice Presidents

Any Vice President nominated and appointed by the Board shall act subject to the direction and control of the President.  Subject to Section 5, each Vice President may execute and deliver any deeds, mortgages, bonds, contracts, or other instruments that the Board or the President has authorized to be executed and delivered, except in cases where the execution and delivery thereof shall be expressly and exclusively delegated to another officer of the Company by the Board or this Agreement, or where the execution and delivery thereof shall be required by law to be executed and delivered by another Person.  In general, each Vice President shall perform all duties as may be prescribed from time to time by the Board.  Each Vice President shall consult with the President in connection with the performance of his or her duties.

6.6	Secretary

The Secretary shall attend all meetings of the Members and of the Board and record correctly the proceedings of such meetings and record all votes in a minute book suitable for such purposes.  The Secretary shall give, or cause to be given, notice of all meetings of the Members and of the Board.  The Secretary shall attest with his or her signature all deeds, conveyances, or other instruments requiring the seal of the Company.  The Secretary shall keep in safe custody the seal, if any, of the Company.  The Secretary shall also perform, under the direction and subject to the control of the Board, such other duties as may be assigned to him or her from time to time.

6.7	Treasurer

Any Treasurer designated and appointed by the Board shall be subject to the direction of the CFO and shall assist the CFO in the performance of his or her duties.  At the direction of the CFO or in the event of his or her absence or disability, the Treasurer shall perform the duties of the CFO.  The Treasurer shall have custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such banks or depositories as may be designated by the CFO or the Board.  The Treasurer shall disburse the funds of the Company as may be ordered by the President, the CFO or the Board, taking proper vouchers for such disbursements, and shall render to the Board at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company.  The Treasurer shall also perform such other duties as may be assigned to him or her from time to time by the CFO or the Board.

6.8	Other Officers

In general, any other officer nominated and appointed by the Board and not otherwise described in Sections 6.3 through 6.7 shall perform all duties as may be prescribed from time to time by the Board and shall be subject to the direction and control of the President in connection with the performance of his or her duties.

6.9	Compensation; Reimbursement of Expenses

The salaries or other compensation of each officer of the Company who is an employee of the Company (and not an employee of Caterpillar, Navistar, or one of their Affiliates who is seconded to the Company) shall be fixed from time to time by the Board, upon Majority Consent, as part of the Annual Business Plan.  The officers of the Company shall be entitled to prompt reimbursement from the Company of all reasonable out-of-pocket expenses incurred in the course of the performance of their duties.

6.10	General Counsel

The initial General Counsel, and each subsequent General Counsel, shall be appointed by the Board by Majority Consent, it being understood that each Representative may withhold his approval in his discretion for any candidate for such position.  The General Counsel may be an employee of Navistar, Caterpillar or the Company.  The initial General Counsel, and each subsequent General Counsel, may be removed for cause by the Representatives appointed by either Member, in which case the Board and the President shall cause the General Counsel to be promptly removed.  If the General Counsel is an employee of Navistar or Caterpillar, the Board will establish guidelines with respect to communications with legal counsel (whether outside or in-house) for the Members.

7.	SECONDED PERSONNEL AND EMPLOYEES

7.1	Initial Staffing Plan

The Company shall be staffed with personnel in accordance with the Initial Staffing Plan agreed to by the Members (the “Initial Staffing Plan”), which sets forth the name and job title of each salaried or management seconded personnel of the Company.  All subsequent staffing plans for the Company (each a “Subsequent Staffing Plan”) shall be incorporated into the Annual Business Plan and the Rolling Business Plan of the Company and shall include (i) each salaried or management direct employee of the Company, (ii) each salaried or management seconded personnel of the Company, and (iii) the approximate number of hourly direct employees of the Company.

7.2	Seconded Personnel

Caterpillar and Navistar shall second, or cause their respective Affiliates to second, to the Company such salaried and management personnel in accordance with the Initial Staffing Plan and all Subsequent Staffing Plans and pursuant to the terms of the applicable Employee Secondment Agreement between the Company (on the one hand) and each of Caterpillar or its Affiliates and Navistar or its Affiliates (on the other hand).  All decisions relating to the identification of any Member employee to be seconded to the Company and the significant terms of such secondment arrangement (including the date on which such employee’s secondment to the Company commences and the duration of such secondment period), to the extent not already set forth in the Initial Staffing Plan or a Subsequent Staffing Plan, or in the applicable Employee Secondment Agreement, shall be determined by the Board by Majority Consent.

7.3	Employees

The Company shall hire such employees in accordance with a Subsequent Staffing Plan, as may be amended by the Board by Majority Consent.  No current employees of either Member shall become direct employees of the Company on the Effective Date.  All decisions relating to the hiring and employment terms of the President or any Company employee who reports directly to the President or whose annual base salary exceeds $150,000, to the extent not set forth in a Subsequent Staffing Plan, shall be determined by the Board by Majority Consent.  The Board, by Majority Consent, shall develop rules and regulations pertaining to its internal affairs and operations and the conduct of employees that shall be compatible with those of Caterpillar and Navistar, and which rules and regulations shall also apply to the seconded personnel.  From and after the commencement of the secondment period provided for in each Employee Secondment Agreement, if the Company advertises any job opening that an employee of Caterpillar or Navistar voluntarily applies for and fills, then upon filling such job opening, such employee shall cease being an employee of Caterpillar or Navistar (as applicable) and shall become a Company employee (it being understood, for the avoidance of doubt, that any employee transfers described in this sentence shall be separate and distinct from the secondment arrangement described in Section 7.2).

7.4	Compensation

The Board shall, upon Majority Consent, develop and implement the initial compensation plans applicable to Company employees and the initial incentive compensation plans applicable to Company employees and Company seconded personnel.  All subsequent compensation plans for the Company shall be incorporated into the Annual Business Plan and the Rolling Business Plan of the Company.  The compensation plans and the incentive compensation plans for the Company employees shall be designed to focus Company employees on achieving the business objectives of the Company.  The incentive compensation plans for the Company seconded personnel shall be designed to focus each seconded individual on achieving both the business objectives of such individual’s employer (i.e., Caterpillar or Navistar, as applicable) and the business objectives of the Company.

7.5	Management Positions

The Members agree to allocate certain initial Company management positions in accordance with Section 6.2 and the Initial Staffing Plan.  Subject to Section 6.2, for subsequent appointments, the President shall nominate replacements for these positions due to death, disability, resignation, retirement, or termination, without regard to Member alignments, which nominations shall be subject to the approval of the Board by Majority Consent.

7.6	Labor and Union Issues

Caterpillar and Navistar shall work to minimize the influence of third parties in the Company work force.  Neither Caterpillar nor Navistar shall agree to any union agreement provisions that limit the ability of either Member or the Company to operate independently.  Caterpillar and Navistar shall work together to coordinate all communication with unions that are related to the formation of the Company.

7.7	Non-Hire

7.7.1
Without the prior written consent of Navistar, neither Caterpillar nor any of its Affiliates shall, directly or indirectly, employ (a) any Navistar employee who is seconded to the Company pursuant to the applicable Employee Secondment Agreement during the period that such Navistar employee is seconded to the Company, or (b) any Company employee during the period that such individual is a Company employee; provided that, in the case of each of clauses (a) and (b), neither Caterpillar nor any of its Affiliates shall be precluded from hiring any such individual who (A) initiates discussions regarding such employment, or (B) responds to any public advertisement, unless the advertisement is undertaken with the intention of violating this Section 7.7.1, placed by Caterpillar or one of its Affiliates.

7.7.2
Without the prior written consent of Caterpillar, neither Navistar nor any of its Affiliates shall, directly or indirectly, employ (a) any Caterpillar employee who is seconded to the Company pursuant to the applicable Employee Secondment Agreement during the period that such Caterpillar employee is seconded to the Company, or (b) any Company employee during the period that such individual is a Company employee; provided that, in the case of each of clauses (a) and (b), neither Navistar nor any of its Affiliates shall be precluded from hiring any such individual who (A) initiates discussions regarding such employment, or (B) responds to any public advertisement, unless the advertisement is undertaken with the intention of violating this Section 7.7.2, placed by Navistar or one of its Affiliates.

8.	PRODUCTS AND SERVICES SOLD BY MEMBERS TO THE COMPANY

8.1	Generally

Each Member shall provide the Company with certain products and services pursuant to the terms of one or more sales agreements and service agreements.  Certain of such agreements are being entered into by the Members and the Company simultaneously with the execution and delivery of this Agreement pursuant to Section 1.6, and certain of such agreements shall be entered into by the Members and the Company following the Effective Date as and when approved by the Board by Majority Consent.  All such agreements shall follow the general principles set forth in Section 8.2.

8.2	Certain Principles

8.2.1	The Company may purchase, in its discretion, completely built JV Trucks and JV Truck Components that are part of knock-down kits for JV Trucks.

8.2.2	Completely built JV Trucks shall be sold by Navistar to the Company pursuant to the Truck Sales Agreement.

8.2.3
JV Truck Components (whether or not part of a knock-down kit) and JV Truck Replacement Parts shall be sold by each Member to the Company pursuant to the applicable Master Component Supply Agreements, and the Company shall be permitted to source components and parts from any Person, including third parties or the Members.

8.2.4	Costs and expenses associated with kitting a knock-down kit shall be paid for by the Company.

8.2.5
All research and development services and Mark-Up Engineering Services, in each case, relating to product design and product development provided by a Member shall be sold to the Company at Cost–plus-5%.

8.2.6
Logistics services to be provided by Caterpillar Logistics Services, Inc. or its subsidiaries (if and to the extent retained by the Company to perform such services) shall be sold to the Company at prices that are negotiated by Caterpillar Logistics Services, Inc. or its subsidiaries and the Company.  If the Company does not retain Caterpillar Logistics Services, Inc. or its subsidiaries to provide such services, the Company shall be permitted with the Majority Consent of the Board to retain any other Person, including third parties, to provide logistics services related to Caterpillar Brand JV Truck Replacement Parts or Navistar Brand JV Truck Replacement Parts.

8.2.7
The terms on which Caterpillar Financial shall provide financing services in connection with the Company’s Business, if Caterpillar Financial is retained by the Company to provide such services, will be negotiated by Caterpillar Financial and the Company.  The Company, with the Majority Consent of the Board, may also retain other Persons, including third parties or Navistar or one of its Affiliates, to provide financing services to or on behalf of the Company or with respect to JV Trucks or JV Truck Replacement Parts.

8.2.8
Any service not described in Sections 8.2.1 through 8.2.7 that is rendered directly by a Member or any of its Affiliates to the Company shall be sold to the Company at Cost-plus-2.5% to the extent permissible under applicable law.

8.2.9	All services that are purchased by a Member or any of its Affiliates from a third party and then re-sold to the Company shall be so sold to the Company on a pass-through basis without mark-up.

8.2.10
Each of the principles set forth in this Section 8.2 and any dealings or arrangements between the Members or any of their Affiliates and the Company shall conform to the transfer pricing rules and guidelines (when applicable) and any other applicable tax law.  The Members jointly shall decide whether such dealings and arrangements conform and shall provide recommendations to meet the requirements of such rules and guidelines.  The Parties will use their commercially reasonable efforts to source services and goods in such a manner as to reduce or eliminate intercompany mark-ups for cross border services and goods.

9.	JV TRUCK MODELS; MANUFACTURE AND ASSEMBLY OF JV TRUCKS

9.1	JV Truck Models

JV Truck Models shall include all of Navistar’s models for Medium Duty Trucks and Heavy Duty Trucks set forth in the Initial Rolling Business Plan.  JV Truck Models may also include (a) any and all of Navistar’s models for Medium Duty Trucks and Heavy Duty Trucks existing as of the Effective Date (irrespective of where in the world such models are sold by Navistar or any of its Affiliates) and, to the extent not included in clause (a), (b) any model for Medium Duty Trucks or Heavy Duty Trucks developed by Navistar or the Company after the Effective Date, and (c) any truck model sold by Navistar or any of its Affiliates to Caterpillar or any of its Affiliates in the U.S., Canada or Mexico under the North American Severe Service Truck Sales Agreement, in each of clauses (a), (b) and (c) as approved by the Board by Majority Consent.

9.2	Manufacture of JV Trucks by Navistar

9.2.1
Generally.  At any time following the Effective Date, subject to the terms and conditions of this Agreement and the Truck Sales Agreement, Navistar (or, with the Majority Consent of the Board, any third party) shall manufacture, assemble and sell to the Company, and the Company shall purchase from Navistar (or such third-party manufacturer, if applicable), finished Navistar Truck Models and Caterpillar Truck Models pursuant to the Truck Sales Agreement or a truck sales agreement with such third-party manufacturer.

9.2.2
Allocation of Production Resources.  Navistar’s obligation to supply Navistar Truck Models and Caterpillar Truck Models to the Company under the Truck Sales Agreement shall be subject to the terms, conditions and allocation methodologies agreed to by the Members.

9.2.3	Company Engine Strategy. The Parties agree to pursue the Company’s engine strategy heretofore agreed to and initialed by the Members.

9.3	Establishment of JV Truck Assembly Facility

At any time following the Effective Date, upon the determination of the Board by Majority Consent, the Company may establish a JV Truck Assembly Facility for the manufacture or assembly of JV Truck Models.  The Company, upon the determination of the Board by Majority Consent, may establish a separate direct or indirect wholly owned subsidiary in each country in which the Company intends to manufacture or assemble JV Trucks.

9.4	JV Truck Components

9.4.1
After any JV Truck Assembly Facility commences the assembly of a JV Truck model (or any JV Truck Component relating thereto), the Company may purchase JV Truck Components directly from Navistar or Caterpillar pursuant to Master Component Supply Agreements or from any third party.  Notwithstanding the foregoing, the Members agree and acknowledge that (a) differences may arise in the pricing, terms, and availability with respect to direct material purchases by the Company (on the one hand) and the Members (on the other hand) if and when the Company chooses suppliers or JV Truck Components that differ from what is consistent with the Members’ then-current sourcing strategies, and (b) other factors, including loss of scale, logistics, country duties, and taxes, may impact the pricing, terms, and availability of direct material purchases by the Company.  Accordingly, in order to facilitate the identification of market-competitive opportunities for direct material purchases, the Company shall form a sourcing council (the “Sourcing Council”).  The Sourcing Council shall include, at a minimum, one Company executive member and a representative from each Member’s global purchasing organization, with such three (3) members being the sole voting members.  All strategic sourcing decisions, including any decisions to source from a Member’s internal division(s), must be approved (i) by a unanimous vote of the Sourcing Council, or (ii) in the absence of a unanimous vote of the Sourcing Council on any strategic sourcing decision, by Majority Consent of the Board.

9.4.2
The Company, upon Majority Consent by the Board, may contract with the Members to provide JV Truck Component purchasing services, which allocation of services between the Members shall be determined by the Board by Majority Consent.

9.4.3
Notwithstanding Sections 9.4.1 and 9.4.2, unless the Board agrees otherwise by Majority Consent, any JV Truck manufactured or assembled by Navistar or the Company on or prior to December 31, 2010 and containing an automatic transmission shall be manufactured or assembled to include exclusively automatic transmissions manufactured or assembled by Allison Transmission, Inc.  Navistar shall not, without the Majority Consent of the Board, amend or renew its purchase agreement with Allison Transmission, Inc. in any manner that would restrict any activities of the Company.

9.4.4
Furthermore, as part of the ongoing efforts by Navistar or any of its Affiliates to develop its transmission strategy for vehicles that are not JV Truck Models, Caterpillar will be given the opportunity and a reasonable period of time to be included among the consideration set of potential suppliers for new transmission business prior to Navistar materially amending or renewing its purchase agreement with Allison Transmission, Inc., or prior to executing any new transmission purchase agreement between Navistar or any of its Affiliates (on the one hand) and any other Person (on the other hand), in any case, with respect to any trucks or other vehicles to be sold by Navistar or its Affiliates anywhere in the world.  If Caterpillar makes a bona fide offer for such new transmission business, Navistar shall consider, and shall cause its Affiliates to consider and discuss, such offer in good faith, but is not required to accept or negotiate such offer and is free to amend or renew such purchase agreement with Allison Transmission, Inc. or execute a new transmission purchase agreement with any third party.

9.5	Sales of Certain Medium Duty Trucks and Heavy Duty Trucks in North America

Subject to the terms and conditions of this Agreement and the Related Agreements and except as otherwise provided herein, including Section 15.3, during the period commencing on the Effective Date and ending upon the occurrence of the Triggering Event, neither Member nor its respective 5% Affiliates shall, directly or indirectly, sell in North America any Medium Duty Trucks or Heavy Duty Trucks, or truck kits (including SKD's and CKD's) therefor, to any Person (whether to a dealer, distributor, OEM, end user or other Person) if such Member or its 5% Affiliate reasonably expects any such truck or kit will be used in the ROW.  For purposes of the immediately preceding sentence, the Members agree that any such truck having non-North American specifications shall be presumed to be sold for use in the ROW.

10.	JV TRUCK REPLACEMENT PARTS

10.1	Generally

The Company shall be accountable for all JV Truck Replacement Parts and shall manage the JV Truck Replacement Parts business according to the following general principles:

10.1.1	Profits from the sales of JV Truck Replacement Parts shall be for the account of the Company;

10.1.2	The overall goal of the Company shall be to focus and grow the JV Truck Replacement Parts revenue, profitability, and market share;

10.1.3
Pricing for all JV Truck Replacement Parts shall be established by the Company.  In determining such pricing, the Company shall (a) consider pricing between similar Caterpillar Brand parts, Navistar Brand parts, and Common Parts, and (b) seek to encourage JV Dealers to source parts solely from the Company’s intended distribution channels for such parts.  Navistar may provide pricing research and recommendations to the Company as a service pursuant to the Master Terms for Purchased Services.  Caterpillar and Navistar may provide engine pricing research and recommendations to the Company as a service pursuant to the Master Terms for Purchased Services;

10.1.4
The Caterpillar Brand and Navistar Brand JV Truck Replacement Parts business shall be managed by the Company in a manner consistent with the brand management strategy of Caterpillar and Navistar, respectively, including new product introduction and support activities;

10.1.5	Caterpillar Brand parts (e.g., Caterpillar filters, belts, batteries, oil, coolant, etc.) shall be used on Caterpillar Truck Models and engines where possible;

10.1.6	Navistar Brand parts (e.g., Navistar filters, belts, batteries, oil, coolant, etc.) shall be used on Navistar Truck Models and engines where possible;

10.1.7
Caterpillar, in its sole discretion, shall determine whether All-Makes Parts shall be distributed to JV Dealers that sell Caterpillar Truck Models or Caterpillar Brand JV Truck Replacement Parts unless such JV Dealer also sells Navistar Truck Models, in which event such determination shall be made by the Board upon Majority Consent;

10.1.8
Navistar, in its sole discretion, shall determine whether All-Makes Parts shall be distributed to JV Dealers that sell only Navistar Truck Models or only Navistar Brand JV Truck Replacement Parts unless such JV Dealer also sells Caterpillar Truck Models, in which event such determination shall be made by the Board upon Majority Consent;

10.1.9
Except for sales to military customers and certain Governmental Conventional Customers by Navistar and its Affiliates pursuant to the provisions of Section 11.1.3.2 or otherwise pursuant to the provisions of Section 15.3.4, none of the Company, Caterpillar, Navistar or their respective 5% Affiliates (excluding the Mahindra JV) shall sell Will-Fit Parts for JV Trucks in the ROW (it being understood and agreed that Navistar will use its commercially reasonable efforts to prevent the Mahindra JV from selling Will-Fit Parts for JV Trucks in the ROW);

10.1.10
Caterpillar or Navistar, as applicable, shall seek to obtain for the Company or seek to pass on to the Company any supplier incentives or rebates in connection with the Company’s purchase of JV Truck Components and JV Truck Replacement Parts;

10.1.11
The Company and each Member shall seek to avoid public disclosure of JV Truck Replacement Parts revenues and profits, except as may be required by applicable law or securities regulatory authorities; and

10.1.12	Replacement Parts and Components Sold by the Company to the Members.

10.1.12.1	Pursuant to Master Component Supply Agreement No. 6, Caterpillar shall have the right to purchase all replacement parts from the Company for re-sale by Caterpillar in North America solely for use in connection with Caterpillar Trucks and Caterpillar-branded Vocational Heavy Duty COE Trucks sold in North America. Navistar shall sell such replacement parts that are produced by Navistar or its direct or indirect wholly owned subsidiaries or that are sourced by Navistar or its direct or indirect wholly owned subsidiaries from a third party supplier to the Company (for re-sale to Caterpillar) pursuant to the terms (including price) and subject to the conditions set forth in Master Component Supply Agreement No. 2. Pursuant to Master Component Supply Agreement No. 7, Navistar shall have the right to purchase (i) all JV Truck Replacement Parts (but only to the extent that the Company has used or is using that replacement part on JV Trucks) and (ii) all replacement parts for North American Medium Duty COE Trucks and Heavy Duty COE Trucks that are manufactured or assembled by the Company for Navistar, in the case of each of clauses (i) and (ii), from the Company for re-sale by Navistar in North America solely for use in connection with any Navistar Vehicles sold in North America. Caterpillar shall sell such replacement parts that are produced by Caterpillar or its direct or indirect wholly owned subsidiaries or that are sourced by Caterpillar or its direct or indirect wholly owned subsidiaries from a third party supplier to the Company (for re-sale to Navistar) pursuant to the terms (including price) and subject to the conditions set forth in Master Component Supply Agreement No. 1. The selling Member under each applicable Master Component Supply Agreement will not unreasonably withhold its agreement to, or attach unreasonable conditions in, the negotiation or execution of any purchase schedule under any Master Component Supply Agreement. The Members will use good faith efforts to act reasonably in negotiating to enter into each purchase schedule under any Master Component Supply Agreement.

10.1.12.2	Pursuant to Master Component Supply Agreement No. 9, Caterpillar shall have the right to purchase from the Company all replacement parts and components produced by the Company or sourced by the Company from third party suppliers (other than from Navistar), but only to the extent that the Company is using that replacement part or component on JV Trucks. Subject to any other provision in this Agreement, including Section 15, Caterpillar may purchase (i) components solely for use in connection with Caterpillar components or Caterpillar products (including heavy equipment) sold anywhere in the world, and (ii) replacement parts solely for use in connection with (A) Caterpillar Trucks and Caterpillar-branded Vocational Heavy Duty COE Trucks sold in North America and (B) Caterpillar products (including heavy equipment) sold anywhere in the world, in the case of both clauses (A) and (B) above, subject to the applicable purchase schedule under Master Component Supply Agreement No. 9; provided, however, that the components and replacement parts purchased by Caterpillar under clauses (i) and (ii) above may not be used in connection with JV Trucks sold in ROW. Pursuant to Master Component Supply Agreement No. 8, Navistar shall have the right to purchase from the Company all replacement parts and components produced by the Company or sourced by the Company from third party suppliers (other than Caterpillar), but only to the extent that the Company is using that replacement part or component on JV Trucks. Subject to any other provision in this Agreement, including Section 15, Navistar may purchase (x) components solely for use in connection with the manufacture or assembly by Navistar of Navistar Vehicles, Navistar-branded North American Medium Duty COE Trucks and Heavy Duty COE Trucks, JV Trucks, Caterpillar Trucks, and Caterpillar-branded Vocational Heavy Duty COE Trucks sold anywhere in the world subject to the applicable purchase schedule under Master Component Supply Agreement No. 8, and (y) replacement parts solely for use in connection with Navistar Vehicles sold anywhere in the world or Navistar-branded North American Medium Duty COE Trucks or Heavy Duty COE Trucks sold in North America subject to the applicable purchase schedule under Master Component Supply Agreement No. 8; provided, however, that the components and replacement parts purchased by Navistar under clauses (x) and (y) above may not be used in connection with JV Trucks sold in ROW.

10.1.12.3	The Company shall sell the replacement parts and components described in Sections 10.1.12.1 and 10.1.12.2 above to Caterpillar and Navistar on the terms (including price) and subject to the conditions set forth in the applicable Master Component Supply Agreements. Sales of such replacement parts by the Company to a Member shall be made only to the extent that the volume of such replacement parts is reasonable in relation to the volume of trucks or other products (as applicable) sold by such Member prior to such replacement parts sales. The Members shall adopt and implement policies, processes, and systems to (i) monitor, to the extent practicable, the end-user customers to which such replacement parts are sold, (ii) encourage Caterpillar’s dealers to sell such replacement parts to end-user customers for use only in (x) Caterpillar Trucks and Caterpillar-branded Vocational Heavy Duty COE Trucks sold in North America or (y) Caterpillar components and Caterpillar products (including heavy equipment but excluding JV Trucks sold by the Company or its direct or indirect subsidiaries in the ROW) sold anywhere in the world, and (iii) encourage Navistar’s dealers to sell such replacement parts to end-user customers for use only in (x) Navistar Vehicles sold anywhere in the world (excluding JV Trucks sold by the Company or its direct or indirect subsidiaries in the ROW) or (y) Navistar-branded North American Medium Duty COE Trucks or Heavy Duty COE Trucks sold in North America. If, at any time during the term of this Agreement, a Member reasonably believes in good faith that the other Member’s dealers have, in fact, sold such replacement parts to end-user customers for use in trucks or other products (as applicable) other than as permitted above, (A) the Members shall cooperate with each other in furtherance of investigating such matter and, subject to applicable law, taking appropriate corrective actions, and (B) in the event that a material amount of such sales did, in fact, occur, bring such matter to the Board to determine any appropriate remediation action it deems necessary.

10.2	Organization and Management

The JV Truck Replacement Parts business shall be managed by the Company’s Parts and Service Manager, who shall report to the President.  The Company’s Parts and Service Manager shall have the following parts and product support responsibilities, provided, that (a) as applicable, such responsibilities shall be subject to each Member’s brand requirements, and (b) the Company, with the Majority Consent of the Board, may engage Caterpillar or Navistar to perform any or all of such responsibilities pursuant to the Master Terms for Purchased Services: (i) establishing service standards, including time allowed for providing parts and product support; (ii) pricing of JV Truck Replacement Parts for JV Dealers; (iii) developing parts business plans (including profit and loss); (iv) providing forecasted JV Truck Replacement Parts requirements; (v) managing JV Truck Replacement Parts and product support related needs associated with the introduction of new JV Trucks models; (vi) providing parts stock, service tooling, technical information, suggested parts stocking list, training, and related matters; (vii) acquiring parts distribution and logistics services; (viii) providing critical technical marketing support (including application and installation) and field service support (including service engineering) functions for both Caterpillar Truck Models and Navistar Truck Models; and (ix) acquiring parts and service publications (parts books, service manuals, operation and maintenance manuals, SIS Web, and related documents) for both Caterpillar Truck Models and Navistar Truck Models, per brand requirements.

10.3	Purchase and Distribution of JV Truck Replacement Parts

10.3.1
Generally.  Subject to Sections 10.3.2 and 10.3.3 and unless otherwise determined by the Board by Majority Consent, the Company shall be responsible for purchasing, owning, managing the inventory of, and reselling and distributing to JV Dealers both Caterpillar Brand JV Truck Replacement Parts and Navistar Brand JV Truck Replacement Parts.  The Company shall, and shall cause any purchasing agent it retains to, use commercially reasonable efforts to purchase JV Truck Replacement Parts from the Members to the extent commercially practicable, but may also purchase JV Truck Replacement Parts from suppliers of Caterpillar and Navistar and other third parties.  All such purchases shall be in accordance with sourcing decisions by the Sourcing Council and certain branding guidelines agreed to by the Members.  Neither the Company nor either Member shall sell JV Truck Replacement Parts of one Member’s brand to any JV Dealer that is not selling JV Truck Models of such Member’s brand.  No document setting forth a part number cross-reference between Navistar Brand parts and Caterpillar Brand parts shall exist for JV Dealers or be published externally.  The Parties agree that the Company should utilize common parts logistics services for Navistar Brand parts and Caterpillar Brand parts whenever practicable and minimize duplication of inventory and logistics costs.

10.3.2
Caterpillar Brand.  The Company may retain, upon the determination of the Board by Majority Consent, either Member (pursuant to the terms of the Master Terms for Purchased Services between the Company and such Member) to serve as the purchasing agent for the Company for Caterpillar Brand JV Truck Replacement Parts using such Member’s Purchasing Group in accordance with sourcing decisions made by the Sourcing Council.  The systems utilized by the purchasing agent shall be configured to handle Caterpillar’s numbering or nomenclature for Caterpillar Brand JV Truck Replacement Parts.  The Company may retain, upon the determination of the Board by Majority Consent, the appropriate logistics services provider (including Caterpillar) for the distribution of Caterpillar Brand JV Truck Replacement Parts.  If the Company retains Caterpillar to provide distribution and other logistics services with respect to Caterpillar Brand JV Truck Replacement Parts, then, in exchange for a services fee to be paid by the Company to Caterpillar, Caterpillar or its Affiliates shall use their respective parts distribution systems and processes to sell and distribute Caterpillar Brand JV Truck Replacement Parts (including engine parts) to JV Dealers.  This arrangement may, under certain circumstances, require Caterpillar to purchase certain Caterpillar Brand JV Truck Replacement Parts from the Company or a third-party supplier and resell such parts to certain JV Dealers or, alternatively, to sell to certain JV Dealers Caterpillar’s own inventory of Caterpillar Brand replacement parts for Medium Duty Trucks and Heavy Duty Trucks.  The profits from such sales, less the aforementioned services fee for Caterpillar’s services, shall be for the account of the Company.  Caterpillar shall determine its JV Truck Replacement Parts brand strategy and numbering requirements.  All Caterpillar Brand JV Truck Replacement Parts shall have Caterpillar part numbering nomenclature and be packaged in a Caterpillar container per Caterpillar guidelines, unless otherwise approved by Caterpillar, and any JV Dealer that distributes Caterpillar Brand parts shall abide by Caterpillar Brand guidelines as set forth by Caterpillar from time to time.

10.3.3
Navistar Brand.  The Company may retain, upon the determination of the Board by Majority Consent, either Member (pursuant to the terms of the Master Terms for Purchased Services between the Company and such Member) to serve as the purchasing agent for the Company for Navistar Brand JV Truck Replacement Parts using such Member’s Purchasing Group in accordance with sourcing decisions made by the Sourcing Council.  The systems utilized by the purchasing agent shall be configured to handle Navistar’s numbering or nomenclature for Navistar Brand JV Truck Replacement Parts.  The Company may retain, upon the determination of the Board by Majority Consent, the appropriate logistics services provider (including Caterpillar Logistics Services, Inc.) for the distribution of Navistar Brand JV Truck Replacement Parts. Navistar shall determine its JV Truck Replacement Parts brand strategy and numbering requirements.  The Company shall use its commercially reasonable efforts to include in its sales and service agreements with the applicable JV Dealers in the relevant territories a provision authorizing such JV Dealers to sell Navistar Brand JV Truck Replacement Parts to any former Navistar dealer solely to enable such former Navistar dealer to service any products utilizing a Navistar brand sold by such dealer prior to the Core ROW Country Launch Date.

10.3.4	Exclusivity and Common Parts.

10.3.4.1
Subject to applicable law and except for sales to military customers and certain Governmental Conventional Customers by Navistar and its Affiliates pursuant to the provisions of Section 11.1.3.2 or otherwise pursuant to the provisions of Sections 15.3.4 or 15.3.8, the Members and the Company shall implement policies, processes and systems to cause JV Truck Replacement Parts, other than Common Parts, to be sold in the ROW exclusively through the JV Dealers (except where required for the sale of JV Truck Replacement Parts to certain Governmental COE Customers or Governmental Conventional Customers in the ROW as permitted by Section 11.1.3).  For example, a Member may assign separate dealer codes to help track and manage the Business.

10.3.4.2	The Company shall endeavor with each Member to offer competitive parts pricing for Common Parts to maximize opportunities with JV Dealers to order such Common Parts from the Company.

10.3.4.3
Notwithstanding anything to the contrary in this Agreement, (a) each Member and its Affiliates may market and sell at any time in any ROW country Common Parts except to the extent that such Member or such Affiliate reasonably believes that such Common Parts will ultimately be used in a JV Truck sold by the Company, and (b) if any of such sales of Common Parts by a Member or its Affiliates that such Member or such Affiliate reasonably believes will not ultimately be used in a JV Truck sold by the Company, as permitted by clause (a), are made by the Company (rather than by Caterpillar, Navistar, or their respective Affiliates, as applicable), all profits or losses arising from the Company’s sale shall be entirely for the account of Caterpillar or Navistar, respectively, and shall be transferred to Caterpillar or Navistar, respectively.  The Company and each Member shall adopt and implement policies, processes, and systems to monitor, to the extent reasonably practicable, the end-user customers to which Common Parts are sold.  If, at any time during the term of this Agreement, either Member reasonably believes in good faith that the other Member is selling in any ROW country Common Parts that are ultimately being used in a JV Truck sold by the Company, (A) the Company and the Members shall investigate such matter and, (B) in the event that a material amount of such sales did occur, bring such matter to the Board to determine any appropriate remediation action it deems necessary.

10.4	Remanufacturing Services

The Company shall consider Caterpillar’s Remanufacturing Division as its lead remanufacturing provider (i.e., preferred source of remanufactured products and services) and shall invite Caterpillar to bid on remanufacturing services and product supply on terms to be negotiated by the Sourcing Council and Caterpillar on an arms’ length basis.  Navistar and the Company shall grant, and shall cause each of their Affiliates to grant, to the Person retained by the Company to provide remanufacturing services (and any Affiliates or subcontractors of such entity) a nonexclusive, royalty-free license under any Intellectual Property owned prior to, on or after the Effective Date by Navistar or the Company, or any of their Affiliates, or to which Navistar or the Company, or any of their Affiliates, prior to, on or after the Effective Date holds rights to for the purpose of providing or arranging to be provided remanufactured products or remanufacturing services to the Company.  For the avoidance of doubt, the Master Plan of Cooperation for Remanufacturing Services, dated August 24, 2006, between Navistar and Caterpillar (the “MPC”), the Master Reman Supply Agreement and Reman Product Development Agreement (as defined in the MPC) shall not be deemed to be superseded or otherwise amended by this Agreement.

10.5	Allocation of JV Truck Replacement Parts Sold by the Company

In the event of any shortage in the supply of JV Truck Replacement Parts, the Company shall determine the allocation of the available supply, in accordance with the following order of priority:

10.5.1	In compliance with applicable law or the requirements of any governmental authority;

10.5.2	JV Truck Replacement Parts for emergency and truck down situations (based on the date the order is received) where the JV Truck is under warranty;

10.5.3	JV Truck Replacement Parts for emergency and truck down situations (based on the date the order is received) where the JV Truck is not under warranty;

10.5.4	JV Truck Replacement Parts for JV Truck production as set forth in the Annual Business Plan; and

10.5.5	JV Truck Replacement Parts to JV Truck Replacement Part stock needs.

Whether and when to put particular JV Truck Replacement Parts on allocation or remove such JV Truck Replacement Parts from allocation shall be decided by the Company.

10.6	Allocation of JV Truck Components and JV Truck Replacement Parts that are Sourced by the Company from a Member

The Company shall have access to each Member’s inventory as a source of JV Truck Components and JV Truck Replacement Parts.  If either Member is on allocation with respect to JV Truck Components or JV Truck Replacement Parts, the Company shall have priority according to such Member’s allocation guidelines, as agreed to by the Members.  Each Member may amend, modify or revise such guidelines and such amended, modified or revised guidelines shall replace any previous version of the applicable guidelines; provided, however, that Unanimous Consent of the Members shall be required for a Member to amend, modify or revise such guidelines to the extent such amendment, modification or revision adversely affects the Company’s priority under such allocation guidelines.

11.	DISTRIBUTION AND SALES; JV DEALERS

11.1	Truck Sales

11.1.1
To JV Dealers.  Unless otherwise approved by the Board by Majority Consent, except where required for the sale of JV Trucks and JV Truck Replacement Parts to certain Governmental COE Customers or Governmental Conventional Customers in the ROW pursuant to Section 11.1.3, the Company shall distribute and sell JV Trucks and JV Truck Replacement Parts solely through direct sales to JV Dealers, and the Company shall not sell any JV Trucks or JV Truck Replacement Parts directly to any Caterpillar dealers, Navistar dealers, or any retail customers other than major accounts or end-user customers pursuant to the Fleet Sale Policy heretofore agreed by the Members as the same may be amended by the Board by Majority Consent from time to time.  The Company shall apply the Fleet Sale Policy in the same manner with respect to all JV Dealers.

11.1.2
Sales to Military Customers.  Notwithstanding anything to the contrary in this Agreement, Navistar and its Affiliates shall be permitted, in their discretion, and shall have the exclusive right to develop, design, test, manufacture, assemble, brand, market, sell (including providing purchase financing to customers), and distribute and provide product support for (including providing replacement parts and service for), Medium Duty Trucks and Heavy Duty Trucks (other than Caterpillar-branded Medium Duty Trucks and Heavy Duty Trucks) and replacement parts therefor (including military vehicles, tactical vehicles, COTS vehicles with military features, COTS vehicles and related parts, and Mine Resistant Ambush Protected vehicles) for and to military customers (including sales through sales and resale agents, procurement agents, prime contractors, and subcontractors where such sales are for use exclusively by military customers), anywhere in the world, including the ROW.  Navistar and its Affiliates are permitted to make such sales through any JV Dealer without Board approval and without paying the Company any fee therefor.  In the event Navistar and its Affiliates desire to conduct their parts and service business to the extent related to providing product support for such sales through any dealer or distributor, Navistar and its Affiliates shall use commercially reasonable efforts (but shall not be obligated) to conduct such parts and service business through JV Dealers; provided, however, that in the event Navistar and its Affiliates source JV Trucks from the Company for such sales, Navistar and its Affiliates shall (x) be required to source unique JV Truck Replacement Parts from the Company and (y) use commercially reasonable efforts (but shall not be obligated) to source other replacement parts from the Company, in the case of each of clauses (x) and (y), solely to the extent related to providing product support for such sales.  Navistar and its Affiliates shall adopt and implement policies, processes, and systems to (i) monitor, to the extent practicable, the end-user customers to which such replacement parts are sold, and (ii) encourage such military customers to sell such replacement parts to end-user customers for use only in the trucks sold by Navistar and its Affiliates to such military customers.  If, at any time during the term of this Agreement, Caterpillar reasonably believes in good faith that the such military customers have, in fact, sold such replacement parts to end-user customers for use in trucks other than the trucks sold by Navistar and its Affiliates to such military customers, (A) the Members shall cooperate with each other in furtherance of investigating such matter and, subject to applicable law, taking appropriate corrective actions, and (B) in the event that a material amount of such sales did, in fact, occur, bring such matter to the Board to determine any appropriate remediation action it deems necessary.

11.1.3	Sales to Governmental COE Customers and Governmental Conventional Customers.

11.1.3.1	Governmental COE Customers. The Company and its direct and indirect subsidiaries shall be permitted, in their discretion, and shall have the exclusive right to develop, design, test, manufacture, assemble, brand, market, sell (including providing purchase financing to customers), and distribute and provide product support for (including providing replacement parts and service for), cab over engine JV Trucks and cab over engine JV Truck Replacement Parts for and to Governmental COE Customers (including sales through sales and resale agents, procurement agents, prime contractors, and subcontractors where such sales are for use exclusively by Governmental COE Customers), anywhere in the ROW. Without the express written Majority Consent of the Board, Navistar and its 5% Affiliates (excluding the Mahindra JV) shall not be permitted to market or sell cab over engine Medium Duty Trucks or cab over engine Heavy Duty Trucks or cab over engine truck replacement parts therefor to Governmental COE Customers (including sales through sales and resale agents, procurement agents, prime contractors, and subcontractors where such sales are for use exclusively by Governmental COE Customers), anywhere in the ROW.

11.1.3.2	Governmental Conventional Customers.

11.1.3.2.1	Core ROW Countries. The Company and its direct and indirect subsidiaries shall be permitted, in their discretion, and shall have the exclusive right to develop, design, test, manufacture, assemble, brand, market, sell (including providing purchase financing to customers), and distribute and provide product support for (including providing replacement parts and service for), conventional (non-cab over engine) JV Trucks and conventional (non-cab over engine) JV Truck Replacement Parts for and to Governmental Conventional Customers (including sales through sales and resale agents, procurement agents, prime contractors, and subcontractors where such sales are for use exclusively by Governmental Conventional Customers) in the Core ROW Countries.

11.1.3.2.2	Navistar Conventional Countries. Notwithstanding anything to the contrary in this Agreement, Navistar and its Affiliates shall be permitted, in their discretion, and shall have the exclusive right to develop, design, test, manufacture, assemble, brand, market, sell (including providing purchase financing to customers), and distribute and provide product support for (including providing replacement parts and service for), conventional (non-cab over engine) Medium Duty Trucks and Heavy Duty Trucks (other than Caterpillar-branded Medium Duty Trucks and Heavy Duty Trucks) and conventional (non-cab over engine) replacement parts therefor for and to Governmental Conventional Customers (including sales through sales and resale agents, procurement agents, prime contractors, and subcontractors where such sales are for use exclusively by Governmental Conventional Customers) in Navistar Conventional Countries. Navistar and its Affiliates are permitted to make such sales through any JV Dealer without Board approval and without paying the Company any fee therefor. In the event Navistar and its Affiliates desire to conduct their parts and service business to the extent related to providing product support for such sales through any dealer or distributor, Navistar and its Affiliates shall use commercially reasonable efforts (but shall not be obligated) to conduct such parts and service business through JV Dealers; provided, however, that in the event Navistar and its Affiliates source JV Trucks from the Company for such sales, Navistar and its Affiliates shall (x) be required to source unique JV Truck Replacement Parts from the Company and (y) use commercially reasonable efforts (but shall not be obligated) to source other replacement parts from the Company, in the case of each of clauses (x) and (y), solely to the extent related to providing product support for such sales. Navistar and its Affiliates shall adopt and implement policies, processes, and systems to (i) monitor, to the extent practicable, the end-user customers to which such replacement parts are sold, and (ii) encourage such Governmental Conventional Customers to sell such replacement parts to end-user customers for use only in the trucks sold by Navistar and its Affiliates to such Governmental Conventional Customers. If, at any time during the term of this Agreement, Caterpillar reasonably believes in good faith that the such Governmental Conventional Customers have, in fact, sold such replacement parts to end-user customers for use in trucks other than the trucks sold by Navistar and its Affiliates to such Governmental Conventional Customers, (A) the Members shall cooperate with each other in furtherance of investigating such matter and, subject to applicable law, taking appropriate corrective actions, and (B) in the event that a material amount of such sales did, in fact, occur, bring such matter to the Board to determine any appropriate remediation action it deems necessary.

11.1.3.2.3	Non-Core ROW Conventional Countries.

(a)	Notwithstanding anything to the contrary in this Agreement, but subject to Section 11.1.3.2.3(c), Navistar and its Affiliates shall be permitted, in their discretion, to develop, design, test, manufacture, assemble, brand, market, sell (including providing purchase financing to customers), and distribute and provide product support for (including providing replacement parts and service for), in each case for all market segments, conventional (non-cab over engine) Medium Duty Trucks and Heavy Duty Trucks (other than Caterpillar-branded Medium Duty Trucks and Heavy Duty Trucks) and conventional (non-cab over engine) replacement parts therefor for and to Governmental Conventional Customers (including sales through sales and resale agents, procurement agents, prime contractors, and subcontractors where such sales are for use exclusively by Governmental Conventional Customers) in the Non-Core ROW Conventional Countries. Navistar and its Affiliates are not permitted to make such sales through any JV Dealer or use any JV Dealer to assist with or facilitate any such sales without the Majority Consent of the Board. In the event Navistar and its Affiliates source JV Trucks from the Company for such sales, Navistar and its Affiliates shall be required to source unique JV Truck Replacement Parts from the Company. Navistar and its Affiliates shall adopt and implement policies, processes, and systems to (i) monitor, to the extent practicable, the end-user customers to which such replacement parts are sold, and (ii) encourage such Governmental Conventional Customers to sell such replacement parts to end-user customers for use only in the trucks sold by Navistar and its Affiliates to such Governmental Conventional Customers. If, at any time during the term of this Agreement, Caterpillar reasonably believes in good faith that the such Governmental Conventional Customers have, in fact, sold such replacement parts to end-user customers for use in trucks other than the trucks sold by Navistar and its Affiliates to such Governmental Conventional Customers, (A) the Members shall cooperate with each other in furtherance of investigating such matter and, subject to applicable law, taking appropriate corrective actions, and (B) in the event that a material amount of such sales did, in fact, occur, bring such matter to the Board to determine any appropriate remediation action it deems necessary.

(b)	Notwithstanding anything to the contrary in this Agreement, but subject to Section 11.1.3.2.3(c), the Company and its direct and indirect subsidiaries shall be permitted, in their discretion, to develop, design, test, manufacture, assemble, brand, market, sell (including providing purchase financing to customers), and distribute and provide product support for (including providing replacement parts and service for), conventional (non-cab over engine) JV Trucks and conventional (non-cab over engine) JV Truck Replacement Parts for and to Governmental Conventional Customers (including sales through sales and resale agents, procurement agents, prime contractors, and subcontractors where such sales are for use exclusively by Governmental Conventional Customers) in the Non-Core ROW Conventional Countries.

(c)	At such time as the Company or any of its direct and indirect subsidiaries resolves to market and sell such JV Trucks and JV Truck Replacement Parts in one of the Non-Core ROW Conventional Countries, the Members shall develop a marketing strategy for such Non-Core ROW Conventional Country with respect to the marketing and sale of such JV Trucks and JV Truck Replacement Parts in such Non-Core ROW Conventional Country. Such marketing strategy may provide for (i) the Company and its direct and indirect subsidiaries to exclusively make such sales in such Non-Core ROW Conventional Country, (ii) Navistar and its Affiliates to exclusively make such sales in such Non-Core ROW Conventional Country, or (iii) both the Company and its direct and indirect subsidiaries and Navistar and its Affiliates to make such sales in such Non-Core ROW Conventional Country on a non-exclusive basis. Until such time as the Members have mutually agreed to such marketing strategy for a particular Non-Core ROW Conventional Country, both the Company and its direct and indirect subsidiaries, on the one hand, and Navistar and its Affiliates, on the other hand, shall be permitted to market and sell such JV Trucks and JV Truck Replacement Parts and Medium Duty Trucks, Heavy Duty Trucks and replacement parts therefor, respectively, for and to Governmental Conventional Customers in such Non-Core ROW Conventional Country on a non-exclusive basis in accordance with Sections 11.1.3.2.3(b) and 11.1.3.2.3(a), respectively.

11.1.4	Export Guidelines

11.1.4.1	Subject to applicable law, Caterpillar and Navistar shall establish and implement, on October 1, 2009, export guidelines for Caterpillar dealers anywhere in the world and Navistar dealers anywhere in the world, respectively, in the forms thereof heretofore agreed to by Caterpillar and Navistar with respect to trucks and replacement parts competitive with JV Trucks and JV Truck Replacement Parts in order to discourage export sales of such products by (i) dealers in countries outside the European Union and the European Free Trade Association into any country other than the country assigned to such dealer or (ii) dealers in countries inside the European Union or the European Free Trade Association into countries outside the European Union and the European Free Trade Association.

11.1.4.2	Subject to applicable law, the Company shall establish and implement (a) exclusive sales territories, or (b) export guidelines for JV Dealers with respect to JV Trucks and JV Truck Replacement Parts in order to discourage export sales of such products by (i) JV Dealers in countries outside the European Union and the European Free Trade Association into any country other than the country assigned to such dealer, (ii) JV Dealers in countries inside the European Union or the European Free Trade Association into countries outside the European Union and the European Free Trade Association, or (iii) JV Dealers into non-ROW countries. Subject to applicable law, JV Dealers will be required to respect their sales territories and adhere to the export guidelines as a condition of their sales and service agreement.

11.1.4.3	The Company and each Member shall adopt and implement policies, processes, and systems to monitor, to the extent reasonably practicable, a Member’s dealers’ and JV Dealers’ compliance with the export guidelines. If, at any time during the term of this Agreement, a Member’s dealer or a JV Dealer claims that another dealer has made export sales of trucks or replacement parts competitive with JV Trucks or JV Truck Replacement Parts (i) in the case of such export sales by such dealer in a country outside the European Union and the European Free Trade Association, into any country other than the country assigned to such dealer or (ii) in the case of such export sales by such dealer inside the European Union or the European Free Trade Association, into any country outside the European Union and the European Free Trade Association, (A) the Company and the Members shall investigate such matter and, (B) in the event that a material amount of such sales did occur, bring such matter to the Board to determine any appropriate remediation action it deems necessary.

11.1.5
Alternative Branded JV Trucks; Will-Fit Parts.  If the Company decides to sell any JV Trucks that are not Caterpillar Brand or Navistar Brand or any Will-Fit Parts, the Board shall determine the appropriate distribution channel; provided, that unless the Board decides otherwise by Majority Consent, such JV Trucks and Will-Fit Parts shall not be sold through either (a) any JV Dealer Affiliated with a Caterpillar dealer, or (b) any JV Dealer Affiliated with a Navistar dealer.

11.1.6
Other Products.  Except as otherwise provided in this Agreement and subject to the immediately following two (2) sentences in this Section 11.1.6, each Member and its Affiliates are permitted to sell (provided such sales are not in violation of any provision of this Agreement, including Section 15) any of their commercial vehicles through any JV Dealer without Board approval and without paying the Company any fee therefor; provided, however, that subject to clause (iii) of the last sentence of Section 2.3.7.1, without the Majority Consent of the Board, Navistar and its 5% Affiliates are not permitted to sell any Medium Duty Truck or Heavy Duty Truck through any Caterpillar-branded JV Dealer or any Navistar-branded JV Dealer Affiliated with a Caterpillar dealer.  Except as otherwise provided in this Agreement, if a Member (the “Triggering Member”) desires to sell its commercial vehicles in the ROW through any JV Dealer that (x) is Affiliated with one of non-Triggering Member’s dealers or (y) sells the non-Triggering Member’s brand of JV Trucks, the Triggering Member and its Affiliates may, following notice to and discussion by the Board (but without a requirement for Board approval), in their sole discretion, sell such commercial vehicles through such JV Dealer subject to the following:

11.1.6.1	such sales are not in violation of any provision of this Agreement, including Section 15;

11.1.6.2	if such JV Dealer is located in a country in which the Company sells both Caterpillar Truck Models and Navistar Truck Models, the Triggering Member and its Affiliates may make such sales through such JV Dealer only if such JV Dealer sells the Triggering Member’s brand of JV Trucks (it being understood and agreed that the Triggering Member and its Affiliates may also make such sales through any other JV Dealer in such country that sells the Triggering Member’s brand of JV Trucks); and

11.1.6.3	if such JV Dealer is located in a country in which the Company sells only one Member’s brand of JV Trucks, the Triggering Member and its Affiliates may make such sales through such JV Dealer, including any other JV Dealer in such country, regardless of the brand of JV Trucks sold by such JV Dealer.

In the event that the Triggering Member makes any such sales of commercial vehicles in the ROW through such a JV Dealer, except as otherwise provided in this Agreement, the non-Triggering Member and its Affiliates may, following notice to and discussion by the Board (but without a requirement for Board approval), in their sole discretion, sell such commercial vehicles through any JV Dealer that (x) is Affiliated with one of Triggering Member’s dealers or (y) sells the Triggering Member’s brand of JV Trucks subject to the following:

11.1.6.4	such sales are not in violation of any provision of this Agreement, including Section 15;

11.1.6.5	if such JV Dealer is located in a country in which the Company sells both Caterpillar Truck Models and Navistar Truck Models, the non-Triggering Member and its Affiliates may make such sales through such JV Dealer only if such JV Dealer sells the non-Triggering Member’s brand of JV Trucks (it being understood and agreed that the non-Triggering Member and its Affiliates may also make such sales through any other the JV Dealer in such country that sells the non-Triggering Member’s brand of JV Trucks); and

11.1.6.6	if such JV Dealer is located in a country in which the Company sells only one Member’s brand of JV Trucks, the non-Triggering Member and its Affiliates may make such sales through such JV Dealer, including any other JV Dealer in such country, regardless of the brand of JV Trucks sold by such JV Dealer.

11.2	Branding Strategy; Selection of JV Truck Models

11.2.1
The Company’s branding strategy with respect to each ROW country shall be subject to the approval of the Board by Majority Consent.  Without limiting the generality of the preceding sentence, for each country in which the Company determines to sell JV Trucks, the Board shall determine by Majority Consent if the Company shall sell in such country (a) solely Caterpillar Truck Models, (b) solely Navistar Truck Models, or (c) both Caterpillar and Navistar Truck Models.

11.2.2
The Company’s branding strategy with respect to each ROW country shall be designed to (a) maximize commercial opportunities for the Company in such country, (b) achieve the maximum potential profit for the Company, and (c) expand each of the Navistar Brand and the Caterpillar Brand presence globally, consistent with the worldwide positioning of each of the Navistar Brand and the Caterpillar Brand.

11.2.3
In preparing a branding strategy for each ROW country, the Company shall take into account, among other things, (a) market research regarding brand value, customer preferences and suitability in such country, (b) a reasonable estimate of the incremental cost for maintaining multiple brands in such country, (c) a strategic and financial evaluation of alternative branding strategies, and (d) the potential distribution strategies in such country.

11.2.4
All specifications for each Caterpillar Truck Model, including upgrades, shall be approved by (a) the Board by Majority Consent and (b) Caterpillar.  All specifications for each Navistar Truck Model, including upgrades, shall be approved by (i) the Board by Majority Consent and (ii) Navistar.

11.2.5	All decisions with respect to the use of a Member’s brand in the conduct of the Company’s Business shall be subject to the consent of such Member in its sole discretion.

11.3	Selection of JV Dealers; Agreements with JV Dealers

11.3.1
Subject to the other provisions of this Section 11.3, the Company (not the Members) shall have the exclusive right to manage its JV Dealer relationships and, with Majority Consent of the Board, to appoint or terminate any JV Dealer selling or servicing JV Trucks and JV Truck Replacement Parts pursuant to sales and service agreements that the Company or any of its Affiliates enters into with such JV Dealers.

11.3.2
If the Board determines by Majority Consent that the Company shall sell solely Caterpillar Truck Models in a given country, the JV Dealer in such country shall be an Affiliate of a Caterpillar dealer in such country; provided, that such Affiliate submits an application to the Company.  If a Caterpillar dealer declines to form an Affiliate to sell JV Trucks or the Board determines by Majority Consent not to enter into a sales and service agreement with an Affiliate of such Caterpillar dealer, the Board may, by Majority Consent, determine to seek applications to form an Affiliate to serve as the JV Dealer in such country from another Caterpillar dealer.

11.3.3
If the Board determines by Majority Consent that the Company shall sell solely Navistar Truck Models in a given country, the JV Dealer in such country shall be an Affiliate of a Navistar dealer in such country; provided, that such dealer submits an application to the Company.  If a Navistar dealer declines to form an Affiliate to sell JV Trucks or the Board determines by Majority Consent not to enter into a sales and service agreement with an Affiliate of such Navistar dealer, the Board shall seek applications to form an Affiliate to serve as the JV Dealer in such country from both Navistar dealers and Caterpillar dealers.

11.3.4	If the Board determines by Majority Consent that the Company shall sell both Caterpillar Truck Models and Navistar Truck Models in a given country:

11.3.4.1
A current Navistar dealer in such country, if any, shall be given a first right of refusal to form an Affiliate to serve as the JV Dealer in such country with respect to Navistar Truck Models; provided, that such dealer submits an application to the Company.  If such Navistar dealer declines to form an Affiliate to sell JV Trucks or the Board determines by Majority Consent not to enter into a sales and service agreement with an Affiliate of such Navistar dealer as the JV Dealer with respect to Navistar Truck Models in such country, a Caterpillar dealer in such country, as selected by the Board by Majority Consent, shall be given an opportunity to submit an application to the Company, as a preferred dealer, to form an Affiliate to serve as the JV Dealer with respect to Navistar Truck Models in such country.  Notwithstanding the foregoing, in the event the Caterpillar dealer selected by the Board as a preferred dealer declines to form an Affiliate to sell JV Trucks or the Board determines by Majority Consent not to enter into a sales and service agreement with an Affiliate of such Caterpillar dealer as the JV Dealer with respect to Navistar Truck Models in such country, the Board shall seek applications to form an Affiliate to serve as the JV Dealer with respect to Navistar Truck Models in such country from both Navistar dealers and Caterpillar dealers.

11.3.4.2
A current Caterpillar dealer in such country, if any, shall be given a first right of refusal to form an Affiliate to serve as the JV Dealer in such country with respect to Caterpillar Truck Models; provided, that such dealer submits an application to the Company.  If such Caterpillar dealer declines to form an Affiliate to sell JV Trucks or the Board determines by Majority Consent not to enter into a sales and service agreement with an Affiliate of such Caterpillar dealer as the JV Dealer with respect to Caterpillar Truck Models in such country, the Company shall seek applications to form an Affiliate to serve as the JV Dealer with respect to Caterpillar Truck Models in such country from another Caterpillar dealer (either in another territory of such country or in another country).

11.3.5
If the Board determines by Majority Consent that the Company shall sell both Caterpillar Truck Models and Navistar Truck Models in a given country in which there are no existing Navistar dealers at such time, no Caterpillar dealer (or any subsidiary or Affiliate thereof) shall be permitted to sell Caterpillar Truck Models unless such Caterpillar dealer also forms an Affiliate, which Affiliate agrees to serve as the JV Dealer in such country for Navistar Truck Models pursuant to the Company’s standard sales and service agreement.  If such Caterpillar dealer declines to form an Affiliate to serve as the JV Dealer in such country for Navistar Truck Models, the Company shall seek applications from a Caterpillar dealer in another country to form an Affiliate to serve as such JV Dealer with respect to both Caterpillar Truck Models and Navistar Truck Models in such country.

11.3.6
Subject to applicable law, (a) the Company shall not select as a JV Dealer any Person in a given territory (other than an existing Navistar or Caterpillar dealer, as applicable, located in such territory) that serves as, or whose Affiliate serves as, a dealer of any third-party original equipment manufacturer (other than the Company) (a “Competitive OEM”) whose products and services are in competition with the products and services of the Company in such territory (such dealer, a “Competitive OEM Dealer”) without the Majority Consent of the Board, (b) in each instance where a Person selected by the Board as a JV Dealer, at the time of such selection, is not, and none of such Person’s Affiliates is, a Competitive OEM Dealer, the Board shall endeavor to include in the Company’s sales and service agreement with such Person a prohibition on such Person and its Affiliates from ever forming or acquiring a Competitive OEM Dealer, and (c) if the Board does, in fact, upon Majority Consent or pursuant to Sections 11.3.2, 11.3.3, 11.3.4, or 11.3.5, select as a JV Dealer a Person that serves as, or whose Affiliate serves as, a Competitive OEM Dealer, the Board shall endeavor to include in the Company’s sales and service agreement with such Person provisions that provide that such Person and its Affiliates sell the products of the Company (on the one hand) and the products of the Competitive OEM (on the other hand) in different locations and through different legal entities.

11.3.7
To the extent requested by the Company, each of Caterpillar and Navistar shall use its commercially reasonable efforts to encourage those of its existing dealers that demonstrate compliance with certain standards set by the Company to establish (a) an Affiliate to serve as a JV Dealer and (b) cause such JV Dealer to enter into sales and service agreements with the Company or one of its Affiliates to distribute JV Trucks and JV Truck Replacement Parts.  In any instance in which the Company appoints a single dealer to be a JV Dealer with respect to both Caterpillar Truck Models and Navistar Truck Models, the Company shall enter into separate sales and service agreements with such JV Dealer for the sale and service of Caterpillar Truck Models (on the one hand) and Navistar Truck Models (on the other hand).

11.3.8
The Company shall use its reasonable best efforts to enter into with each JV Dealer that sells Navistar Truck Models sales and service agreements in the forms heretofore agreed to by the Members (it being understood that each such agreement will permit sales and servicing of either (i) Medium Duty COE Trucks or (ii) conventional (non-cab over engine) Medium Duty Trucks and all Heavy Duty Trucks, but not both).  The Company will use its reasonable best efforts to enter into with each JV Dealer that sells Caterpillar Truck Models sales and service agreements in the forms heretofore agreed to by the Members (it being understood that each such agreement will permit sales and servicing of either (i) Medium Duty COE Trucks or (ii) conventional (non-cab over engine) Medium Duty Trucks and all Heavy Duty Trucks, but not both). Without limiting the generality of the preceding sentence, each JV Dealer sales and service agreement shall contain provisions stipulating that (a) such agreement may be assigned by the Company to the Member whose branded JV Truck models are sold pursuant to such agreement without the consent of the JV Dealer, (b) such agreement may be terminated unilaterally by the Company with or without cause to the extent permitted, and pursuant to the process required, if any, under applicable law, (c) such JV Dealer shall be prohibited from selling (i) JV Trucks or JV Truck Replacement Parts to any military customer (without Navistar’s prior written consent) and (ii) JV Trucks or JV Truck Replacement Parts in contravention of the exclusivity and non-competition provisions of this Agreement, and (d) subject to applicable law, with respect to each such agreement with a Navistar-branded JV Dealer Affiliated with a Caterpillar dealer, such agreement will automatically terminate upon the seventh (7th) anniversary of the occurrence of the Triggering Event.

11.4	Marketing, Sales, and Dealer Support and Administrative Services

In each ROW country in which the Company sells JV Trucks or JV Truck Replacement Parts, the Company and the JV Dealers in such country may receive (pursuant to the terms of the Master Terms for Purchased Services) traditional marketing, sales, pricing, administrative, and traditional dealer relations and support services in connection with the sale of the JV Trucks and JV Truck Replacement Parts in such country, in each case, from a Member selected by the Board by Majority Consent.  The Board shall make such selection for each such service based on the Members’ comparative level of expertise with respect to such service.  To enable the applicable Member to provide such services, the Company shall provide, at no charge to such Member, technical marketing support (e.g., application and installation) and application engineering support to such Member for the applicable JV Trucks and JV Truck Replacement Parts at such levels agreed upon by the Board by Majority Consent.

11.5	Product Support Responsibilities

The Company shall perform, or shall retain one or both of the Members or a third party to perform (in each case, at prices that are negotiated by such Person and the Company), the following product support functions (collectively, the “Product Support Services”) in support of the Company’s branding strategy, distribution channels, and brand requirements with respect to each Navistar Truck Model and each Caterpillar Truck Model:

11.5.1	Parts delivery and return policies,

11.5.2	Establishment of parts service performance levels,

11.5.3	Parts pricing publications,

11.5.4	Export parts policy and enforcement,

11.5.5	Dealer management and traditional marketing functions,

11.5.6	Parts marketing and support,

11.5.7	Technical service and support,

11.5.8	Service engineering services, and

11.5.9	Technical training.

11.6	Financing

In evaluating financing options for the Company and its sales, Caterpillar Financial shall be evaluated as the preferred source of working capital financing for the Company and all wholesale and retail sales financing of JV Trucks (both Caterpillar Truck Models and Navistar Truck Models) by the Company.  If the Company and Caterpillar Financial agree to have Caterpillar Financial provide financing services in one or more ROW countries, or, if Caterpillar Financial provides financing services to a JV Dealer in an ROW country, Caterpillar Financial shall make financing services similar to those offered to such JV Dealer available to all JV Dealers in such ROW country, including any JV Dealers selling Navistar Truck Models (it being understood that the particular pricing for such services offered by Caterpillar Financial to any given JV Dealer may differ from the pricing offered by Caterpillar Financial to a Caterpillar dealer or to another JV Dealer based on the creditworthiness and other objective characteristics of such dealers customarily utilized in evaluating the extension and pricing of credit).  Further evaluation of the Company’s marketing strategy and associated costs and revenues is required before Caterpillar Financial participation can be evaluated and understood.

12.	SERVICE

12.1	Certification as Service Providers

Consistent with applicable law, the Company shall establish requirements for JV Dealers to become certified service providers.  Caterpillar and Navistar shall assist the Company with the determination of certification requirements pursuant to the Master Terms for Purchased Services.  To the extent consistent with applicable law, JV Dealers shall be required to participate in certified service training programs as a precondition to selling, and being certified as a warranty and service provider for, JV Trucks.

12.2	Training of JV Dealers

The Company shall have responsibility for training JV Dealers and their respective service providers; provided, however, that the Company may utilize Navistar and Caterpillar to provide JV Dealers with appropriate training pursuant to the Master Terms for Purchased Services (e.g., Navistar may provide truck related sales and service training to JV Dealers and Caterpillar may provide powertrain sales and service training to JV Dealers).

12.3	Service Campaigns and Guidelines for Repair

Caterpillar and Navistar shall, pursuant to the Master Terms for Purchased Services, jointly assist the Company with the determination of all truck service campaigns and guidelines for repair, subject to appropriate Caterpillar and Navistar policies.  The Company may engage Caterpillar or Navistar, as appropriate, pursuant to the Master Terms for Purchased Services, to administer such service campaigns or guidelines for repair (e.g., supplier recovery, distribution logistics, etc.); provided, however, that the Company shall be responsible for the costs of such service campaigns or guidelines for repair.

12.4	Service Publications and Technical Information

The Company shall be responsible for publishing and distributing appropriate service publications and technical and tooling information.  Navistar and Caterpillar shall, for a fee and pursuant to the Master Terms for Purchased Services, jointly assist the Company with the preparation of such publications and information.  The portion of such publications and information pertaining to (a) Caterpillar Truck Models shall conform with the current Caterpillar Brand guidelines, and (b) Navistar Truck Models shall conform with the current Navistar Brand guidelines, in each case to the fullest extent possible.

13.	WARRANTY

13.1	Generally

The Company shall issue Caterpillar Brand or Navistar Brand warranties (as applicable) for JV Trucks and JV Truck Replacement Parts sold or distributed by the Company and shall be liable for truck and service parts claims made thereunder.  Warranties shall be JV Truck-brand specific to allow for differentiation between claims attributable to Caterpillar Truck Models and Navistar Truck Models.

13.2	Sales by the Members to the Company

13.2.1
Navistar shall provide the Company with the product warranties for those JV Trucks, JV Truck Components, and JV Truck Replacement Parts sold by Navistar to the Company as set forth in the Truck Sales Agreement, the Master Component Supply Agreement and any other relevant agreement.

13.2.2
Caterpillar shall provide the Company with the product warranties for those JV Truck Components and JV Truck Replacement Parts sold by Caterpillar to the Company as set forth in the Master Component Supply Agreement and any other relevant agreement.

13.2.3
The Company shall endeavor to provide in its agreements with its other suppliers (beside the Members) that recalls of any product purchased by the Company that are or were subject to such supplier’s warranty and generate an amount of liabilities in excess of the amount attributable to the regular warranty for such product shall be the responsibility of such supplier.

13.3	Legacy Warranties

13.3.1
Core ROW Countries.  Subject to Section 13.3.1.1, on the Core ROW Country Launch Date the Company shall assume all liabilities arising from the Standard Warranty with respect to JV Trucks and JV Truck Replacement Parts sold prior to the Core ROW Country Launch Date by Navistar or any of its direct or indirect wholly-owned subsidiaries in the Core ROW Countries (other than sales to IVECO, customers located in Brazil and military customers (including sales through sales and resale agents, procurement agents, prime contractors, and subcontractors where such sales are for use exclusively by military customers)) pursuant to an assumption agreement in a customary form; provided, however, that, for the avoidance of doubt, no liabilities arising from any recall, extended service contract, or any Goodwill Policy relating to any such truck or part shall be transferred to or otherwise assumed by the Company.

13.3.1.1
NITSA.  Notwithstanding anything to the contrary in this Section 13.3.1, the Company shall not assume the liabilities arising from the Standard Warranty with respect to Medium Duty Trucks, Heavy Duty Trucks, and replacement parts therefor sold by NITSA until the NITSA Business Acquisition Date, at which time the Company shall assume such liabilities from Navistar either directly pursuant to an assumption agreement in a customary form or indirectly through the Company’s acquisition of all of the capital stock of NITSA.

13.3.2
Non-Core ROW Countries (except Legacy Countries).  With respect to each Non-Core ROW Country (except the Legacy Countries), the Company shall not assume any legacy warranties with respect to any Medium Duty Trucks, Heavy Duty Trucks or replacement parts therefor sold in such country by any Person other than the Company or one of its direct or indirect wholly owned subsidiaries.

13.3.3
Legacy Countries.  With respect to each Legacy Country, the Company shall not assume the legacy warranties with respect to any Medium Duty Trucks, Heavy Duty Trucks or replacement parts therefor sold in such country by any Person other than the Company or one of its direct or indirect wholly owned subsidiaries prior to the Legacy Country Commencement Date with respect to such country.

13.4	Goodwill Policy

To the extent the costs for Goodwill Policy are reflected in the Annual Business Plan, the Company shall abide by the Goodwill Policy of Caterpillar for Caterpillar Truck Models and the Goodwill Policy of Navistar for Navistar Truck Models, which Goodwill Policies shall compensate customers for certain non-warranty servicing of JV Trucks.  The Goodwill Policy for Caterpillar Truck Models shall be a differentiating factor compared to the Goodwill Policy for Navistar Truck Models, and the Company sales prices pertaining to Caterpillar Truck Models and Navistar Truck Models shall reflect this differentiating factor.  Caterpillar and Navistar, when acting on behalf of the Company pursuant to the Master Terms for Purchased Services, shall cause their respective sales and service personnel for JV Trucks to abide by the applicable Goodwill Policy.  The Company shall bear the costs and expenses associated with the Goodwill Policies; provided, however, that each Member shall be responsible for all expenses arising from the Goodwill Policy of such Member’s JV Truck models incurred by the Company in excess of the relevant, accrued, budgeted amount set forth in the Annual Business Plan.

13.5	Warranty Administration

13.5.1	The Company shall be responsible for warranty administration with respect to JV Trucks and JV Truck Replacement Parts for which the Company has assumed the corresponding warranty liability.

13.5.2
JV Dealers that sell Caterpillar Truck Models or Caterpillar Brand JV Truck Replacement Parts may submit all claims related thereto via the Caterpillar warranty systems.  Caterpillar’s accounting function shall regularly invoice the Company for reimbursement with respect to such warranty claims and applicable expenses.

13.5.3
JV Dealers that sell Navistar Truck Models or Navistar Brand JV Truck Replacement Parts may submit all claims related thereto via the Navistar warranty systems.  Navistar’s accounting function shall regularly invoice the Company for reimbursement with respect to such claims and applicable expenses.

13.5.4
The Company may engage either Member, pursuant to the Master Terms for Purchased Services, to provide additional services with respect to warranty administration related to such Member’s JV Truck Models and such Member’s brand JV Truck Replacement Parts.

13.5.5
JV Dealers that sell Caterpillar Truck Models (and their respective service providers) and JV Dealers that sell Navistar Truck Models (and their respective service providers) shall perform warranty administration, including administration of extended warranties and extended service coverage, on all warranty claims tendered by any end-user on Caterpillar Truck Models sold by the Company or by any end-user on Navistar Truck Models sold by the Company, respectively, in each case whether or not sold by such JV Dealer.  Exceptions to the rules set forth in the immediately preceding sentence shall be handled on a case-by-case basis in order to minimize the downtime of JV Trucks sold by the Company and enhance the Company’s customer service.

13.5.6
The Company shall be responsible for, and shall reimburse JV Dealers and their service providers for, defined costs and expenses incurred by such Persons in connection with warranty administration on JV Trucks.

13.5.7
In the case of any third-party suppliers offering warranties directly to the customer, such suppliers shall be responsible for administering their own warranty, and financial liability shall be predetermined by the contractual relationship with such suppliers.

13.6	Extended Warranty or Service Coverage

All extended warranty or service coverage (“ESC”) with respect to JV Trucks shall be offered through a designated ESC service provider (which may be a Member) and sold pursuant to the following provisions: (a) the Company shall select any ESC provider to be engaged; (b) the Company shall negotiate and approve all ESC terms and conditions to develop a market competitive ESC package with input from the Members; and (c) the Members may, as a service to the Company pursuant to the Master Terms for Purchased Services, provide for purchasing ESC from the designated ESC provider at market-based prices.

14.	INTELLECTUAL PROPERTY RIGHTS

14.1	Members’ Intellectual Property Licenses

14.1.1
Each Member shall license (or shall cause its designated Affiliate to license) to the Company, on a royalty-free basis, certain Intellectual Property of such Member and its Affiliates pursuant to the applicable Intellectual Property License Agreement and the applicable Trademark License Agreement.  If necessary, the Company shall, in turn, sublicense such Intellectual Property, on a royalty-bearing basis, to one or more direct or indirect wholly owned subsidiaries of the Company established outside of the U.S.; provided, however, that (a) the Company shall not sublicense any trademarks of either Member to any direct or indirect wholly owned subsidiary of the Company and (b) each Member shall license (or shall cause its designated Affiliate to license), on a royalty-bearing basis, directly to each applicable direct or indirect wholly owned subsidiary of the Company established outside of the U.S., the applicable trademarks of such Member.

14.1.2
For the avoidance of doubt, except as otherwise set forth in the Intellectual Property License Agreements, neither Member shall be required to license to the Company any Intellectual Property for the purpose of manufacturing or selling any JV Truck Components.

14.2	Members’ Background Intellectual Property

For the avoidance of doubt, subject to the terms of the Intellectual Property License Agreements referenced in Section 14.1, all Background Intellectual Property of a Member shall remain the property solely of such Member.

14.3	Company Intellectual Property

Except as otherwise agreed by the Members, the Company (or an Affiliate designated by the Company) shall own any and all Intellectual Property that is developed by the Company or by a Member retained for such purpose on the Company’s behalf.  The Company shall grant (or shall cause the applicable Affiliates of the Company to grant) each Member a royalty-bearing license to utilize the Intellectual Property owned by the Company or its Affiliates, subject to Section 15, pursuant to the applicable Royalty-Bearing IP License Agreement.

14.4	R&D; Development

The Company shall determine the extent to which it conducts the research and development and Intellectual Property activities set forth in the Annual Business Plan and the Rolling Business Plan with internal resources or by retaining one or both Members or a third party to provide product development services on a contract basis (in the case of the Members, pursuant to the applicable Master Development Services Agreement), and in such event, Navistar shall be evaluated as the preferred source of such product development services.

14.5	Third Party Infringement Claims

If any activity in connection with the conduct of the Business is alleged by a third party to infringe a third party’s Intellectual Property rights, the Party becoming aware of such allegation shall promptly notify the other Parties thereof in writing, reasonably detailing the claim.

14.6	Post-Termination Ownership of Certain Intellectual Property

The provisions in this Section 14.6 shall apply to any Intellectual Property of the Company (a) that is distributed to both Members as joint owners pursuant to Section 21.5.1, such provisions to take effect from and after the date of such distribution, or (b) joint ownership of which is distributed to the Seller Member and retained by the Company pursuant to Section 21.6.5, such provisions to take effect simultaneously with the closing of the sale and purchase of the Membership Interest pursuant to the Buy-Out Interest Option or pursuant to the Buy/Sell Option (as provided in Section 21.6.4).  For purposes of this Section 14.6, such Intellectual Property shall be referred to as the “Jointly Owned Intellectual Property”, and each of the two joint owners of the Jointly Owned Intellectual Property shall be referred to as a “Joint Owner”.

14.6.1	Prosecution and Maintenance; Enforcement

14.6.1.1
Subject to the other provisions of this Section 14.6, the Joint Owners shall mutually agree on all decisions relating to the procurement, prosecution, and maintenance of all Jointly Owned Intellectual Property.

14.6.1.2
If either Joint Owner wishes to commence proceedings against a third party for infringement of any Jointly Owned Intellectual Property, the non-enforcing Joint Owner shall cooperate in good faith to facilitate the commencement of those proceedings by voluntarily joining as a plaintiff in such lawsuit, unless the non-enforcing Joint Owner has a reasonable business justification for not cooperating (e.g., the alleged infringer is a customer of such Joint Owner).  In that event, the non-enforcing Joint Owner hereby grants to the enforcing Joint Owner (a) the unilateral right to sue such third party for infringement of such Jointly Owned Intellectual Property, and (b) the right to seek joinder of the non-cooperating party as an involuntary plaintiff.  The non-enforcing Joint Owner hereby agrees not to contest any attempted joinder as an involuntary plaintiff by the enforcing Joint Owner in any proceeding against a third party for infringement of any Jointly Owned Intellectual Property.

14.6.1.3
The enforcing Joint Owner shall indemnify the non-enforcing Joint Owner with respect to any Liabilities (including liability for costs or assessment of attorney fees) arising from the proceedings, and the enforcing Joint Owner may conduct the proceedings as it wishes, for its own benefit.  The non-enforcing Joint Owner may, at the enforcing Joint Owner’s expense and subject to the enforcing Joint Owner’s consent, not to be unreasonably withheld, retain counsel to represent it in any proceedings against a third party for infringement of any Jointly Owned Intellectual Property.

14.6.1.4
If both Joint Owners wish to take part in proceedings against a third party for infringement of any Jointly Owned Intellectual Property, the Joint Owners shall cooperate in good faith with respect to the conduct of the proceedings, including voluntarily joining as plaintiffs in the suit and agreeing in writing to the manner in which the costs of the proceedings will be shared.  The costs of the proceedings shall be paid first with any amounts recovered, with the remaining costs being shared equally by the Joint Owners, or as otherwise agreed by the Joint Owners in writing.

14.6.2	Licensing

Notwithstanding any statutes, rules or regulations of any ROW country to the contrary, each Joint Owner shall have the right to license any Jointly Owned Intellectual Property for use anywhere in the ROW to any Person (including any Affiliate) without the consent of the other Joint Owner; provided, however, that (a) any such license to a Person that is not an Affiliate of such Joint Owner shall be in exchange for a commercially reasonable royalty to be paid by the licensee, and (b) the Joint Owner licensor shall be required to account to and pay over to, promptly upon receipt, the other Joint Owner fifty percent (50%) of any such royalty consideration actually received by such Joint Owner licensor.  For the avoidance of doubt, each Joint Owner shall have the right to license any Jointly Owned Intellectual Property for use anywhere in the ROW to any Affiliate of such Joint Owner on a royalty-free basis.

15.	NON-COMPETITION COVENANTS

15.1	Business

Subject to the terms and conditions of this Agreement and the Related Agreements and except as otherwise provided herein, during the period commencing on the Effective Date and ending upon the occurrence of the Triggering Event, neither Member nor its respective 5% Affiliates shall, directly or indirectly, (a) engage in, or own any ownership interest equal to or greater than five percent (5%) in, any business substantially similar to or in competition with the Business or any part thereof, in each case, anywhere in the ROW, or (b) grant any license or sublicense of Intellectual Property of Caterpillar, Navistar, the Company or their respective 5% Affiliates to any person for any use within the scope of the Business anywhere in the ROW, except in each case as otherwise agreed to in writing by both Members.  Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement and the Related Agreements and except as otherwise provided herein, neither Member nor its respective 5% Affiliates shall, independent of the Company, market or sell in the ROW any JV Truck Replacement Parts (including, for the avoidance of doubt, Will-Fit Parts) in connection with Medium Duty Trucks or Heavy Duty Trucks.  Notwithstanding the foregoing, neither Member nor any of its 5% Affiliates shall be prohibited from licensing or sublicensing any of the Intellectual Property of such Member or any of its 5% Affiliates to any Person for purposes of settling a bona fide Intellectual Property dispute.  Notwithstanding the foregoing, in the event of a Change in Control of either Member after the date hereof by a Person that is a competitor of any or all of the Business, the non-competition provisions and the exclusivity provisions of this Agreement, including Sections 9.5 and 11.1 and this Section 15.1, shall cease upon and be of no further force or effect following such Change in Control.

15.2	Contracts Restricting the Company

Without the Majority Consent of the Board, and except as otherwise provided in this Agreement, neither Member shall, and each Member shall cause its respective 5% Affiliates not to, enter into any contract that would restrict the activities of the Company contemplated by this Agreement, including (a) any contract for the purchase of JV Truck Components or JV Truck Replacement Parts that would restrict the activities of the Company contemplated by this Agreement or (b) any contract pursuant to which such Member or 5% Affiliate incurs indebtedness for borrowed money or becomes a guarantor or surety or pledged its credit for or otherwise becomes responsible with respect to any undertaking of another Person that would restrict the activities of the Company contemplated by this Agreement, including the Company becoming a “Restricted Subsidiary” as defined in the Credit Agreement, dated as of January 19, 2007, as may be amended from time to time, among Navistar International Corporation, as Borrower, the Subsidiary Guarantors Party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Credit Suisse Securities (USA) LLC, as Syndication Agent, and Banc of America Securities LLC and Citigroup Global Markets Inc., as Co-Documentation Agents (the “Credit Agreement”) or any similar agreement or arrangement; provided, however, that no amendment to the Credit Agreement or any similar agreement or arrangement will restrict the activities of the Company contemplated by this Agreement; and provided further that nothing shall prohibit the Company from becoming a Restricted Subsidiary of Navistar in the event Navistar’s Percentage Interest increases beyond fifty percent (50%) pursuant to Article 3, nor impact Navistar’s obligations under the Credit Agreement or any similar agreement or arrangement as a result thereof.

15.3	Certain Exceptions to Non-Competition Covenants

15.3.1
Development, Manufacture and Assembly.  Nothing contained in this Agreement shall prohibit a Member from developing, manufacturing or assembling Medium Duty Trucks, Heavy Duty Trucks, JV Truck Components and replacement parts therefor anywhere in the ROW on its own or from developing JV Truck Replacement Parts for Legacy Trucks; provided, that, subject to Sections 2.3.5 and 10.3.4.3 and this Section 15.3, such Member shall not market or sell any such Medium Duty Trucks, Heavy Duty Trucks, JV Truck Components or replacement parts (other than Common Parts or JV Truck Components utilized by other products in addition to Medium Duty Trucks or Heavy Duty Trucks; provided, that the volume of such Common Part or JV Truck Component sales made by such Member must be reasonable in relation to the volume of such other products sold by such Member prior to such Common Part or JV Truck Component sales in the relevant geographic area) anywhere in the ROW.

15.3.2
Sales of Loose Engines and Transmissions by Members.  Notwithstanding anything to the contrary in this Agreement, each Member and its 5% Affiliates shall be permitted to market and sell at any time to any Person engines and transmissions for use in Medium Duty Trucks, Heavy Duty Trucks or any other applications anywhere in the world, including the ROW (whether or not in competition with the Company); provided, however, that neither Member nor its 5% Affiliates shall be entitled to use any resources of the Company or any JV Dealers to facilitate any such sales, except with the express written Majority Consent of the Board.  Notwithstanding the foregoing, Navistar and its 5% Affiliates may sell such engines and replacement parts therefor (to the extent permitted pursuant to Section 15.3.3) through Navistar dealers and JV Dealers Affiliated with Navistar dealers without Board approval and without paying the Company any fee therefor; provided, however, that Navistar and its 5% Affiliates may not sell such engines or replacement parts therefor through Caterpillar dealers or JV Dealers Affiliated with Caterpillar dealers.

15.3.3	Sales of Engine and Transmission Parts by Members.

15.3.3.1	Notwithstanding anything to the contrary in this Agreement:

15.3.3.1.1	Caterpillar and its 5% Affiliates may market and sell at any time in any ROW country Caterpillar Brand engine and transmission parts except to the extent that (x) Caterpillar reasonably believes that such engine or transmission parts will ultimately be used in an engine or transmission included in a JV Truck sold by the Company or (y) the volume of engine or transmission part sales made by Caterpillar and its 5% Affiliates is not reasonable in relation to the volume of engines or transmissions sold by Caterpillar and its 5% Affiliates prior to such engine or transmission part sales in the relevant geographic area;

15.3.3.1.2	Navistar and its 5% Affiliates may market and sell at any time in any ROW country Navistar Brand engine and transmission parts except to the extent that (x) Navistar reasonably believes that such engine or transmission parts will ultimately be used in an engine or transmission included in a JV Truck sold by the Company or (y) the volume of engine or transmission part sales made by Navistar and its 5% Affiliates is not reasonable in relation to the volume of engines or transmissions sold by Navistar and its 5% Affiliates prior to such engine or transmission part sales in the relevant geographic area; and

15.3.3.1.3	if any of the permitted sales by Caterpillar and Navistar, as described in Sections 15.3.3.1.1 and 15.3.3.1.2, are made by the Company (rather than by Caterpillar, Navistar, or their respective 5% Affiliates, as applicable), and the Company reasonably believes that such engine or transmission parts will ultimately be used in an engine or transmission not used in a JV Truck, all profits or losses arising from the Company’s sale shall be entirely for the account of Caterpillar or Navistar, respectively, and shall be transferred to Caterpillar or Navistar, respectively.

15.3.3.2
Other than existing arrangements set forth on Schedule 15.3.3.2, Caterpillar, Navistar and their 5% Affiliates shall not market or sell any engine or transmission parts to any third party at any price that is lower than the price at which Caterpillar, Navistar or their 5% Affiliates has sold such engine or transmission parts to the Company within the immediately prior one hundred and eighty (180) days from such sale.

15.3.3.3
The Company and each Member shall adopt and implement policies, processes, and systems to (i) monitor, to the extent practicable, the end-user customers to which Caterpillar Brand engine or transmission parts and Navistar Brand engine or transmission parts (as applicable) are sold, and (ii) encourage such Member’s dealers to sell Caterpillar Brand engine or transmission parts or Navistar Brand engine or transmission parts (as applicable) to end-user customers for use only in trucks other than JV Trucks sold by the Company.  If, at any time during the term of this Agreement, either Member reasonably believes in good faith that the other Member’s dealers have, in fact, sold engine or transmission parts to end-user customers for use in JV Trucks sold by the Company, (A) the other Member shall cooperate with such Member in furtherance of investigating such matter and, subject to applicable law, taking appropriate corrective actions, and (B) in the event that a material amount of such sales did, in fact, occur, bring such matter to the Board to determine any appropriate remediation action it deems necessary.

15.3.3.4	Caterpillar and its 5% Affiliates and Navistar and its 5% Affiliates shall not promote or market actions, programs, or tools specifically designed to take business away from a JV Dealer.

15.3.4
Legacy Warranty Obligations.  Notwithstanding anything to the contrary in this Agreement, each Member shall be permitted to fulfill its legacy warranty obligations with respect to any Medium Duty Trucks, Heavy Duty Trucks and replacement parts therefor sold by such Member in any Non-Core ROW Country prior to the Legacy Country Commencement Date with respect to such country.  Such Member may engage the Company pursuant to a sales and service agreement to supply replacement parts to assist such Member in fulfilling its legacy warranty obligations.

15.3.5
Certain Ancillary Functions.  Notwithstanding anything to the contrary in this Agreement, none of remanufacturing products and services, logistics services or financing services shall be deemed to be subject to any of the restrictions contained in this Section 15, and each Member and its 5% Affiliates shall be permitted to engage in any and all such activities, and provide any and all such products and services to any third party, for its own account; provided, however, that during any period while Caterpillar Financial or Navistar Financial is retained by the Company to provide any financing services in connection with the Business, such Person shall be permitted to provide financing in connection with products and services of any third party (other than the Company) that are in competition with the products and services of the Company only to the extent that (a) such financing is not systematically offered as part of a formal, ongoing finance program of such Person but instead is provided on an ad hoc basis, and (b) such type of financing is also made available by such Person to JV Dealers and end-user customers of the Company in connection with products and services of the Company, including both Caterpillar Truck Models and Navistar Truck Models and JV Truck Replacement Parts therefor.

15.3.6
Notwithstanding anything to the contrary in this Agreement, each of Caterpillar and Navistar shall be permitted to develop, design, test, manufacture, assemble, brand, market, sell (including providing purchase financing to customers for), and distribute and provide product support for (including providing replacement parts for), vehicles that are not Medium Duty Trucks or Heavy Duty Trucks.

15.3.7
Notwithstanding anything to the contrary in this Agreement, Blue Diamond will be permitted to continue to develop and manufacture anywhere in the world and, as set forth below, market and sell in the ROW Medium Duty Trucks of the types marketed and sold by Blue Diamond as of January 1, 2009, or replacement models of such types of Medium Duty Trucks and replacement parts therefor; provided, that such Medium Duty Trucks and replacement parts therefor are sold exclusively to (i) Navistar, or its 5% Affiliates, for subsequent resale in the ROW only to the Company; or (ii) Ford Motor Company, or its 5% Affiliates, which shall be permitted to sell such trucks and parts anywhere in the world (provided that such trucks are not Navistar Brand); and provided further that the volume of replacement parts sales made by Blue Diamond in the ROW is reasonable in relation to the volume of Medium Duty Trucks sold by Blue Diamond.

15.3.8	Notwithstanding anything to the contrary in this Agreement, Navistar and its 5% Affiliates will be permitted to:

15.3.8.1
solely through the Mahindra JV or any of its direct or indirect wholly owned subsidiaries, develop, design, test, manufacture, assemble, brand, market, sell, and distribute and provide product support for (including providing replacement parts and service for), Medium Duty Trucks and Heavy Duty Trucks in the ROW (including granting a license or sublicense of Intellectual Property of Navistar or its Affiliates to the Mahindra JV in connection therewith) solely to the extent expressly permitted pursuant to the Mahindra JV Agreement as in effect on the date of the Mahindra Waiver; provided, however, that without the Majority Consent of the Board, no such activities shall be assisted by or made through a JV Dealer Affiliated with a Caterpillar dealer or a Caterpillar dealer; provided, further, however, that Navistar and its Affiliates hereby covenant and agree not to consent to any amendment to the Mahindra JV Agreement that would adversely effect the Company in any manner, unless the Board by Majority Consent agrees to such amendment;

15.3.8.2
begin or continue (as applicable) to develop, manufacture, market and sell a low-cab over engine truck anywhere in the ROW through a joint venture with American LaFrance, LLC; provided, that the Company will (without a requirement for Board approval), unless the Board otherwise determines, distribute such trucks in the ROW and earn and retain all profits in connection with such distribution, other than such countries in which American LaFrance, LLC has distribution capabilities as of the date of this Agreement; and provided further that the Company shall also have the right to develop, manufacture, market and sell a low-cab over engine truck anywhere in the ROW, which truck may compete with such American LaFrance, LLC joint venture truck;

15.3.8.3
other than with respect to Navistar components and replacement parts for sale or assembly in the ROW, continue to perform kitting services through Newstream Enterprises, LLC to the extent such services are permitted to be performed under the Operating Agreement for Newstream Enterprises, LLC, dated January 28, 2003, by and among Remanufacturing Sales Company and International Truck and Engine Corporation in effect as of January 1, 2009;

15.3.8.4	engage in any of the activities described in the last sentence of Section 2.3.7.2 in accordance with the terms and conditions thereof;

15.3.8.5
until the Core ROW Country Launch Date, continue to sell Medium Duty Trucks, Heavy Duty Trucks, and replacement parts therefor in each of the Core ROW Countries consistent with past practice prior to the Effective Date (but subject to Navistar’s export parts policy to be implemented on October 1, 2009);

15.3.8.6
until the NITSA Business Acquisition Date, continue to conduct NITSA’s business (including with respect to the sale of Medium Duty Trucks, Heavy Duty Trucks, and replacement parts therefor in South Africa, Swaziland, Mozambique, Namibia and the Democratic Republic of Congo) in accordance with the NITSA Acquisition Agreement for so long as such agreement remains in effect and following such time, if any, that the NITSA Acquisition Agreement is terminated for any reason, in a manner consistent with past practice prior to the Effective Date (but subject to Navistar’s export parts policy to be implemented on October 1, 2009);

15.3.8.7
following the Core ROW Country Launch Date, continue to sell to IVECO, solely for resale in Australia, (A) Navistar 7600, 9200, and 9900 truck models, and kits and first fit components therefor, solely to the extent such sales are required to continue under the Supply, Technical Assistance and License Agreement as in effect on January 1, 2009, and (B) Navistar replacement parts for such truck models (but such replacement parts shall only be sold in quantities commensurate with the quantity of such truck models sold by Navistar to IVECO through October 9, 2010); provided that, in no event shall sales of (x) Navistar 7600 truck models or kits or first fit components therefor continue beyond December 31, 2009, (y) Navistar 9200 and 9900 truck models or kits or first fit components therefor continue beyond October 9, 2010, or (z) replacement parts for such truck models continue beyond the earlier of the tenth (10th) anniversary of the Effective Date or such shorter period as Navistar may negotiate with IVECO.  Navistar and the Company shall enter into either a mutually-acceptable sales and service agreement pursuant to which the Company shall supply replacement parts to assist Navistar in fulfilling its warranty and other contractual obligations to IVECO or a mutually-acceptable arrangement for the Company to sell replacement parts to IVECO;

15.3.8.8
following the Core ROW Country Launch Date, continue to sell replacement parts for Medium Duty Trucks and Heavy Duty Trucks (but, for the avoidance of doubt, not Medium Duty Trucks or Heavy Duty Trucks) to each Navistar dealer in Brazil as of the Effective Date solely to the extent such sales are required to continue under applicable Brazilian law.  Navistar and its 5% Affiliates shall adopt and implement policies, processes, and systems to (i) monitor, to the extent practicable, the end-user customers to which such replacement parts are sold, and (ii) encourage Navistar's dealers in Brazil to sell such replacement parts to end-user customers for use only in trucks other than JV Trucks sold by the Company or its direct or indirect wholly owned subsidiaries.  If, at any time during the term of this Agreement, Caterpillar or the Company reasonably believes in good faith that Navistar’s dealers in Brazil have, in fact, sold such replacement parts to end-user customers for use in JV Trucks sold by the Company or its direct or indirect wholly owned subsidiaries, (A) the Members shall cooperate with each other in furtherance of investigating such matter and, subject to applicable law, taking appropriate corrective actions, and (B) in the event that a material amount of such sales did, in fact, occur, bring such matter to the Board to determine any appropriate remediation action it deems necessary; and

15.3.8.9
sell Medium Duty Trucks, Heavy Duty Trucks, and replacement parts therefor to customers in the Core Countries but only to the extent the order for any such truck or part (i) was received prior to the Core ROW Country Launch Date or, with respect to South Africa, the NITSA Business Acquisition Date and specified delivery following the Core ROW Country Launch Date or the NITSA Business Acquisition Date, as applicable, and (ii) is consistent with Navistar’s past practice prior to the Effective Date (but subject to Navistar’s export parts policy to be implemented on October 1, 2009).

15.4	Acquisition of Publicly-Traded Securities

Notwithstanding anything to the contrary in this Agreement, the acquisition by a Member or its 5% Affiliates of the publicly-traded equity securities or debt securities of any Person that competes with the Business shall be permitted to the extent that (a) such acquisition does not result, directly or indirectly, in the ownership by such Member or its 5% Affiliates of five percent (5%) or more of any class of publicly-traded equity securities or debt securities of such Person, and (b) the investment in such Person held by such Member is purely passive, and such Member has no governance or control rights in such Person (including any right to appoint any member of the board of such Person, the right to appoint any officer of such Person, or the right to veto any significant decision of such Person) other than the right to cast votes (on a one share, one vote basis) with respect to the publicly traded equity securities or debt securities of such Person held by such Member.

15.5	Member Acquisition

Notwithstanding anything to the contrary in this Agreement, if a Member or any of its 5% Affiliates desires to acquire a business or operation of any Person that competes with the Business, whether through the purchase of stock or other voting securities, merger, consolidation, or other similar corporate transformation, or through the purchase of assets (a “Member Acquisition”), and the operation of the business acquired by reason of the Member Acquisition is not otherwise permitted by the provisions of this Agreement, such Member may make the Member Acquisition so long as, no later than the consummation of the Member Acquisition, such Member sends the Company a written offer to sell to the Company that portion of the business acquired through the Member Acquisition that competes with the Business (the “Competing Operations”).  For purposes of this Section 15.5, all decisions of the Company shall be made by the other Member’s Representatives (acting and deciding on behalf of the Company).  If the Company desires to pursue such offer, the Company must so notify such Member in writing no later than twenty (20) calendar days after receiving such written offer.  If the Company submits such written notice to such Member in accordance with the immediately preceding sentence, the Company and such Member shall attempt in good faith to agree upon, no later than twenty (20) calendar days after the Company submits such written notice to such Member, (a) those particular assets, liabilities and operations of the business acquired through the Member Acquisition that constitute the Competing Operations, and (b) a purchase price for the Competing Operations.  If the Company and such Member agree in writing upon the items referenced in the immediately preceding sentence within such twenty (20) calendar day period, the Company shall be deemed to have accepted such offer on the date such agreement is reached.  If the Company and such Member fail to so agree upon such items within such twenty (20) calendar day period, the Company and such Member shall seek to agree upon and retain an Independent Valuation Firm pursuant to the selection procedures set forth in Section 23.16 to (i) identify those particular assets, liabilities and operations of the business acquired through the Member Acquisition that constitute the Competing Operations, and (ii) determine a purchase price that is equal to the Fair Market Value of the Competing Operations taking into account, among other factors that are relevant to the Independent Valuation Firm’s determination of such Fair Market Value, the purchase price of the Member Acquisition.  The decision of the Independent Valuation Firm shall be final and binding on, and nonappealable by, the Company and such Member.  The Independent Valuation Firm shall act as an expert and not as an arbitrator.  The fees and expenses of the Independent Valuation Firm shall be paid one half by each Member (and not, for the avoidance of doubt, one half by the Company and such Member).  No later than thirty (30) calendar days after the Company and such Member receive written notice from the Independent Valuation Firm setting forth its determination of the items referenced in clauses (i) and (ii) above, the Company must send a written notice to such Member indicating if the Company desires to accept such offer at the purchase price stipulated by the Independent Valuation Firm.  If the Company decides to accept such offer, either at the purchase price that is agreed upon by the Company and such Member or at the purchase price determined by the Independent Valuation Firm, the sale of the Competing Operations by such Member to the Company shall be consummated no later than forty-five (45) calendar days after the date on which the Company is deemed to have accepted such offer; provided, that the closing shall in no event occur earlier than three (3) Business Days after receipt of all approvals required from, and expiration of all waiting periods (including waiting periods under the Hart-Scott-Rodino Act) imposed by, any governmental authorities in connection with the purchase and sale.  If the Company decides not to accept such offer, then (A) if the Competing Operations did not generate greater than $300,000,000 in revenues during the calendar year preceding the year in which the Member Acquisition was consummated, then such Member shall be permitted to retain, own, and operate the Competing Operations (provided, that the Competing Operations shall not be permitted to use, and shall not be provided access to, any Intellectual Property of the Company), and (B) if the Competing Operations generated greater than $300,000,000 in revenues during the calendar year preceding the year in which the Member Acquisition was consummated, then such Member shall divest the Competing Operations no later than six (6) months after the date on which such Member receives notice that the Company decided to not accept such offer.  If such Member retains the Competing Operations in accordance with clause (A) of the immediately preceding sentence and continues to own and operate such Competing Operations on the third (3rd) anniversary of the consummation of the Member Acquisition, the Company shall have the option (but not the obligation) to purchase the Competing Operations from such Member.  If the Company desires to pursue such option, the Company must so notify such Member in writing no later than twenty (20) calendar days after the third (3rd) anniversary of the consummation of the Member Acquisition.  The terms of such option shall be the same as the terms of the first option set forth above in this Section 15.5.

15.6	Additional Agreements

The Members agree and acknowledge that the restrictions contained in this Section 15 are reasonable in scope and duration in light of the nature, size and location of the Business.  The Members further agree and acknowledge that the restrictions contained in this Section 15 are necessary to protect each Member’s significant investment in the Business, including its goodwill.  The Members are of equal bargaining power.  It is the desire and intent of the Members that the provisions of this Section 15 be enforced to the fullest extent permissible under applicable law.  If all or part of this Section 15 is held invalid, illegal, or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.  If any part of this Section 15 is held to be excessively broad as to duration, scope, activity, or subject, such part shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permissible under applicable law.

16.	INDEMNIFICATION FOR DEALER LIABILITY

16.1	Dealer Liability Indemnities

Navistar shall defend, indemnify, and hold harmless each Company Indemnified Person and each Caterpillar Indemnified Person against any and all claims made by any dealer or distributor of Navistar or its Affiliates, in such Person’s capacity as a dealer or distributor of Navistar or its Affiliates, against any Company Indemnified Person or Caterpillar Indemnified Person for lost revenues, lost profits, injunctive relief, or any other damages arising from business activities related to this Agreement (and the Related Agreements); except for claims for product liability related to the safety or performance of a particular product, the defense and indemnity of which, if any, shall be handled pursuant to the terms of the applicable Related Agreements or otherwise shall be negotiated by the relevant parties on a case-by-case basis.  Caterpillar shall defend, indemnify and hold harmless each Company Indemnified Person and each Navistar Indemnified Person against any and all claims made by any dealer or distributor of Caterpillar or its Affiliates, in such Person’s capacity as a dealer or distributor of Caterpillar or its Affiliates, against any Company Indemnified Person or Navistar Indemnified Person for lost revenues, lost profits, injunctive relief, or any other damages arising from business activities related to this Agreement (and the Related Agreements); except for claims for product liability related to the safety or performance of a particular product, the defense and indemnity of which, if any, shall be handled pursuant to the terms of the applicable Related Agreements or otherwise shall be negotiated by the relevant parties on a case-by-case basis.

16.2	Indemnification Procedures

16.2.1
Notice of Dealer Claims; Assumption of Defense.  The Indemnified Person shall give notice as promptly as is reasonably practicable, but in any event no later than ten (10) Business Days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action, or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under the terms of Section 16.1 (which notice shall specify in reasonable detail the nature and amount of such claim); provided, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Section 16 except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.  The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim, suit, action, or proceeding, and (b) upon notice to the Indemnified Person, at any time during the course of any such claim, suit, action, or proceeding, assume the defense thereof with counsel of its own choice and in the event of such assumption, shall have the exclusive right, subject to clause (a) in the proviso in Section 16.2.2, to settle or compromise such claim, suit, action, or proceeding.  If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person.  Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action, or proceeding, all of the Parties shall cooperate, at the Indemnifying Person’s cost and expense, in the defense or prosecution thereof.

16.2.2
Settlement or Compromise.  Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under clause (b) of Section 16.2.1) or the Indemnifying Person, as the case may be, of any such claim, suit, action, or proceeding of the kind referred to in Section 16.2.1 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (a) no obligation, restriction, or Liability shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, and (b) the Indemnified Person shall not compromise or settle any claim, suit, action, or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld, conditioned, or delayed.

16.3	Liability Insurance

The Company shall maintain in effect during the term of this Agreement and for a period of no less than five (5) years after the occurrence of the Triggering Event, appropriate liability (including product liability) insurance policies with products and completed operations coverage with an internationally recognized carrier.  The Company’s purchase of any such liability insurance policy shall be subject to the approval of the Board by Majority Consent.  Such policies shall require the Company to receive not less than thirty (30) calendar days’ prior written notice of any modification or cancellation of such policies.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Representations and Warranties of Members

As of the Effective Date, each Member hereby represents and warrants to the Company and to the other Member that:

17.1.1	Such Member understands and acknowledges that its Membership Interest has not been, and shall not be, registered under the Securities Act or any state securities laws;

17.1.2
Such Member understands and acknowledges that its Membership Interest may not be sold or otherwise assigned unless it is registered under the Securities Act and applicable state securities laws, or unless such sale or assignment is offered pursuant to an exemption from such registration requirements;

17.1.3
The obligations and restrictions contained in this Agreement regarding the purchase, sale, transfer, or assignment of Membership Interests create an economic risk that such Member is capable of bearing;

17.1.4	Such Member is acquiring its Membership Interest for investment and not with a view to the resale or distribution thereof;

17.1.5
Such Member has the full power and authority to enter into this Agreement, to subscribe for and purchase or otherwise hold the Membership Interest to be issued to or held by it, to perform its obligations hereunder, and to consummate the transactions contemplated hereby;

17.1.6
Such Member’s purchase of its Membership Interest and its execution and delivery of this Agreement have been duly authorized by all necessary corporate action on its behalf, and this Agreement shall be, upon execution and delivery on behalf of such Member, its legal, valid, and binding obligation, enforceable in accordance with its terms, except as such enforceability may be affected by (a) applicable bankruptcy, reorganization, insolvency, moratorium, and other similar laws and court decisions of general application, including statutory and other laws regarding fraudulent or preferential transfers relating to, limiting, or affecting the enforcement of creditors’ rights generally, and (b) general principles of equity, including the effect of such general principles of equity upon the specific enforceability of any of the remedies, covenants, or other provisions contained herein and therein, and their application (regardless of whether enforcement is considered in a proceeding at law or in equity) as such principles relate to, limit, or affect the enforcement of creditors’ rights generally;

17.1.7
The execution and delivery by such Member of this Agreement, the consummation of the transactions contemplated in accordance with the terms of this Agreement, and the performance of such Member’s obligations hereunder shall not conflict with, or result in any violation of or default under, any provision of any governing instrument applicable to such Member, or any agreement or other instrument to which such Member is a party or by which such Member or any of its properties are bound, or any permit, franchise, judgment, decree, statute, rule, or regulation applicable to such Member or its properties;

17.1.8
Such Member has such knowledge and experience in financial affairs that it is capable of evaluating the merits and risks of purchasing and holding its Membership Interest, and it has not relied in connection with this investment upon the identity of or advice from the other Member or upon any representations, warranties or agreements other than those set forth in this Agreement and the Related Agreements;

17.1.9
Such Member’s financial situation is such that it can afford to bear the economic risk of holding its Membership Interest for an indefinite period of time, and it can afford to suffer the complete loss of its investment in the Company; and

17.1.10
Such Member is not relying on the Company, the other Member, any Representative, or any director, officer, employee, manager, agent, or Affiliate of any of such Person, with respect to the United States and foreign income tax considerations involved in purchasing, holding, and disposing of Membership Interests.

17.2	Survival of Warranties

All representations and warranties contained in Section 17.1 shall survive the execution and delivery of this Agreement.

18.	CAPITAL ACCOUNTS; DISTRIBUTIONS; TAX MATTERS; RECORDS

18.1	Capital Account Maintenance

A separate “Capital Account” shall be maintained for each Member under Section 18.2 for the full term of this Agreement in accordance with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.  A Member’s Capital Account shall be determined as provided in Section 18.2.

18.2	Capital Account Balances

Pursuant to the basic rules of Section 1.704-1(b)(2)(iv) of the Treasury Regulations, the balance of the Capital Account of each Member shall be:

18.2.1	initially, the amount of such Member’s initial Capital Contribution described in Section 3.1.1;

18.2.2	increased by the amount of any additional money contributed by such Member to the capital of the Company;

18.2.3
increased by the Gross Asset Value (determined without regard to Section 7701(g) of the Code) of each property contributed by such Member to the capital of the Company and decreased by the Gross Asset Value (determined without regard to Section 7701(g) of the Code) of each property distributed to such Member by the Company;

18.2.4	increased by the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member;

18.2.5	increased by the amount of each item of Profit allocated to such Member pursuant to this Agreement;

18.2.6	decreased by the amount of each item of Loss allocated to such Member pursuant to this Agreement;

18.2.7	decreased by the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company; and

18.2.8	otherwise adjusted in accordance with the other capital account maintenance rules of Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

18.2.9
If any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

18.3	Allocation of Profits and Losses

18.3.1
A special allocation of gross income (e.g., gross sales revenues) shall be allocated to Navistar in an amount equal to the cumulative cash distributions to which Navistar is entitled pursuant to Section 18.4.1, less any amount of gross income previously allocated to Navistar pursuant to this Section 18.3.1.  Any prior allocation of gross income allocated pursuant to this Section 18.3.1 that is later offset by Losses, deductions or other specially allocated losses pursuant to Section 18.5 shall be replenished dollar-for-dollar with subsequent allocations of gross income.

18.3.2	A special allocation of Losses shall be made to Navistar in an amount equal to the cumulative cash contributions which Navistar paid pursuant to Section 2.3.5.3.

18.3.3	After taking into account Sections 18.3.1 and 18.3.2 in calculating Profits and Losses, Profits and Losses shall be allocated to the Members in proportion to their respective Percentage Interests.

18.4	Distributions

The Company shall, no later than thirty (30) calendar days following the end of each fiscal half year (unless the Board determines by Majority Consent that a distribution shall be at another time), distribute to the Members any cash of the Company not necessary for its financial obligations or working capital needs or for funding its then current Annual Business Plan and its then current Rolling Business Plan, unless the Board determines otherwise by Majority Consent.  Except as otherwise provided elsewhere in this Agreement or as otherwise determined by the Board by Majority Consent, each distribution of cash by the Company shall be made to the Members in accordance with the provisions of this Section 18.4.

18.4.1
Distributions of cash by the Company to Navistar in accordance with Section 2.3.5 shall be allocated to Navistar (and not to Caterpillar).  Any U.S. or non-U.S. withholding tax liability resulting from such distributions will be considered withholding on behalf of Navistar and will reduce such distributions by the amount of the associated withholding tax liability; provided, however, that to the extent the Company or any of its subsidiaries receives a refund of any such withholding taxes paid, such refund shall be promptly remitted to Navistar.

18.4.2	All other distributions shall be made to the Members in proportion to their respective Percentage Interests at the time of such distribution (without preference to any Member).

18.5	Regulatory Allocations

18.5.1
Limit on Allocation of Losses.  Notwithstanding anything to the contrary in Section 18.3, Losses allocated pursuant to Section 18.3 shall not exceed the maximum amount that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any allocation period.  In the event that some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation pursuant to Section 18.3, the limitation set forth in this Section 18.5.1 shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Losses to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

18.5.2
Partnership Minimum Gain Chargeback.  If there is a net decrease in Partnership Minimum Gain during any taxable year or other period for which allocations are made, before any other allocation under this Agreement, each Member will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain during such year determined in accordance with Treasury Regulations Section 1.704-2(g)(2).  The items to be allocated will be determined in accordance with Treasury Regulations Section 1.704-2(g).  This Section 18.5.2 is intended to comply with the Minimum Gain chargeback requirements of the Treasury Regulations, shall be interpreted consistently therewith.

18.5.3
Member Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 18.5, if during a Fiscal Year there is a net decrease in any Member Minimum Gain, each Member with a share of such Member Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(i)(5) as of the beginning of such Fiscal Year, shall be allocated items of income and gain for the Fiscal Year (and, if necessary, succeeding Fiscal Years) in the manner and to the extent provided in Treasury Regulation Section 1.704-2(i)(4).  This Section 18.5.3 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

18.5.4
Qualified Income Offset.  After applying Sections 18.5.2 and 18.5.3, if a Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4) through 1.704-1(b)(2)(ii)(d)(6), items of income and gain of the Company shall be specially allocated to the Member in an amount sufficient to eliminate, to the extent required by Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible.  This Section 18.5.4 is intended to constitute a “qualified income offset” provision within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.  If a Member otherwise has an Adjusted Capital Account Deficit, the Member shall be allocated items of income and gain of the Company in an amount sufficient to eliminate such deficit as quickly as possible.

18.5.5
Nonrecourse Deductions.  Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated among the Members in proportion to their relative Capital Contributions.

18.5.6
Partner Nonrecourse Deductions.  Notwithstanding anything to the contrary in this Agreement, any Partner Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which the Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

18.5.7
Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Treasury Regulations Section 1.704-1(b)(2(iv)(m).

18.5.8
Interpretation.  The foregoing provisions of this Section 18.5 are intended to comply with Treasury Regulations Section 1.704-1(b) and 1.704-2 and any successor Treasury Regulations, and shall be interpreted consistently with this intention.  Any terms used in such provisions that are not specifically defined in this Agreement shall have the meaning, if any, given such terms in the Treasury Regulations cited above.

18.5.9
Curative Allocations.  If any allocation of income, gain, loss, deduction, or any other item is made pursuant to this Section 18.5 (the “Regulatory Allocations”), then, to the extent consistent with Section 704 of the Code and the Treasury Regulations thereunder, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Members, if any (in the current and all subsequent Fiscal Years), so that, to the extent possible, the net effect of such allocations of other items and the Regulatory Allocations to each Member shall be to implement the allocation scheme described in Section 18.3.

18.6	Section 704(c) of the Code; Other Tax Allocation Rules

18.6.1
In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, items of taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and the property’s Gross Asset Value on the date of its contribution to the Company, using any method selected by the Members under Treasury Regulations Section 1.704-3.

18.6.2
In the event the book value of any Company asset is adjusted pursuant to clauses (b) or (d) of the definition of Gross Asset Value in Section 24, subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall, solely for income tax purposes, take account of any variation between the adjusted basis of such asset for federal income tax purposes and its book value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

18.6.3
The Profits, Losses and other items of the Company shall be allocated according to the Members’ varying Percentage Interests during the Fiscal Year, using the daily proration method except that such items arising from transactions outside the ordinary course of business shall be allocated to the date on which such transactions occur.

18.6.4
Except as otherwise provided in this Agreement, each item of Company income, gain, loss, deduction, or credit shall be allocated among the Members for tax purposes in the same manner that the corresponding items of Profits and Losses have been allocated among the Members’ respective Capital Accounts for the Fiscal Year in question.

18.6.5	The Parties intend that all transactions between the Company and another Party shall be conducted on an arm’s-length basis.

18.6.6
Upon the distribution to the Members of property other than cash, the difference between the Gross Asset Value of such property and its book value shall be treated as an item of gain or loss, as the case may be, and shall be allocated pursuant to the provisions of Section 18.3 and 18.5 in the same manner that gain or loss on a sale of such property would have been allocated.

18.6.7
The Members may vary the allocations set forth in this Section 18 as determined to be necessary or appropriate to cause the allocations set forth herein to be consistent with applicable provisions of the Code and the Treasury Regulations; provided, that such variance does not affect distributions.

18.7	Allocation of Nonrecourse Liabilities

Solely for the purpose of allocating excess Nonrecourse Liabilities of the Company among the Members in connection with the determination of the Members’ adjusted tax bases in their respective Membership Interests in accordance with Section 752 of the Code and the Treasury Regulations from time to time promulgated thereunder, the Members shall allocate excess Nonrecourse Liabilities in the manner determined by the Members.

18.8	Partnership Treatment

No election shall be made by the Company to be excluded from the application of the provisions of Subchapter K of the Code, or to be treated as an association taxable as a corporation, and all Members agree to treat the Company as a partnership for all federal, state, and local income tax purposes unless otherwise specifically required by law.

18.9	Tax Return

The Company shall prepare at the expense of the Company and shall, no later than April 30 of each Fiscal Year, provide to each Member a draft of the Company’s federal and state income tax returns for the Company’s prior Fiscal Year for (a) review and comment by each Member, and (b) approval by each Member.  The Members (i) agree to prepare their federal and state income tax returns in a manner consistent with the Company’s federal and state income tax returns approved by both Members, and (ii) shall agree on the establishment or material modification of tax reporting positions, including making, revoking or declining to make tax elections in connection with the preparation and filing of the Company’s or any subsidiary’s federal, state, local or applicable foreign tax returns.

18.10	Tax Matters Partner; Tax Elections

18.10.1
Navistar is hereby appointed the “Tax Matters Partner” of the Company for all purposes pursuant to Sections 6221 through 6231 of the Code.  Subject to the immediately following sentence, the Tax Matters Partner shall (a) furnish to each Member affected by an audit of the Company income tax returns a complete copy of each notice or other communication received from the Internal Revenue Service or applicable state authority within five (5) calendar days of receipt (except such notices or communications as are sent directly to such Member), (b) keep such Member reasonably informed of any administrative or judicial proceedings, as required by Section 6623(g) of the Code, (c) allow each Member an opportunity to participate in all such administrative and judicial proceedings, and (d) advise and consult with each Member (and assignee) as to proposed adjustments to the federal or state income tax returns of the Company.  The Tax Matters Partner shall act at the direction of the Members and in any event shall not have the authority, unless such action has been approved by the Members, to take any material action or make any material decision, including (i) entering into a settlement agreement with the Internal Revenue Service which purports to bind Members other than the Tax Matters Partner, (ii) filing a petition as contemplated in Section 6226(a) or 6228 of the Code, (iii) intervening in any action as contemplated in Section 6226(b) of the Code, (iv) filing any request contemplated in Section 6227(b) of the Code, or (v) entering into an agreement extending the period of limitations as contemplated in Section 6229(b)(1)(B) of the Code.  The Company shall not be obligated to pay any fees or other compensation to the Tax Matters Partner in its capacity as such, but the Company shall reimburse the Tax Matters Partner for all reasonable out-of-pocket costs and expenses (including attorneys’ and other professional fees) incurred by it in its capacity as Tax Matters Partner.  The Company shall defend, indemnify, and hold harmless the Tax Matters Partner against any and all Liabilities sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibilities as Tax Matters Partner, so long as such act or decision was done or made in good faith and does not constitute gross negligence or willful misconduct.

18.10.2
If there is a distribution of Company property as described in Code Section 734 or if there is a transfer of a Company interest as described in Code Section 743 then, upon the written request of any Member, the Company shall file an election pursuant to Code Section 754, in accordance with the procedures set forth in the applicable Treasury Regulations to adjust the basis of Company properties.  Upon the request of the Company, each Member shall provide the Company with all the information not then possessed by the Company necessary to give effect to any election under Code Section 754.

18.11	Accounting Records

The Company shall maintain true and accurate business and accounting records of all of its operations in accordance with GAAP, and, to the extent applicable, the specific, reasonable requirements of the Members.  Each Member, and its duly authorized representatives, shall have the right, at any time, to inspect, copy, and audit all of the business records and accounts of the Company.

18.12	Reports

The Company shall have monthly unaudited financial statements prepared in accordance with GAAP no later than fifteen (15) Business Days after the end of each month.  Unless otherwise determined by the Board by Majority Consent, the Company shall arrange for its annual financial statements to be audited by an independent auditor no later than sixty (60) calendar days after the end of each Fiscal Year.  Furthermore, upon Caterpillar’s request prior to October 1 of each year, the Company shall arrange for its financial statements relating to the twelve (12) month period ended each December 31 to be audited by an independent auditor no later than sixty (60) calendar days following such December 31.  All of the financial statements described in the two immediately preceding sentences shall include all year-end accruals required by GAAP.  All of the financial statements of the Company shall be prepared so as to enable each Member to satisfy all of the financial reporting requirements to which such Member is subject.  From and after the Effective Date until such time as the Board changes the independent auditor of the Company pursuant to the next sentence, the initial independent auditor of the Company shall be KPMG LLP.  The Company and Navistar will instruct KPMG LLP to permit Caterpillar’s independent auditor, at Caterpillar’s sole cost and expense, to review KPMG LLP’s audit records for the Company.  The selection, change, or termination of the Company’s independent auditor shall require the Majority Consent of the Board.  Furthermore, the selection or change of the accounting methods, methodologies, practices, procedures, or policies utilized by the Company (except for those changes that are required by any new accounting standards or any regulatory requirements), and the approval of the annual financial statements for the twelve (12) month period ended at the end of each Fiscal Year and the financial statements for the twelve (12) month period ended each December 31, in each case, shall require the Majority Consent of the Board.

18.13	Other Tax Information

The Company shall provide to each Member such other information as is reasonably necessary or reasonably requested by such Member to enable such Member to comply with such Member’s tax obligations.  In addition, each Member shall provide to the Company such information as is reasonably necessary by the Company to enable the Company to comply with its tax obligations.

18.14	Sarbanes-Oxley Act; Internal Controls

The Company shall employ internal controls and related processes that are no less rigorous than the internal controls and related processes that are required in order for each Member to be in full compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

18.15	Tax Decisions by the Members

Representatives selected by Navistar and Caterpillar from their respective tax departments shall act on behalf of the Members with respect to tax decisions that are expressly to be made by the Members under this Agreement.  Pursuant to Section 5.13.37, the Board is authorized to resolve any disputes regarding such tax decisions.

19.	TRANSFER OF MEMBERSHIP INTERESTS

19.1	Restriction on Transfers

19.1.1	Generally

19.1.1.1	Except as set forth in Section 3.2.5 and Section 19.2, neither Member shall, without the prior written consent of the other Member, which consent may be withheld in the sole discretion of the other Member, Transfer, pledge, or in any manner encumber its Membership Interest, and any Transfer, pledge, or encumbrance of a Membership Interest by a Member made without such consent shall be null and void and of no effect whatsoever and shall not be recorded upon the books of the Company.

19.1.1.2	If a Transfer of all or part of a Member’s Membership Interest results in the termination of the Company under Code Section 708, then such new or resulting Member shall have indemnified each remaining Member (or agreed to indemnify each such remaining Member in writing reasonably acceptable to such remaining Member), in an amount equal to the Net Present Value of Increased Tax Liability, if any, applicable to such remaining Member, as determined by the Board in its reasonable discretion.

19.1.2
Restrictions on Transfers to Certain Competing Persons; Right of First Refusal.  If Section 19.1.1 is determined to be invalid or unenforceable in any situation, then except as set forth in Section 3.2.5 and Section 19.2, the Parties instead shall adhere to this Section 19.1.2 with respect to such situation.

19.1.2.1	Restriction on Transfers to Certain Competing Persons. Caterpillar shall not, without the prior written consent of Navistar, which consent may be withheld in the sole discretion of Navistar, Transfer its Membership Interest to, or pledge or in any manner encumber its Membership Interest in favor of, any Navistar Competing Person. Navistar shall not, without the prior written consent of Caterpillar, which consent may be withheld in the sole discretion of Caterpillar, Transfer its Membership Interest to, or pledge or in any manner encumber its Membership Interest in favor of, any Caterpillar Competing Person. Any Transfer, pledge or encumbrance of a Membership Interest by a Member made without such consent shall be null and void and of no effect whatsoever and shall not be recorded upon the books of the Company.

19.1.2.2	Right of First Refusal for all other Transfers. If at any time a Member (the “Offeror”) desires to Transfer or offer for a bona fide sale any or all of such Member’s Membership Interest to any third party or receives a bona fide offer from a prospective purchaser to purchase any or all of such Member’s Membership Interest and such Member desires to Transfer such portion or all of such Membership Interest (the “Offered Membership Interest”), and such Transfer or offer is not otherwise subject to Section 19.1.2.1, the other Member (the “Beneficiary”) shall have the right of first refusal with respect to the Offered Membership Interest as provided by this Section 19.1.2.2 (the “Right of First Refusal”).

A.
Offer.  The Offeror shall first furnish to the Beneficiary a document setting forth the proposed price for the applicable Membership Interest and other material terms and conditions of the proposed Transfer or sale, together with an irrevocable offer to sell to the Beneficiary all and not less than all of the Offered Membership Interest on such price, terms and conditions (the “Offer”).  If the Offeror receives a bona fide offer to purchase the Offered Membership Interest from a proposed purchaser, the Offer shall also include the name and address of the proposed purchaser of the Offered Membership Interest.  If the Offer specifies consideration other than cash, the Beneficiary shall be entitled to pay the Fair Market Value of such consideration in cash, which Fair Market Value shall be determined by the Board by Majority Consent.

B.
Exercise of Right of First Refusal.  For a period of thirty (30) calendar days after the receipt by the Beneficiary of the Offer, the Beneficiary shall have the right, at its option, to purchase all, but not less than all, of the Offered Membership Interest.  To validly exercise the Right of First Refusal, the Beneficiary shall notify the Offeror in writing of such exercise within such thirty (30) calendar day period.

C.
Closing.  If the Beneficiary validly exercises its Right of First Refusal, the closing of the sale and purchase of the Offered Membership Interest shall take place at the offices of the Beneficiary’s counsel forty-five (45) calendar days after the date of the Beneficiary’s acceptance of the Offer; provided, that the closing shall in no event occur earlier than three (3) Business Days after receipt of all approvals required from, and expiration of all waiting periods (including waiting periods under the Hart-Scott-Rodino Act) imposed by, any governmental authorities in connection with the purchase and sale.  At closing, (a) the Offeror shall represent and warrant to the Beneficiary that the Beneficiary is receiving good and marketable legal and beneficial title to such Offered Membership Interest, free and clear of any liens, pledges, claims, security interests, encumbrances, and similar interests of any kind whatsoever (other than restrictions imposed by the Securities Act, applicable state securities laws, and this Agreement), which representations and warranties shall be the sole representations and warranties required of the Offeror, and (b) the Beneficiary shall deliver to the Offeror the purchase price specified in the Offer in immediately available funds.  Notwithstanding anything to the contrary in this Section 19.1.2.2, if the Beneficiary exercises its Right of First Refusal and, in connection therewith, a governmental authority whose approval is required to consummate the purchase of the Offered Membership Interest fails to approve such transaction or imposes a condition on its approval that, in the reasonable discretion of the Beneficiary, would make the purchase by it of the Offered Membership Interest impractical or not otherwise in the best interests of the Beneficiary, then the Beneficiary may terminate the purchase of the Offered Membership Interest, and upon such termination, the Beneficiary shall have no further obligation with respect thereto.

D.
Failure to Exercise Right of First Refusal.  If the Beneficiary does not exercise the Right of First Refusal within the thirty (30) calendar day period described in Section 19.1.2.2(B), or if the Beneficiary terminates the purchase and sale of the Offered Membership Interest pursuant to the last sentence of Section 19.1.2.2(C), the Offeror shall then have a period of sixty (60) calendar days from the later of (a) the date on which the Right of First Refusal shall have expired, and (b) if applicable, the date on which the Beneficiary terminates the purchase and sale of the Offered Membership Interest pursuant to the last sentence of Section 19.1.2.2(C), to consummate the sale of all, but not less than all, of the Offered Membership Interest.  Such sale shall be at a price and on other terms that are in the aggregate no more favorable to the proposed purchaser than as set forth in the Offer.  Any third party purchasing such Offered Membership Interest must agree in writing to be bound by all of the terms and conditions of this Agreement.  If such sale is not consummated within such sixty (60) calendar day period, the Offeror shall then be required to offer the Offered Membership Interest to the Beneficiary pursuant to the Right of First Refusal before making such sale to any Person.

19.1.3
Right of First Refusal for all Transfers.  If both Sections 19.1.1 and 19.1.2 are determined to be invalid or unenforceable in any situation, then except as set forth in Section 3.2.5 and Section 19.2, the Parties shall adhere to Section 19.1.2.2 with respect to such situation, it being understood that the Parties shall so adhere to Section 19.1.2.2 irrespective of whether or not the relevant third party or prospective purchaser is a Caterpillar Competing Person or a Navistar Competing Person.

19.1.4
Right of First Refusal for Transfers to Certain Competing Persons.  If each of Sections 19.1.1, 19.1.2, and 19.1.3 are determined to be invalid or unenforceable in any situation, then except as set forth in Section 3.2.5 and Section 19.2, the Parties shall adhere to Section 19.1.2.2 with respect to such situation, it being understood that the Parties shall so adhere to Section 19.1.2.2 only if, (a) where the Offeror is Caterpillar, the relevant third party or prospective purchaser is a Navistar Competing Person, and (b) where the Offeror is Navistar, the relevant third party or prospective purchaser is a Caterpillar Competing Person.

19.2	Permitted Transfers to Subsidiaries

Notwithstanding Section 19.1, any Member may Transfer all, but not less than all, of its Membership Interest to any one of its direct or indirect wholly owned subsidiaries without the consent of the other Member; provided, that (a) such transferred Membership Interest shall remain subject to all of the terms and conditions of this Agreement, (b) such direct or indirect wholly owned subsidiary shall become liable for all of the transferring Member’s obligations under this Agreement and shall agree in writing to be bound by all of the terms and conditions of this Agreement, (c) unless the transferee has a net worth equal to or greater than the net worth of the transferring Member, the transferring Member guarantees all financial obligations of the transferee, (d) such transferee is obligated to Transfer such Membership Interest back to the transferring Member if the transferee ceases to be a direct or indirect wholly owned subsidiary of the transferring Member, and (e) no further Transfer of such transferred Membership Interest shall be permitted unless such Transfer complies with all of the terms and conditions of this Agreement.

19.3	Absolute Prohibitions on Transfers

Notwithstanding anything to the contrary in this Agreement, a Member may not Transfer, pledge, or in any manner encumber its Membership Interest during any period while such Member is in Material Breach.

20.	DISPUTES AND DEADLOCKS

In the event (a) of a dispute, controversy, or claim between the Members under or in any manner related to this Agreement other than a Company Deadlock (a “Company Dispute”), or (b) that any matter that is submitted to a vote by the Members or the Board, after good faith discussion and negotiation among the Members or the Representatives, as applicable, does not receive the required vote to approve such matter and is not withdrawn from consideration by the Member or the Representative(s) submitting such matter to a vote upon the failure to receive such approval (a “Company Deadlock”), the Members shall meet and work together in good faith and use commercially reasonable efforts to expeditiously resolve the Company Dispute or the Company Deadlock internally by reference to their respective senior management promptly following written notice given by either Member to the other Member; provided, however, that the foregoing requirement to use commercially reasonable efforts shall not apply to any Company Dispute or Company Deadlock over matters relating to the adoption or amendment of an Annual Business Plan or a Rolling Business Plan.  If the Members are unable to internally resolve the Company Dispute or the Company Deadlock within thirty (30) calendar days after such notice, then at anytime thereafter:

20.1

In the event of any Company Dispute, each Party shall be entitled to exercise any and all rights and remedies available to such Party under law, in equity or otherwise, subject to the terms of Sections 23.12, 23.13, 23.14 and 23.15.

20.2

In the event of a Company Deadlock the matter shall be deemed not approved and withdrawn from consideration (it being understood that with respect to Section 5.13.18, such in-kind contribution shall not be made) and the Company shall continue operating in the ordinary course of business.

20.3

In the event of a Company Deadlock with respect to an Annual Business Plan pursuant to Section 5.13.1, the Company shall continue operating under the Rolling Business Plan most recently approved by the Board.  If, after the date that is sixty (60) months following the Effective Date, upon the expiration of the then current Rolling Business Plan, the Board shall not have adopted a new Annual Business Plan for the following Fiscal Year or a new Rolling Business Plan to commence the following Fiscal Year, this Agreement shall be deemed terminated (as provided in Section 21.2.5).  For the avoidance of doubt, if the Board shall not have adopted a new Rolling Business Plan covering the Fiscal Year ending October 31, 2014, the Company shall operate under the final ten (10) months of the Initial Rolling Business Plan during the period from November 1, 2013, through the date that is sixty (60) months following the Effective Date.

21.	TERM; TERMINATION; DISTRIBUTIONS ON TERMINATION

21.1	Term

This Agreement shall become effective on the Effective Date and shall continue in full force and effect, unless earlier terminated in accordance with this Agreement, for a period of twenty-five (25) years from the Effective Date; provided, that (a) upon the twenty (20) year anniversary of the Effective Date, the Members may agree in writing to extend the term of this Agreement by another five (5) years beyond the initial twenty five (25) year term, and (b) every five (5) years after such twenty (20) year anniversary, the Members may agree in writing to further extend the term of this Agreement for another five (5) years beyond the then extended term.

21.2	Termination

This Agreement shall be terminated:

21.2.1	at any time by the mutual written consent of the Members;

21.2.2	at the option of a Member, if the continued membership of the other Member in the Company is terminated under applicable law;

21.2.3
at the option of a Member, if a final and non-appealable decree of judicial dissolution is entered against the other Member or against the Company by a court of competent jurisdiction, in each case, under applicable law;

21.2.4
at the option of a Member, if the other Member is in Material Breach and has failed to cure such Material Breach within ninety (90) calendar days of notice thereof from the non-breaching Member, provided, that such notice is delivered in writing by the non-breaching Member within ninety (90) calendar days of the date such Member first obtains knowledge that the other Member is in Material Breach; provided, that such ninety (90) calendar day cure period shall be extended by an additional ninety (90) calendar days if (a) such Material Breach does not arise out of clause (a), clause (b) or clause (c) of the definition of “Material Breach,” (b) such Material Breach by its nature cannot be cured within ninety (90) calendar days but is capable of being cured within one hundred eighty (180) calendar days, (c) the breaching Member is using and continues to use best efforts to effect a cure, and (d) the non-breaching Member reasonably believes that such Material Breach shall be cured within the ninety (90) calendar day extension period; and provided further that, notwithstanding the foregoing, if such Material Breach arises out of clause (c) of the definition of “Material Breach,” the Member that is in Material Breach shall be entitled to cure such Material Breach only within ten (10) calendar days of notice thereof from the non-breaching Member; and provided further that, if the other Member is in Material Breach and such Material Breach by its nature cannot be cured, the non-breaching Member may terminate this Agreement at any time without the lapse of any cure period;

21.2.5
after the date that is sixty (60) months following the Effective Date, automatically in the event that (a) there is a Company Deadlock with respect to Section 5.13.1, (b) the three (3) year period of committed funding set forth in the then current Rolling Business Plan has expired, as applicable, and (c) the Board has not adopted, by Majority Consent, a new Annual Business Plan for the following Fiscal Year or a new Rolling Business Plan to commence the following Fiscal Year;

21.2.6	at the option of either Member, if the Percentage Interest in the Company held by either Member is less than twenty-five percent (25%); or

21.2.7	at the option of a Member, if the other Member undergoes a Change in Control.

(the exercise of any of the foregoing, a “Termination Event”).  Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, a breach of any provision of this Agreement by a Party shall not entitle such breaching Party to terminate this Agreement.

21.3	Dissolution and Liquidation

21.3.1
Subject to Section 21.6, upon the expiration or termination of this Agreement, the President, as liquidating trustee, shall immediately commence to wind up the Company’s affairs and liquidate the assets of the Company.  In the event the President is unable to perform in the capacity of liquidating trustee or in the case of a dissolution of the Company pursuant to Section 21.2.3, the liquidating trustee shall be a Person approved by the Members

21.3.2
Profits and Losses from an event causing dissolution pursuant to Section 21.2 shall be allocated among the Members so that after such allocations and the other allocations under this Agreement, to the maximum extent possible the final Capital Account balances of the Members are at levels which would permit liquidating distributions, if made in accordance with such final Capital Account balances, to be equal to the distributions that will occur under Section 21.4.3.  To the extent that the allocation provisions of this Agreement would not produce such target Capital Account balances, the Members agree to take such actions as are reasonably necessary to amend such allocation provisions to produce such balances so long as such amendments are permissible under the applicable tax law.

21.3.3
Upon the occurrence of the Triggering Event, the Company shall assign and transfer to each Member, and each Member shall assume from the Company, fifty percent (50%) of the Company’s outstanding warranty liability provided pursuant to the terms and conditions of sale with respect to any JV Truck Model or any JV Truck Replacement Part (in each case, regardless of brand).  For the avoidance of doubt, in addition to a dissolution of the Company, this Section 21.3.3 applies to the closing of any sale and purchase of the Membership Interest pursuant to the Buy/Sell Option or the Buy-Out Interest Option pursuant to Section 21.6.4.

21.4	Proceeds in Liquidation

Subject to Section 21.5, proceeds in liquidation shall be applied:

21.4.1	First, to the payment and discharge of all of the Company’s debts and liabilities to creditors other than the Members and their Affiliates;

21.4.2	Second, to the payment and discharge of any debts owed by the Company to the Members and their Affiliates; and

21.4.3
Finally, between the Members in accordance with Section 18.4; provided, that if the Fair Market Value of all assets that are to be distributed to a Member pursuant to Sections 18.4 and 21.5 (other than Sections 21.5.1 and 21.5.2) exceeds the Fair Market Value of all assets that would have been distributed to such Member pursuant to Section 18.4 (other than assets described in Sections 21.5.1 and 21.5.2), such Member shall make a Capital Contribution to the Company in an amount equal to the Fair Market Value of assets (other than assets described in Sections 21.5.1 and 21.5.2) to be distributed to such Member over the Fair Market Value of such  assets that would have been received under Section 18.4 and such Capital Contribution shall be distributed to the other Member in liquidation of the other Member’s Membership Interest.  For convenience of the Members and the Company, the Member obligated to make a Capital Contribution shall make the payment directly to the other Member.

21.5	Distribution of Assets on Dissolution of the Company

In the event of a dissolution of the Company, to the extent permitted by applicable law, the assets of the Company shall be used to satisfy the Company’s obligations under Section 21.4 in the following order of precedence: (a) first, money, accounts receivable, chattel paper, documents, instruments, and investment property shall be used to satisfy amounts owing under Sections 21.4.1 and 21.4.2, (b) second, to the extent amounts remain owing under Sections 21.4.1 and 21.4.2, the remaining assets of the Company (other than Intellectual Property and the agreements between the Company and JV Dealers) shall be used to satisfy amounts owing under Sections 21.4.1 and 21.4.2, and (c) third, to the extent amounts remain owing under Sections 21.4.1 and 21.4.2, the Company owned Intellectual Property and the agreements between the Company and JV Dealers shall be used to satisfy amounts owing under Sections 21.4.1 and 21.4.2.  To the extent assets of the Company remain after satisfying all amounts owing under Sections 21.4.1 and 21.4.2, such assets shall be distributed pursuant to Section 21.4.3 as follows:

21.5.1
Intellectual Property.  The Company shall distribute (a) the Company-owned trademarks, service marks and trade dress unique to Caterpillar Truck Models to Caterpillar, (b) the Company-owned trademarks, service marks and trade dress unique to Navistar Truck Models to Navistar, and (c) all other Company-owned Intellectual Property to both Members as joint owners (it being understood the terms of such joint ownership are set forth in Section 14.6).

21.5.2
JV Dealer Agreements.  The Company shall distribute (a) each JV Dealer agreement pertaining to the sale of Caterpillar Truck Models to Caterpillar and (b) each JV Dealer agreement pertaining to the sale of Navistar Truck Models to Navistar (in each case, irrespective of whether the JV Dealer party to such agreement is Affiliated with a Caterpillar dealer or a Navistar dealer).  For the avoidance of doubt, the Company shall distribute all JV Dealer agreements to the Members in accordance with the immediately preceding sentence, and the Company shall not be required to terminate any JV Dealer agreement prior to making such distribution.  Notwithstanding the preceding two (2) sentences in this Section 21.5.2, if a Termination Event occurs prior to the third (3rd) anniversary of the Effective Date, then the Company shall not distribute its JV Dealer agreements to the Members but instead shall cause each of its JV Dealer agreements to be terminated in connection with the dissolution of the Company; provided, however, that (i) if the Termination Event occurs pursuant to Section 21.2.4 (in connection with a Material Breach by a Member), Section 21.2.6 (in connection with a decrease of the Percentage Interest held by a Member) or Section 21.2.7 (in connection with a Change in Control of a Member), then each JV Dealer agreement pertaining to the sale of JV Truck models of the other Member’s brand (irrespective of whether the JV Dealer party to such agreement is Affiliated with a Caterpillar dealer or a Navistar dealer) shall not be terminated by the Company but instead shall be distributed to such other Member (it being understood, for the avoidance of doubt, that in each of the circumstances described in this clause (i), the JV Dealer agreements pertaining to the sale of JV Truck models of the brand of the Member that committed such Material Breach, whose Percentage Interest decreased or that underwent such a Change in Control (irrespective of whether the JV Dealer party to such agreement is Affiliated with a Caterpillar dealer or a Navistar dealer) shall be terminated by the Company in connection with the dissolution of the Company and shall not be distributed to such Member), and (ii) in any event, each JV Dealer agreement pertaining to the sale of Navistar Truck Models with a JV Dealer that is Affiliated with a Navistar dealer that was serving as a Navistar dealer as of the Effective Date shall not be terminated by the Company but instead shall be distributed to Navistar.

21.5.3	Assets other than Intellectual Property and JV Dealer Agreements.

21.5.3.1
The Members shall use their commercially reasonable efforts to agree, as promptly as practicable after the occurrence of a Termination Event, on an allocation between the Members of the remaining assets of the Company other than the Intellectual Property of the Company and the agreements between the Company and JV Dealers (the “Remaining Assets”).  If the Members agree on an allocation between the Members of any of the Remaining Assets within forty (40) calendar days after the occurrence of a Termination Event, such assets (the “Non-Disputed Remaining Assets”) shall be so distributed to the Members as so agreed.

21.5.3.2
If the Members cannot agree on an allocation of all of the Remaining Assets between the Members within forty (40) calendar days after the occurrence of a Termination Event, the Members shall promptly retain an Independent Valuation Firm.  If the Members cannot agree on an Independent Valuation Firm within forty five (45) calendar days after the occurrence of a Termination Event, the Members shall cause an Independent Valuation Firm to be appointed pursuant to the procedures set forth in Section 23.16.  The Independent Valuation Firm shall determine, in accordance with the procedures set forth in Section 23.16, the Fair Market Value of each of (a) the Non-Disputed Remaining Assets and (b) those Remaining Assets for which the Members cannot agree on an allocation between the Members (the “Disputed Remaining Assets”).  No later than ten (10) calendar days after the Independent Valuation Firm renders its decision as to the Fair Market Value of the items set forth in the preceding sentence, each Member shall deliver a written notice to the Company indicating if such Member offers to make a Capital Contribution in order to receive a distribution of all, but not less than all, of the Disputed Remaining Assets from the Company based on the Fair Market Value of such assets (as determined pursuant to the preceding sentence).

21.5.3.3
If one Member (but not the other Member) offers to make a Capital Contribution in order to receive a distribution of all, but not less than all, of the Disputed Remaining Assets from the Company based on the Fair Market Value of such assets, the Company shall distribute such assets to such Member and, if applicable, the Member shall make a Capital Contribution determined under Section 21.4.3.

21.5.3.4
If both Members offer to make a Capital Contribution in order to receive a distribution of all, but not less than all, of the Disputed Remaining Assets from the Company based on the Fair Market Value set forth in Section 21.5.3.2, then on the day that is ten (10) calendar days after the end of the aforementioned ten (10) calendar day period, the Independent Valuation Firm shall determine the value of the Disputed Remaining Assets to the Members pursuant to a one (1) bid, sealed first price reserve auction in which each Member shall submit a bid and the winning, highest-bidding Member shall be obligated to make a Capital Contribution based on the price of the Disputed Remaining Assets equal to the winning, highest bid (it being understood that the reserve price in such auction shall be deemed to be equal to such Fair Market Value).  The Company shall distribute the Disputed Remaining Assets to the winning, highest- bidding Member and, if applicable, such Member shall make a Capital Contribution determined under Section 21.4.3.

21.5.3.5
If neither Member offers to acquire all (but not less than all) of the Disputed Remaining Assets at such Fair Market Value, the Company shall sell such assets to the highest bidding third party (which such third party may not be an Affiliate of either Member) and shall thereafter distribute the proceeds of such sale in accordance with Section 21.4.3 (taking into account (a) the Fair Market Value of the Non-Disputed Remaining Assets and (b) the distribution of such assets to the Members in accordance with Section 21.4.3).

21.6	Buy-Out Interest Option and Buy/Sell Option.

21.6.1	Buy-Out Interest Option on Termination Event.

21.6.1.1	Determination of Fair Value of Company. Notwithstanding anything to the contrary in this Agreement, if a Termination Event occurs pursuant to Section 21.2.4 (in connection with a Material Breach by a Member) or Section 21.2.6 (in connection with a decrease of the Percentage Interest held by a Member), the other Member (the “Buy-Out Member”) may, by delivering written notice to such Member (the “Termination Event Member”) within thirty (30) calendar days of the occurrence of the Termination Event, require that (a) the process of dissolving and liquidating the Company pursuant to Sections 21.3, 21.4, and 21.5 be suspended pending the implementation of the terms of this Section 21.6, and (b) the Members attempt in good faith to agree on the Fair Value of the Company. If the Members have not agreed on the Fair Value of the Company within thirty (30) calendar days after the date on which the Buy-Out Member delivers such written notice to the Termination Event Member, the Members shall promptly retain a nationally recognized investment banking firm. In the absence of mutual agreement on an investment banking firm within forty (40) calendar days after the date on which the Buy-Out Member delivers such written notice to the Termination Event Member, each Member shall designate within five (5) calendar days thereafter a nationally recognized investment banking firm for the sole purpose of selecting an investment banking firm to determine the Fair Value of the Company pursuant to this Section 21.6.1.1. If a Member fails to designate such an investment banking firm within such five (5) calendar day period, then the other Member’s designated investment banking firm shall be deemed the mutually agreed investment banking firm to serve for all purposes of this Section 21.6.1.1. If each Member designates an investment banking firm within such five (5) calendar day period, then the two (2) such designated firms shall promptly select a nationally recognized investment banking firm to determine the Fair Value of the Company pursuant to this Section 21.6.1.1, which investment banking firm shall be independent from the two (2) designated investment banking firms and the Members. The investment banking firm selected pursuant to this Section 21.6.1.1 is referred to as the “Investment Banker.” After the selection of the Investment Banker, (a) each Member shall submit to the Investment Banker in writing, not later than ten (10) calendar days after the Investment Banker is retained, its position with respect to the Fair Value of the Company, together with such supporting documentation as it deems necessary or as the Investment Banker requests, (b) the Company shall promptly make available to the Investment Banker such financial and other information and documentation as is requested by the Investment Banker to make its determination, and (c) the Investment Banker shall, within fifteen (15) calendar days after receiving the positions of the Members and the information and documentation requested by the Investment Banker (or if a Member or the Company fails or refuses to provide such information and documentation within a reasonable period of time, upon the expiration of a reasonable period of time), render its decision as to the Fair Value of the Company, which decision shall be final and binding on, and nonappealable by, the Members. The Investment Banker shall act as an expert and not as an arbitrator. The fees and expenses of the Investment Banker shall be paid one half by each Member.

21.6.1.2	Exercise of Buy-Out Interest Option. The Buy-Out Member shall have the option, but not the obligation (the “Buy-Out Interest Option”), to purchase from the Termination Event Member, and to require the Termination Event Member to sell to the Buy-Out Member, all (but not less than all) of the Termination Event Member’s Membership Interest in the Company (the “Buy-Out Interest”) for a purchase price (the “Buy-Out Interest Purchase Price”) equal to the Termination Event Member’s Percentage Interest multiplied by the Fair Value of the Company (as finally determined pursuant to Section 21.6.1.1). The Buy-Out Interest Option shall be exercisable by the Buy-Out Member, in its sole discretion and at its sole option, by delivering written notice (which written notice shall be irrevocable except as provided in Section 21.6.4) to the Termination Event Member at any time during the period commencing on the date on which the Fair Value of the Company is finally determined pursuant to Section 21.6.1.1 and ending thirty (30) calendar days after such date (the “Buy-Out Interest Option Period”). Such written notice shall obligate the Termination Event Member to sell and the Buy-Out Member to purchase the Buy-Out Interest as herein provided. The failure of the Buy-Out Member to deliver the written notice in accordance with the second previous sentence (or the delivery of a written notice by the Buy-Out Member declining to exercise the Buy-Out Interest Option) shall result in the termination of the Buy-Out Interest Option, and the Termination Event Member shall continue to own the Buy-Out Interest and the Members shall recommence the process of dissolving and liquidating the Company pursuant to Sections 21.3, 21.4, and 21.5. If the Buy-Out Member validly exercises the Buy-Out Interest Option, (a) the Members shall not recommence the process of dissolving and liquidating the Company pursuant to Sections 21.3, 21.4, and 21.5, and (b) the Termination Event Member shall sell, and the Buy-Out Member shall purchase, the Buy-Out Interest for the Buy-Out Interest Purchase Price, and an agreement for the sale and purchase of the Buy-Out Interest shall automatically be deemed to exist between the Termination Event Member and the Buy-Out Member as set forth in this Section 21.6.1.2.

21.6.2	Buy/Sell Option on Change in Control

21.6.2.1	Determination of Value. No later than ten (10) days after a Member undergoes a Change in Control, the Member undergoing such Change in Control (the “Change in Control Member”) shall deliver written notice (a “Change in Control Notice”) to the other Member (the “Buy/Sell Member”). For a period not to exceed thirty (30) days following the ninety (90) day anniversary of the Change in Control of the Change in Control Member if the Buy/Sell Member has not yet triggered a termination of this Agreement pursuant to Section 21.2.7, the Buy/Sell Member shall have the option, but not the obligation, to deliver to the Change in Control Member a written notice (the “Valuation Notice”), indicating a valuation of one hundred percent (100%) of the equity of the Company (the “Valuation Price”) based on which the Buy/Sell Member is committed to either (i) purchase all (but not less than all) of the Change in Control Member’s Membership Interest in the Company, or (ii) sell all (but not less than all) of the Buy/Sell Member’s Membership Interest in the Company, each transaction to be effected at the Valuation Price multiplied by the Seller Member’s Percentage Interest. If the Buy/Sell Member fails to provide a Valuation Notice within the thirty (30) day period set forth herein, the Buy/Sell Member shall forever waive its right to deliver a Valuation Notice or to establish a Valuation Price. For the avoidance of doubt, nothing in this Section 21.6.2 is intended to limit or restrict the Buy/Sell Member’s right to terminate this Agreement pursuant to Section 21.2.7; provided, however, that from and after the delivery of the Valuation Notice until such time of a termination of the Buy/Sell Option, the Buy/Sell Member shall not be permitted to exercise its termination rights pursuant to Section 21.2.7.

21.6.2.2	Option of Change in Control Member. No later than ninety (90) days following the Change in Control Member’s receipt of a Valuation Notice, the Change in Control Member shall deliver written notice (the “Buy/Sell Notice”) to the Buy/Sell Member of its decision whether, at its sole option (but it must select to either purchase or sell), to (i) purchase all (but not less than all) of the Buy/Sell Member’s Membership Interest in the Company, or (ii) sell all (but not less than all) of the Change in Control Member’s Membership Interest in the Company, each transaction to be effected at a purchase price (the “Buy/Sell Purchase Price”) equal to the Valuation Price multiplied by the Seller Member’s Percentage Interest (the “Buy/Sell Option”).

21.6.2.3	Agreement for the Sale and Purchase of Membership Interest. If the Change in Control Member elects to purchase the Buy/Sell Member’s Membership Interest, the Buy/Sell Member shall be required to sell, and the Change in Control Member shall be required to purchase, all of the Buy/Sell Member’s Membership Interest at the Buy/Sell Purchase Price, pursuant to Section 21.6.4. If the Change in Control Member (i) elects to sell all of its Membership Interest to the Buy/Sell Member or (ii) fails to deliver the Buy/Sell Notice to the Buy/Sell Member within such ninety (90) day period, the Buy/Sell Member shall be required to purchase, and the Change in Control Member shall be required to sell, all of the Change in Control Member’s Membership Interest at the Buy/Sell Purchase Price, pursuant to Section 21.6.4. In either event, an agreement for the sale and purchase of the Membership Interest shall be deemed to exist between the Change in Control Member and the Buy/Sell Member as a result of the Buy/Sell Option.

21.6.3
Actions of the Company.  During the period (a) commencing on the date on which the Buy-Out Member requires the Members to determine the Fair Value of the Company pursuant to Section 21.6.1.1 and ending on either (i) the date on which the Buy-Out Interest Option Period lapses (if the Buy-Out Interest Option is not exercised) or (ii) the date on which the closing of the sale and purchase of the Buy-Out Interest pursuant to a valid exercise of the Buy-Out Interest Option occurs (if the Buy-Out Interest Option is exercised) or (b) commencing on the date of the Change in Control of the Change in Control Member and ending on the earlier to occur of (i) the date on which the closing of the sale and purchase of the Membership Interest pursuant to the Buy/Sell Option occurs and (ii) if the Buy/Sell Member fails to properly deliver the Valuation Notice, the date that is thirty (30) days after the ninety (90) day anniversary of the Change in Control of the Change in Control Member, the Members shall cause the Company to (a) operate in the ordinary course of business, (b) not take any action that would have the primary purpose of altering the Fair Value of the Company, and (c) not incur any additional indebtedness for borrowed money (other than trade payables in the ordinary course of business).

21.6.4
Closing.  The closing of the sale and purchase of the Membership Interest pursuant to the Buy/Sell Option or pursuant to the Buy-Out Interest Option shall take place at the offices of the Purchaser Member’s counsel forty-five (45) calendar days after either (i) the date of the exercise of the Buy-Out Interest Option or (ii) the date of the exercise of the Buy/Sell Option (or the date the Buy/Sell Option was to be exercised if the Change in Control Member failed to timely exercise the Buy/Sell Option); provided, that the closing shall in no event occur earlier than three (3) Business Days after receipt of all approvals required from, and expiration of all waiting periods (including waiting periods under the Hart-Scott-Rodino Act) imposed by, any governmental authorities in connection with the purchase and sale.  At closing, (a) the Member selling its Membership Interest (the “Seller Member”) shall represent and warrant to the Member purchasing such Membership Interest (the “Purchaser Member”) that the Purchaser Member is receiving good and marketable legal and beneficial title to the Seller Member’s Membership Interest, free and clear of any Liens (other than restrictions imposed by the Securities Act, applicable state securities laws, and this Agreement), which representations and warranties shall be the sole representations and warranties required of the Seller Member, (b) the Seller Member shall deliver to the Purchaser Member resignations from those Representatives the Seller Member has appointed to the Board, and (c) the Purchaser Member shall deliver to the Seller Member an amount equal to either the Buy-Out Interest Purchase Price (in the case of the purchase of the Membership Interest pursuant to the Buy-Out Interest Option) or the Buy/Sell Purchase Price (in the case of the purchase of the Membership Interest pursuant to the Buy/Sell Option) in immediately available funds.  Subject to the provisions of Section 21.6.5, if the closing occurs, the Members shall not be required to recommence the process of dissolving and liquidating the Company pursuant to Sections 21.3, 21.4, and 21.5.  Notwithstanding anything to the contrary in this Section 21.6.4, if a governmental authority whose approval is required to consummate the purchase of the Membership Interest fails to approve such transaction or imposes a condition on its approval that, in the sole discretion of the Purchaser Member, would make the purchase by it of the Membership Interest pursuant to the Buy-Out Interest Option or pursuant to the Buy/Sell Option impractical or not otherwise in the best interests of the Purchaser Member, then the Purchaser Member may terminate the purchase of the Membership Interest by and upon delivery of written notice to the Seller Member and, solely in the case of the Buy/Sell Option, the Seller Member’s receipt of payment in an amount equal to the Seller Member’s reasonable expenses (or share of the Company’s reasonable expenses) incurred in connection with the Purchaser Member’s exercise of the Buy/Sell Option, and upon such termination, (i) neither Member shall have any further obligation under this Section 21.6 with respect thereto, (ii) the Seller Member shall continue to own its Membership Interest, (iii) in the case of a termination of the Buy-Out Interest Option, the Members shall recommence the process of dissolving and liquidating the Company pursuant to Sections 21.3, 21.4, and 21.5 and (iv) in the case of a termination of the Buy/Sell Option, the Buy/Sell Member shall have the right within thirty (30) days of such termination to trigger a termination of this Agreement pursuant to Section 21.2.7.

21.6.5
Certain Transactions in Connection with Closing.  The following shall occur simultaneously with the closing of the sale and purchase of the Membership Interest pursuant to the Buy-Out Interest Option or pursuant to the Buy/Sell Option (as provided in Section 21.6.4):

21.6.5.1
The Company shall distribute (a) the Company-owned trademarks, service marks and trade dress unique to the Seller Member’s branded JV Truck Models to the Seller Member, and (b) joint ownership of all other Company-owned Intellectual Property (other than trademarks, service marks and trade dress unique to the Purchaser Member’s branded JV Truck Models) to the Seller Member as a joint owner with the Company, all in accordance with the provisions of Section 21.5.1, as if the Company were being dissolved and liquidated (it being understood the terms of such joint ownership are set forth in Section 14.6).

21.6.5.2
Each JV Dealer agreement pertaining to the sale of Seller Member branded JV Truck Models (irrespective of whether the JV Dealer party to such agreement is Affiliated with a Caterpillar dealer or a Navistar dealer) shall be terminated or distributed to the Seller Member in accordance with the provisions of Section 21.5.2, as if the Company were being dissolved and liquidated.

21.6.5.3
For the avoidance of doubt, all of the non-competition and exclusivity provisions contained in this Agreement (including the provisions of Sections 9.5, 11.1 and 15) shall terminate and be of no further force or effect.

21.6.6
Further Actions by Members.  The Members shall take all necessary actions required to give effect to the provisions of this Section 21.6, including (a) the passing of such Member and Board resolutions of the Company as may be reasonably necessary to facilitate the relevant transaction, and (b) the filing of all necessary notices to and requests for consent of any governmental authorities, and the Members shall equally share any filing fees required in connection therewith.

21.6.7
Related Agreements.  From and after the closing of any sale and purchase of the Membership Interest pursuant to the Buy-Out Interest Option or pursuant to the Buy/Sell Option (as provided in Section 21.6.4), each Related Agreement between the Seller Member, on the one hand, and the Company or the Purchaser Member, on the other hand, shall be deemed terminated and the Seller Member and the other relevant Persons shall enter into the applicable Post-Termination Agreements pursuant to Section 21.7.

21.7	Post-Termination Commercial Arrangements

21.7.1
Following the distributions provided in Sections 21.4 and 21.5 or the closing of any purchase of the Seller Member’s Membership Interest by the Purchaser Member pursuant to Section 21.6, Caterpillar, Navistar and, in the case of an exercise of the Buy-Out Interest Option or the Buy/Sell Option, the Company shall execute and deliver to the appropriate counterparty, in the form thereof heretofore agreed to by the Parties, each agreement in the applicable subsection described below, in each case, upon the delivery of a written demand within ninety (90) days following the occurrence of the Triggering Event by the relevant Member to the other Member that the relevant Persons enter into such agreements (such agreements, collectively, together with those certain post-termination North America COE master development services agreements and post-termination North America COE truck sales agreements described in Sections 2.3.7.4 and 2.3.8.3 in the forms to be agreed to by both Members, the “Post-Termination Agreements”):

21.7.1.1
If the Company is liquidated pursuant to Section 21.3 at a time when the Company is not manufacturing, assembling or sourcing from third party suppliers JV Trucks, JV Truck Components or JV Truck Replacement Parts, (a) the Post-Termination License Agreements (subject to the terms of Sections 21.7.2 and 21.7.3), (b) the Post-Termination Master Development Services Agreement, (c) the Post-Termination Truck Sales Agreement by and between Navistar, as seller, and Caterpillar, as buyer, (d)(i) Post-Termination Master Component Supply Agreement No. 1.5 by and between Caterpillar, as seller, and Navistar, as buyer, and (ii) Post-Termination Master Component Supply Agreement No. 2.5 by and between Navistar, as seller, and Caterpillar, as buyer, (e)(i) the Post-Termination Master Terms for Purchased Services by and between Caterpillar, as service provider, and Navistar, as buyer, and (ii) the Post-Termination Master Terms for Purchased Services by and between Navistar, as service provider, and Caterpillar, as buyer, and (f) the Post-Termination Marketing Support Agreement by and between Navistar and Caterpillar whereby Navistar agrees to pay Caterpillar a marketing support fee;

21.7.1.2
If the Company is liquidated pursuant to Section 21.3 at a time when the Company is manufacturing, assembling or sourcing from third party suppliers JV Trucks, JV Truck Components or JV Truck Replacement Parts and all of the Company’s assets to manufacture, assemble or source JV Trucks, JV Truck Components or JV Truck Replacement Parts are distributed to Caterpillar, (a) the Post-Termination License Agreements (subject to the terms of Sections 21.7.2 and 21.7.3), (b) the Post-Termination Master Development Services Agreement, (c)(i) the Post-Termination Truck Sales Agreement by and between Navistar, as seller, and Caterpillar, as buyer, if Navistar sold JV Trucks to the Company in the twelve (12) month period immediately prior to the Triggering Event, and (ii) the Post-Termination Truck Sales Agreement by and between Caterpillar, as seller, and Navistar, as buyer (provided that Caterpillar has acquired a Company production facility producing JV Trucks in the twelve (12) month period immediately prior to the occurrence of the Triggering Event), (d)(i) Post-Termination Master Component Supply Agreement No. 1.5 by and between Caterpillar, as seller, and Navistar, as buyer, (ii) Post-Termination Master Component Supply Agreement No. 2.5 by and between Navistar, as seller, and Caterpillar, as buyer, and (iii) Post-Termination Master Component Supply Agreement No. 8.5 by and between Caterpillar, as seller, and Navistar, as buyer, if the Company was manufacturing, assembling or sourcing from a third party supplier JV Truck Components or JV Truck Replacement Parts prior to the occurrence of the Triggering Event, and a purchase schedule for such JV Truck Components or JV Truck Replacement Parts under Master Component Supply Agreement No. 8 was in effect on the date of the Triggering Event, (e)(i) the Post-Termination Master Terms for Purchased Services by and between Caterpillar, as service provider, and Navistar, as buyer, and (ii) the Post-Termination Master Terms for Purchased Services by and between Navistar, as service provider, and Caterpillar, as buyer, and (f) the Post-Termination Marketing Support Agreement by and between Navistar and Caterpillar whereby Navistar agrees to pay Caterpillar a marketing support fee;

21.7.1.3
If the Company is liquidated pursuant to Section 21.3 at a time when the Company is manufacturing, assembling or sourcing from third party suppliers JV Trucks, JV Truck Components or JV Truck Replacement Parts and all of the Company’s assets to manufacture, assemble or source JV Trucks, JV Truck Components or JV Truck Replacement Parts are distributed to Navistar, (a) the Post-Termination License Agreements (subject to the terms of Sections 21.7.2 and 21.7.3), (b) the Post-Termination Master Development Services Agreement, (c) the Post-Termination Truck Sales Agreement by and between Navistar, as seller, and Caterpillar, as buyer, (d)(i) Post-Termination Master Component Supply Agreement No. 1.5 by and between Caterpillar, as seller, and Navistar, as buyer, (ii) Post-Termination Master Component Supply Agreement No. 2.5 by and between Navistar, as seller, and Caterpillar, as buyer, and (iii) Post-Termination Master Component Supply Agreement No. 9.5 by and between Navistar, as seller, and Caterpillar, as buyer, if the Company was manufacturing, assembling or sourcing from a third party supplier JV Truck Components or JV Truck Replacement Parts prior to the occurrence of the Triggering Event, and a purchase schedule for such JV Truck Components or JV Truck Replacement Parts under Master Component Supply Agreement No. 9 was in effect on the date of the Triggering Event, (e)(i) the Post-Termination Master Terms for Purchased Services by and between Caterpillar, as service provider, and Navistar, as buyer, and (ii) the Post-Termination Master Terms for Purchased Services by and between Navistar, as service provider, and Caterpillar, as buyer, and (f) the Post-Termination Marketing Support Agreement by and between Navistar and Caterpillar whereby Navistar agrees to pay Caterpillar a marketing support fee;

21.7.1.4
If the Company is liquidated pursuant to Section 21.3 at a time when the Company is manufacturing, assembling or sourcing from third party suppliers JV Trucks, JV Truck Components or JV Truck Replacement Parts and the Company’s assets to manufacture, assemble or source JV Trucks, JV Truck Components or JV Truck Replacement Parts are distributed between both Caterpillar and Navistar, (a) the Post-Termination License Agreements (subject to the terms of Sections 21.7.2 and 21.7.3), (b) the Post-Termination Master Development Services Agreement, (c)(i) the Post-Termination Truck Sales Agreement by and between Navistar, as seller, and Caterpillar, as buyer, if (X) Navistar sold JV Trucks to the Company in the twelve (12) month period immediately prior to the Triggering Event or (Y) Navistar has acquired a Company production facility producing JV Trucks in the twelve (12) month period immediately prior to the occurrence of the Triggering Event, and (ii) the Post-Termination Truck Sales Agreement by and between Caterpillar, as seller, and Navistar, as buyer, if Caterpillar has acquired a Company production facility producing JV Trucks in the twelve (12) month period immediately prior to the occurrence of the Triggering Event, (d)(i) Post-Termination Master Component Supply Agreement No. 1.5 by and between Caterpillar, as seller, and Navistar, as buyer, (ii) Post-Termination Master Component Supply Agreement No. 2.5 by and between Navistar, as seller, and Caterpillar, as buyer, and (iii) one of the following:  (x) Post-Termination Master Component Supply Agreement No. 8.5 by and between Caterpillar, as seller, and Navistar, as buyer, if Caterpillar has acquired from the Company the applicable assets necessary to assemble, or source from a third party supplier, JV Truck Components or JV Truck Replacement Parts; (y) Post-Termination Master Component Supply Agreement No. 9.5 by and between Navistar, as seller, and Caterpillar, as buyer, if Navistar has acquired from the Company the applicable assets necessary to assemble, or source from a third party supplier, JV Truck Components or JV Truck Replacement Parts; or (z) both Post-Termination Master Component Supply Agreement No. 8.5 and Post-Termination Master Component Supply Agreement No. 9.5 if Caterpillar and Navistar have each acquired from the Company the applicable assets necessary to assemble, or source from a third party supplier, JV Truck Components or JV Truck Replacement Parts (provided, however, that in the case of each of clauses (x), (y) and (z), a purchase schedule for such JV Truck Components or JV Truck Replacement Parts under Master Component Supply Agreement No. 8 or Master Component Supply Agreement No. 9, as applicable, was in effect on the date of the Triggering Event), (e)(i) the Post-Termination Master Terms for Purchased Services by and between Caterpillar, as service provider, and Navistar, as buyer, and (ii) the Post-Termination Master Terms for Purchased Services by and between Navistar, as service provider, and Caterpillar, as buyer, and (f) the Post-Termination Marketing Support Agreement by and between Navistar and Caterpillar whereby Navistar agrees to pay Caterpillar a marketing support fee;

21.7.1.5
If Caterpillar is the Purchaser Member pursuant to Section 21.6 at a time when the Company is not manufacturing or assembling JV Trucks, (a) the Post-Termination License Agreements (subject to the terms of Sections 21.7.2 and 21.7.3), (b) the Post-Termination Master Development Services Agreement, (c) the Post-Termination Truck Sales Agreement by and between Navistar, as seller, and the Company, as buyer, (d)(i) Post-Termination Master Component Supply Agreement No. 1.5 by and between Caterpillar, as seller, and Navistar, as buyer, (ii) Post-Termination Master Component Supply Agreement No. 2 by and between Navistar, as seller, and Company, as buyer, (iii) and Post-Termination Master Component Supply Agreement No. 8 by and between Company, as seller, and Navistar, as buyer, if a purchase schedule for such JV Truck Components or JV Truck Replacement Parts under Master Component Supply Agreement No. 8 was in effect on the date of the Triggering Event, (e)(i) the Post-Termination Master Terms for Purchased Services by and between Company, as service provider, and Navistar, as buyer, and (ii) the Post-Termination Master Terms for Purchased Services by and between Navistar, as service provider, and Company, as buyer, and (f) the Post-Termination Marketing Support Agreement by and between Navistar and the Company whereby Navistar agrees to pay the Company a marketing support fee;

21.7.1.6
If Caterpillar is the Purchaser Member pursuant to Section 21.6 at a time when the Company is manufacturing or assembling JV Trucks, (a) the Post-Termination License Agreements (subject to the terms of Sections 21.7.2 and 21.7.3), (b) the Post-Termination Master Development Services Agreement, (c)(i) the Post-Termination Truck Sales Agreement by and between Navistar, as seller, and the Company, as buyer, if Navistar sold JV Trucks to the Company in the twelve (12) month period immediately prior to the Triggering Event, and (ii) the Post-Termination Truck Sales Agreement by and between the Company, as seller, and Navistar, as buyer, (d)(i) Post-Termination Master Component Supply Agreement No. 1.5 by and between Caterpillar, as seller, and Navistar, as buyer, (ii) Post-Termination Master Component Supply Agreement No. 2 by and between Navistar, as seller, and Company, as buyer, and (iii) and Post-Termination Master Component Supply Agreement No. 8 by and between Company, as seller, and Navistar, as buyer, if a purchase schedule for such JV Truck Components or JV Truck Replacement Parts under Master Component Supply Agreement No. 8 was in effect on the date of the Triggering Event, (e)(i) the Post-Termination Master Terms for Purchased Services by and between Company, as service provider, and Navistar, as buyer, and (ii) the Post-Termination Master Terms for Purchased Services by and between Navistar, as service provider, and Company, as buyer, and (f) the Post-Termination Marketing Support Agreement by and between Navistar and the Company whereby Navistar agrees to pay the Company a marketing support fee;

21.7.1.7
If Navistar is the Purchaser Member pursuant to Section 21.6 at a time when the Company is not manufacturing or assembling JV Trucks, (a) the Post-Termination License Agreements (subject to the terms of Sections 21.7.2 and 21.7.3), (b) the Post-Termination Master Development Services Agreement, (c) the Post-Termination Truck Sales Agreement by and between Navistar, as seller, and Caterpillar, as buyer, (d)(i) Post-Termination Master Component Supply Agreement No. 1 by and between Caterpillar, as seller, and Company, as buyer, (ii) Post-Termination Master Component Supply Agreement No. 2.5 by and between Navistar, as seller, and Caterpillar, as buyer, and (iii) Post-Termination Master Component Supply Agreement No. 9 by and between Company, as seller, and Caterpillar, as buyer, if a purchase schedule for such JV Truck Components or JV Truck Replacement Parts under Master Component Supply Agreement No. 9 was in effect on the date of the Triggering Event, (e)(i) the Post-Termination Master Terms for Purchased Services by and between Company, as service provider, and Caterpillar, as buyer, and (ii) the Post-Termination Master Terms for Purchased Services by and between Caterpillar, as service provider, and Company, as buyer, and (f) at Navistar’s sole option either (X) the Post-Termination Marketing Support Agreement by and between the Company and Caterpillar whereby the Company agrees to pay Caterpillar a marketing support fee or (Y) the Post-Termination Marketing Support Agreement by and between Navistar and Caterpillar whereby Navistar agrees to pay Caterpillar a marketing support fee;

21.7.1.8
If Navistar is the Purchaser Member pursuant to Section 21.6 at a time when the Company is manufacturing or assembling JV Trucks, (a) the Post-Termination License Agreements (subject to the terms of Sections 21.7.2 and 21.7.3), (b) the Post-Termination Master Development Services Agreement, (c)(i) the Post-Termination Truck Sales Agreement by and between Navistar, as seller, and the Caterpillar, as buyer, if Navistar sold JV Trucks to the Company in the twelve (12) month period immediately prior to the Triggering Event, and (ii) the Post-Termination Truck Sales Agreement by and between the Company, as seller, and Caterpillar, as buyer, (d)(i) Post-Termination Master Component Supply Agreement No. 1 by and between Caterpillar, as seller, and Company, as buyer, (ii) Post-Termination Master Component Supply Agreement No. 2.5 by and between Navistar, as seller, and Caterpillar, as buyer, and (iii) Post-Termination Master Component Supply Agreement No. 9 by and between Company, as seller, and Caterpillar, as buyer, if a purchase schedule for such JV Truck Components or JV Truck Replacement Parts under Master Component Supply Agreement No. 9 was in effect on the date of the Triggering Event, (e)(i) the Post-Termination Master Terms for Purchased Services by and between Company, as service provider, and Caterpillar, as buyer, and (ii) the Post-Termination Master Terms for Purchased Services by and between Caterpillar, as service provider, and Company, as buyer, and (f) at Navistar’s sole option either (X) the Post-Termination Marketing Support Agreement by and between the Company and Caterpillar whereby the Company agrees to pay Caterpillar a marketing support fee or (Y) the Post-Termination Marketing Support Agreement by and between Navistar and Caterpillar whereby Navistar agrees to pay Caterpillar a marketing support fee; and

21.7.1.9
In all other events the Members will negotiate in good faith to determine which Post-Termination Agreements the Members and, if applicable, the Company will enter into so as to effect the original intent of the Members as closely as possible to the end that the transactions contemplated by the Post-Termination Agreements, in the forms thereof heretofore agreed to by the Parties, are fulfilled to the extent possible.

21.7.2
If a Termination Event (other than a Termination Event that occurs pursuant to Section 21.2.7) occurs prior to the third (3rd) anniversary of the Effective Date, the licensee Member requesting that the other Member enter into a Post-Termination License Agreement shall not be entitled to receive such license unless such Termination Event occurs pursuant to Section 21.2.4 (in connection with a Material Breach by the licensor Member) or Section 21.2.6 (in connection with a decrease of the Percentage Interest held by the licensor Member).

21.7.3
If (i) a Termination Event occurs pursuant to Section 21.2.7 (in connection with a Change in Control of the licensor Member) or (ii) an exercise of the Buy/Sell Option occurs, in either case prior to the second (2nd) anniversary of the Effective Date, the licensee Member requesting that the other Member enter into a Post-Termination License Agreement shall not be entitled to receive such license.

21.8	Additional Rights

Without limiting the generality of Section 23.17, the right of termination and other rights provided in this Section 21 are in addition to, and not in lieu of, any other rights or remedies a Party may have under this Agreement or applicable law, including the right to damages for breach with or without exercising a right to terminate this Agreement.

22.	CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

22.1	Treatment of Confidential Information

The Receiving Party shall (a) accord Confidential Information received by it from the Furnishing Party with the same degree of confidential treatment that it accords its similar proprietary and confidential business and technical information, which shall not be less than the care a reasonable business person would exercise under similar circumstances, (b) use such Confidential Information only in connection with this Agreement or the Business, and (c) not disclose any of such Confidential Information to any Person other than its Affiliates and its and their directors, officers, employees, contractors, subcontractors, agents, advisors and licensees who have a need to know in connection with this Agreement or the Business.

22.2	Permitted Disclosures

Notwithstanding any other provision of this Agreement, the Receiving Party may disclose Confidential Information of the Furnishing Party, without liability for such disclosure, to the extent that such disclosure is (a) required to be made pursuant to applicable law, stock exchange rule, government authority, duly authorized subpoena, or court order, (b) required to be made to a court or other tribunal in connection with the enforcement of the Receiving Party’s rights under this Agreement, or (c) approved by the prior written consent of the Furnishing Party.

22.3	Disclosure Pursuant to Applicable Law

In the event that a Party receives a subpoena or otherwise becomes aware of events which may legally require it to disclose Confidential Information, it shall promptly notify the Party that owns the Confidential Information, and cooperate with that Party (at the expense of that Party) to obtain an order quashing or otherwise modifying the scope of said subpoena or legal requirement in an effort to prevent or limit the disclosure of such Confidential Information.  In the event that such efforts are unsuccessful, a Party’s disclosure as required by applicable law shall not constitute a breach of this Agreement.

22.4	Survival of Confidentiality Obligations

All obligations of confidentiality and all restrictions on the use of Confidential Information under this Agreement shall remain in effect during the term of this Agreement and thereafter until the date that is two (2) years following the occurrence of the Triggering Event.  Upon the request of the Furnishing Party following the occurrence of the Triggering Event, the Receiving Party shall, at the Furnishing Party’s option and expense, return all of the Furnishing Party’s Confidential Information or destroy the same, except that the Receiving Party may retain but must keep confidential (except as provided in Section 22.2) Confidential Information of the Furnishing Party that is necessary in connection with the enforcement of the Receiving Party’s rights under this Agreement.

22.5	Non-Disclosure of Agreement; Publicity

Except as may be required by applicable law, securities regulatory authorities, stock exchange rule, government authorities, or as provided in Section 22.2, no Party shall make public the existence or content of this Agreement or the negotiations leading to or pursuant to this Agreement without the written consent of the other Parties; provided, that no Party shall be prohibited from disclosing the general nature of the business relationship established hereby at any time.  Caterpillar acknowledges and agrees that Navistar will file a copy of this Agreement with the Securities and Exchange Commission and will file a Form 8-K with the Securities and Exchange Commission which will summarize the materials terms of this Agreement.

22.6	No License

Other than the express licenses granted in this Agreement, no license, express or implied, by estoppel or otherwise, is granted to any Intellectual Property that is now or may hereafter be owned by a Party by virtue of the disclosure of Confidential Information under this Agreement.

23.	MISCELLANEOUS

23.1	Disclaimer

THE WARRANTIES OF EACH PARTY CONTAINED HEREIN ARE IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING  ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

23.2	Limitation of Damages

IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING ANY LOSS OF FUTURE REVENUE OR INCOME OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 23.2 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY PURSUANT TO SECTIONS 5.14 or 16 IN REGARD TO AMOUNTS PAYABLE TO THIRD PARTIES.

23.3	Expenses

Each Party shall bear all of its own costs and expenses incurred in negotiating this Agreement.  No Party may make any offset against amounts due to another Party or any of such other Party’s Affiliates pursuant to this Agreement or otherwise.

23.4	Force Majeure

A Party shall be excused for any failure or delay in the performance of any of its obligations under this Agreement (other than for the payment of money) if such failure or delay is due to a strike, lockout, work stoppage, labor dispute, material shortage, utility outage, delay in transportation, fire, flood, earthquake, severe weather, act of God, accident, trade sanction, embargo, act of war, terrorism or threats of same, condition caused by national emergency, new or changed law, or any other act or cause beyond the reasonable control or without the fault of such Party, whether similar to or different from the causes above enumerated, and whether affecting such Party or its agents, subcontractors, or suppliers, for as long as such circumstances prevail.  The affected Party shall as soon as practicable notify the other Parties of any actual or anticipated failure or delay, and such affected Party shall use its commercially reasonable efforts to mitigate any force majeure event and its consequences on performance hereunder.  The Parties shall remain liable for those obligations under this Agreement that are not affected by the force majeure event.

23.5	Survival

Irrespective of the expiration or termination of this Agreement, the rights and obligations set forth in Sections 4.2, 4.10, 5.7, 5.12, 5.14, 5.15, 10.1.12, 13, 14, 15.2, 15.6, 16, 17, 18, 19, 21, 22, 23, and 24 shall remain in full force and effect to the extent required for their full observance and performance.  The transfer of a Member’s Membership Interest pursuant to Sections 19 or 21 or the expiration or termination of this Agreement pursuant to Section 21 shall not affect any right or obligation of a Party which shall have accrued prior to the effective date of such transfer, expiration, or termination.

23.6	Further Actions and Assurances

The Parties shall execute and deliver any and all documents, and shall cause any and all other reasonable action to be taken, which may be necessary or proper to effect or evidence the provisions of this Agreement and the transactions contemplated hereby.

23.7	Good Faith Reliance on Terms of Agreement

The Parties hereby agree that each Party shall be entitled to rely on the provisions of this Agreement, and no Party shall be liable to any other Party for any action or refusal to act taken in good faith based on the terms of this Agreement.

23.8	Counterparts

This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

23.9	Entire Agreement

This Agreement (including the Related Agreements and other documents referred to herein and therein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

23.10	Succession and Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Except as provided in Section 19.2, no Party may assign any of its rights or obligations hereunder, directly or indirectly, without the prior written consent of the other Parties.

23.11	Amendments and Waiver

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party.  No waiver by a Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty.

23.12	Applicable Law

This Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

23.13	Venue

All suits, actions, or proceedings brought by a Party arising out of or relating to this Agreement or any matters contemplated hereby shall be heard and determined in a state or federal court sitting in New Castle County, Delaware, U.S.A., and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action, or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such suit, action, or proceeding; provided, that the foregoing shall not limit the rights of the Parties to obtain judgment in any other jurisdiction or to serve process in any manner permitted by law.

23.14	WAIVER OF JURY TRIAL

EACH PARTY IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY A PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

23.15	Specific Performance

Notwithstanding any other provision of this Agreement, the Parties agree that irreparable harm will occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  The Parties further agree in the event of a breach there will be no adequate remedy at law.  Without limiting the foregoing, the Parties specifically agree such would be the case for a breach of any of the provisions of Sections 11.1 and 15.  It is accordingly agreed that each Party shall be entitled to a preliminary and/or permanent injunction or injunctions to remedy breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.  The Party seeking an injunction shall not be obligated to post a bond or other security in connection therewith, and the non-seeking Party will not dispute irreparable harm or request a bond or other security.

23.16	Determination of Fair Market Value

If the Members or the Board (as applicable) fail to unanimously agree on the Fair Market Value of any property or assets under any provision of this Agreement, within twenty (20) calendar days after delivery of a notice from a Member requesting a determination, the Members or the Board (as applicable) shall promptly retain a nationally recognized independent valuation firm to determine such Fair Market Value.  In the absence of mutual agreement by the Members or Majority Consent of the Board (as applicable) on a valuation firm within five (5) calendar days of the expiration of such twenty (20) calendar day period, each Member shall designate within five (5) calendar days thereafter a nationally recognized valuation firm for the sole purpose of selecting a valuation firm to determine such Fair Market Value.  If a Member fails to designate such a valuation firm within such five (5) calendar day period, then the other Member’s designated valuation firm shall be deemed the mutually agreed accounting firm to serve for all purposes of this Section 23.16.  If each Member designates a valuation firm within such five (5) calendar day period, then the two (2) such designated firms shall promptly select a nationally recognized valuation firm to determine such Fair Market Value pursuant to this Section 23.16, which valuation firm shall be independent from the two (2) designated valuation firms, the Members and the Company.  The valuation firm selected pursuant to this Section 23.16 is referred to as the “Independent Valuation Firm.”  After the selection of the Independent Valuation Firm, (a) each Member shall submit to the Independent Valuation Firm in writing, not later than ten (10) calendar days after the Independent Valuation Firm is retained, its position with respect to such Fair Market Value, together with such supporting documentation as it deems necessary or as the Independent Valuation Firm requests, and (b) the Independent Valuation Firm shall, within fifteen (15) calendar days after receiving the positions of the Members and all supplementary supporting documentation requested by the Independent Valuation Firm (or if a Member fails or refuses to provide such information and documentation within a reasonable period of time, upon the expiration of a reasonable period of time), render its decision as to such Fair Market Value, which decision shall be final and binding on, and nonappealable by, the Members and the Company.  The Independent Valuation Firm shall act as an expert and not as an arbitrator.  The fees and expenses of the Independent Valuation Firm shall be paid one half by each Member.

23.17	Remedies Cumulative

The remedies provided in this Agreement shall be cumulative and, except as expressly limited in this Agreement, shall not preclude the assertion or exercise of any other rights or remedies available under law, in equity, or otherwise.

23.18	Severability

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  The Parties agree to attempt in good faith to replace any such invalid or unenforceable provision with a valid and enforceable provision designed to achieve, to the extent possible under applicable law, the business purpose and intent of such invalid or unenforceable provision.

23.19	No Third Party Beneficiaries

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and, to the extent expressly set forth herein, their Affiliates, the Indemnitees, the Navistar Indemnified Persons, the Caterpillar Indemnified Persons, and the Company Indemnified Persons, and all of their respective successors and permitted assigns.

23.20	Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Any reference to the consent or approval of the Board shall be deemed to mean the consent or approval of a simple majority of the Representatives unless such reference expressly refers to Majority Consent.  Unless the context requires otherwise, singular includes plural and vice versa and any gender includes every gender, and where any word or phrase is given a defined meaning, any other grammatical form of that word or phrase shall have a corresponding meaning.  The word “including” shall mean “including without limitation.”  Unless the context requires otherwise, the words “hereof,” “herein,” “hereunder,” “hereby,” or words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, clause or other subdivision hereof.  The word “or” shall be disjunctive but not exclusive.  Unless otherwise expressly provided herein, all decisions, elections and other actions to be made by the Company hereunder shall be made by the officers of the Company at the direction and control of the President and in accordance with Section 6.

23.21	Headings

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

23.22	Notices

Any notice, request, instruction, or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given (a) when received, if given in person or by courier or a courier service, (b) on the date of transmission, if sent by facsimile or other wire transmission (receipt confirmed), or (c) five (5) Business Days after being deposited in the mail, certified or registered, postage prepaid:

If to Caterpillar:
Caterpillar Inc. 100 N.E. Adams St. Peoria, Illinois 61629-9600 Attn: Deputy General Counsel Facsimile: (309) 675-1795
If to Navistar:
Navistar, Inc. 4201 Winfield Road Warrenville, Illinois 60555 Attn: General Counsel Facsimile: (630) 753-2261
With a copy (which shall not constitute notice) to:
Latham & Watkins LLP 233 South Wacker Drive, Suite 5800 Chicago, Illinois 60606 Attn: Cary R. Perlman Facsimile: (312) 993-9767
If to the Company:
NC2 Global LLC 27501 Bella Vista Parkway Warrenville, IL 60555 Attn: President Facsimile: (630) 753-2261 (309) 675-1795

23.23	Partition

Each of the Members hereby irrevocably waives, to the extent it may lawfully do so, any right that such Member may have to maintain any action for partition with respect to Company property.

23.24	Incorporation of Exhibits

The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

24.	DEFINITIONS

The following terms when set forth in initial capital letters in this Agreement shall have the respective meanings:

“5% Affiliates” shall mean, as to any Person, any other Person in which the specified Person owns, directly or indirectly through one or more intermediaries, any equity interest equal to or greater than five percent (5%); provided, however, that, with respect to Navistar, 5% Affiliates shall not include DealCor Dealers.

“Act” shall mean the Delaware Limited Liability Company Act, Title 6, Sections 18-101, et. seq. of the Delaware Code, and any successor statute, as the same may be amended from time to time.

“Actual Annual Company Legacy Profit Amount” is defined in Section 2.3.5.3.

“Actual Annual Navistar Legacy Profit Amount” is defined in Section 2.3.5.3.

“Actual Quarterly Company Legacy Profit Amount” is defined in Section 2.3.5.3.

“Adjusted Annual Company Legacy Profit Amount” is defined in Section 2.3.5.5.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account, maintained pursuant to Section 18.1, as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:  (a) credit to such Capital Account any amounts which such Member is obligated to restore, because of a promissory note to the Company or otherwise, or is deemed to be obligated to restore pursuant to the penultimate sentence in each of Treasury Regulations Sections 1.704-2(g)(1) (ii) and 1.704-2(i)(5), and (b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.  For purposes of this Agreement, the term “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the terms “Affiliated,” “controlling,” and “controlled” have the meanings correlative to the foregoing.  A Person shall be deemed to control another Person if such first Person owns (a) greater than 50% of the total combined voting power of all classes of stock or other equity interests of such other Person entitled to vote or (b) greater than 50% of the total value of all stock or other equity interests of such other Person.  For purposes of this Agreement, the term “Affiliate,” as it relates to either Caterpillar or Navistar, shall be defined so as to not include the Company or any of its direct or indirect wholly owned subsidiaries, irrespective of the Percentage Interest held by either Member at any given time.

“Aggregate Actual Quarterly Company Legacy Profit Amount” is defined in Section 2.3.5.3.

“Agreement” is defined in the preamble.

“All-Makes Parts” shall mean any part for a Medium Duty Truck or a Heavy Duty Truck, other than Navistar Brand parts and Caterpillar Brand parts, that is produced by an OEM supplier to meet OEM specifications for such Medium Duty Truck or Heavy Duty Truck.

“Annual Business Plan” is defined in Section 2.2.1.

“Annual Business Plan Capital Contribution Commitment” is defined in Section 2.2.1.

“Annual Business Plan Loan Commitment” is defined in Section 2.2.1.

“Auditor” is defined in Section 15.3.8.1.

“Background Intellectual Property” shall mean all Intellectual Property that (a) was the property of, is jointly owned or is licensed from a third party by, one Member or its Affiliates prior to the Effective Date, or (b) is independently developed by a Member or its Affiliates.

“Baseline Legacy Profit Amount” is defined in Section 2.3.5.1.

“Beneficiary” is defined in Section 19.1.2.2.

“Blue Diamond” shall mean, collectively, Blue Diamond Truck S.R.L. de C.V. and Blue Diamond Parts, LLC.

“Board” shall mean the Board of Representatives of the Company elected in accordance with Section 5.

“Business” is defined in Section 2.1.

“Business Day” shall mean any day that is not a Saturday, a Sunday, a legal holiday, or a day on which banking institutions or trust companies in Illinois are authorized or obligated by law to close.

“Buy-Out Interest” is defined in Section 21.6.1.2.

“Buy-Out Interest Option” is defined in Section 21.6.1.2.

“Buy-Out Interest Option Period” is defined in Section 21.6.1.2.

“Buy-Out Interest Purchase Price” is defined in Section 21.6.1.2.

“Buy-Out Member” is defined in Section 21.6.1.1.

“Buy/Sell Member” is defined in Section 21.6.2.1.

“Buy/Sell Notice” is defined in Section 21.6.2.2.

“Buy/Sell Option” is defined in Section 21.6.2.2.

“Buy/Sell Purchase Price” is defined in Section 21.6.2.2.

“Capital Account” is defined in Section 18.1.

“Capital Contribution” shall mean, with respect to any Member, the amount of cash or the Gross Asset Value of any other property (net of the amount of any liabilities to which such property is subject) contributed to the Company with respect to such Member’s Membership Interest.

“Capital Contribution Commitment” shall mean (a) an Annual Business Plan Capital Contribution Commitment, or (b) a Three-Year Business Plan Capital Contribution Commitment.

“Caterpillar” is defined in the preamble.

“Caterpillar Brand” shall mean any brand maintained or used by Caterpillar or any of its Affiliates for use or in connection with JV Trucks (including any engines, parts and components used in JV Trucks).

“Caterpillar Competing Person” shall mean, as to any particular time, (a) a Person that is a competitor of any or all of the Business and any business of Caterpillar at such time, or (b) any Affiliate of such Person (provided, however, that neither Navistar nor any Affiliate of Navistar shall be deemed to be a Caterpillar Competing Person).

“Caterpillar Financial” shall mean Caterpillar Financial Services Corporation and its Affiliates.

“Caterpillar Indemnified Person” shall mean Caterpillar and its Affiliates and their respective successors, assigns, agents, employees, officers, and directors.

“Caterpillar Truck” shall have the meaning set forth in the Strategic Alliance Agreement.

“Caterpillar Truck Model” shall mean any JV Truck Model that, upon the determination of the Board by Majority Consent and the determination of Caterpillar in its discretion, shall be sold under the Caterpillar Brand by the Company  from time to time.

“CFO” is defined in Section 6.1.

“Change in Control” of a Member shall mean, with respect to such Member’s ultimate parent company, any of the following:  (a) a sale of all or substantially all of such Person’s assets (whether directly or indirectly through one or more of such Person’s subsidiaries or Affiliates) to one or more Competing Persons, (b) a sale of more than 50% of all of the outstanding voting equity interests in such Person to one or more Competing Persons acting individually or as a “group” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and (c) a merger or consolidation of such Person with one or more Competing Persons in which the stockholders of such Competing Persons as of immediately prior to the record date pertaining to such merger or consolidation are in control of the Person surviving such merger or consolidation, in the case of each of clauses (a), (b), and (c), in a single transaction or through a series of related transactions.  For purposes of clause (c) of the immediately preceding sentence, the term “control” when used with respect to any Person means the ownership of more than fifty percent (50%) of the outstanding equity interests in such Person.

“Change in Control Member” is defined in Section 21.6.2.1.

“Change in Control Notice” is defined in Section 21.6.2.1.

“China” shall mean the People’s Republic of China.

“China Business Plan” is defined in Section 2.3.4.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Parts” shall mean replacement parts that are used in both JV Truck Models and in vehicles and machines that are not JV Truck Models.

“Company” is defined in the preamble.

“Company Deadlock” is defined in Section 20.

“Company Dispute” is defined in Section 20.

“Company Indemnified Person” shall mean the Company and its direct and indirect wholly owned subsidiaries, and their respective successors, assigns, agents, employees, officers, and directors.

“Company Legacy Profit Amount” shall mean, with respect to each Fiscal Quarter or Fiscal Year, as applicable, and with respect to the Legacy Countries, the amount of profits earned or losses incurred by the Company from sales by the Company or any of its Affiliates of Medium Duty Trucks, Heavy Duty Trucks and replacement parts therefor in the Legacy Countries determined in accordance with Section 2.3.5.

“Competing Operations” is defined in Section 15.5.

“Competing Person” shall mean, as to any particular time, (a) a Person that manufactures trucks that are in competition with any or all of the Business, any business of Caterpillar that generated more than $300,000,000 in annual revenue during the then most recent complete fiscal year of Caterpillar, and any business of Navistar that generated more than $300,000,000 in annual revenue during the then most recent complete Fiscal Year of Navistar, and (b) any subsidiary or Affiliate of such Person.

“Competitive OEM” is defined in Section 11.3.6.

“Competitive OEM Dealer” is defined in Section 11.3.6.

“Confidential Information” shall mean information disclosed by the Furnishing Party to the Receiving Party in connection with this Agreement that is reasonably considered confidential or proprietary by the Furnishing Party, whether written or oral or in electronic or other form.  Notwithstanding the foregoing, Confidential Information does not include information that is (a) at the time of its disclosure, or thereafter becomes, part of the public domain through no act or fault of the Receiving Party, (b) known to the Receiving Party at the time of its disclosure by the Furnishing Party, (c) independently developed by the Receiving Party without reference to the information disclosed, or (d) rightfully disclosed to the Receiving Party by a third party not subject to an obligation of confidentiality with respect to the information disclosed.

“Contributing Member” is defined in Section 3.2.3.2.2.

“Core ROW Country” or “Core ROW Countries” shall refer to China, Russia, Brazil, South Africa, Australia, or Turkey.

“Core ROW Country Launch Date” shall mean November 1, 2009.

“Cost” shall have the meaning set forth in (i) the applicable Master Component Supply Agreements with respect to JV Truck Components and JV Truck Replacement Parts sold to the Company by a Member, (ii) the applicable Master Component Supply Agreements with respect to components and replacement parts sold by the Company to a Member, (iii) the Master Terms for Purchased Services with respect to services performed for the Company by a Member, (iv) the Truck Sales Agreement for JV Trucks sold to the Company by Navistar, and (v) the Master Development Services Agreements for development services performed for the Company by a Member.

“COE China” shall mean the People’s Republic of China (including Hong Kong, Macau, and Tibet) and Taiwan.

“COTS” shall mean commercial off-the-shelf vehicles.

“Credit Agreement” is defined in Section 15.2.

“DealCor Dealer” shall mean any existing or future dealer owned by Navistar or any of its Affiliates that is located in North America and subject to Navistar’s export guidelines with respect to trucks and replacement parts (it being understood and agreed that Navistar will strictly enforce such guidelines against such dealer to prevent such dealer from exporting trucks and replacement parts into the ROW).

“Disputed Remaining Assets” is defined in Section 21.5.3.2.

“Effective Date” is defined in the preamble.

“Employee Secondment Agreement” is defined in Section 1.6.8.

“ESC” is defined in Section 13.6.

“Exercise Notice” is defined in Section 3.2.5.

“Fair Market Value” shall mean the price at which a willing seller and a willing buyer would trade the relevant property or assets.  If the Members or the Board (as applicable) fail to agree on the Fair Market Value of any property or assets under any provision of this Agreement, the determination shall be made by the Independent Valuation Firm under the procedure set forth in Section 23.16.

“Fair Value of the Company” shall mean the price at which a willing seller and a willing buyer would trade and shall take into account all relevant factors, including the Company’s assets, liabilities, earnings, goodwill, going concern value, and future prospects (in each case after taking into account those certain transactions set forth in Sections 21.6.5, 21.6.7 and 21.7), and shall be determined pursuant to the relevant provisions of this Agreement using standard valuation methodologies, including discounted cash flows, comparable companies and precedent transaction analyses as well as any other techniques deemed applicable by both Members under the market conditions existing at the time at which such determination is made.

“First-Fit Parts” shall mean parts for a Medium Duty Truck or a Heavy Duty Truck that are originally installed in such vehicle by the OEM of such vehicle.

“Fiscal Year” shall mean the period commencing on November 1st of each year and ending as of October 31st of that same year; provided, however, that the first Fiscal Year of the Company shall commence as of the Effective Date and end on the following October 31st.

“Fleet Sale Policy” shall mean the policy heretofore agreed to by the Members.

“Furnishing Party” shall mean the Party furnishing Confidential Information under Article 22.

“GAAP” shall mean United States generally accepted accounting principles and practices  applied on a consistent basis.

“Goodwill Policy” shall mean a policy or practice of servicing out-of-warranty customers.

“Governmental COE Customers” shall mean non-military, governmental, cab over engine Medium Duty Truck and Heavy Duty Truck customers.

“Governmental Conventional Customers” shall mean non-military, governmental, conventional (non-cab over engine) Medium Duty Truck and Heavy Duty Truck customers.

“Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)
The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset, as determined by the contributing Member and the Company; provided, that the determination by the Company of the Fair Market Value of a contributed asset shall be made by Majority Consent of the Board.

(b)
The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), and (iv) at such other times as is reasonably necessary or advisable to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 or to reflect the relative economic interests of the Members; provided, that adjustments pursuant to clauses (i) and (ii) shall be made except to the extent that the Board reasonably determines by Majority Consent that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and the Company.

(c)	The Gross Asset Value of any Company asset distributed to any Member shall be the gross Fair Market Value of such asset, as determined by the Board by Majority Consent, on the date of distribution.

(d)
The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Section 18.1; provided, that Gross Asset Value shall not be adjusted pursuant to this clause (d) to the extent the Members determine that an adjustment pursuant to clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

(e)
If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (a), (b), or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Heavy Duty COE Truck” shall mean a cab over engine Heavy Duty Truck utilizing an engine with displacement of nine (9) liters or more.

“Heavy Duty Truck” shall mean any on-highway truck (including any off-highway derivative of any on-highway truck) with a gross vehicle weight rating equal to or greater than fifteen (15) metric tons.

“Indemnified Person” shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Section 16.

“Indemnifying Person” shall mean the Person or Persons obligated to provide indemnification under Section 16.

“Indemnitee” is defined in Section 5.14.

“Independent Valuation Firm” is defined in Section 23.16.

“Initial Annual Business Plan” is defined in Section 2.2.1.

“Initial Operating Agreement” is defined in the recitals.

“Initial Rolling Business Plan” is defined in Section 2.2.2.

“Initial Staffing Plan” is defined in Section 7.1.

“Intellectual Property” shall mean trade secrets, ideas, inventions, designs, utility models, developments, devices, methods or processes (whether patented or patentable and whether or not reduced to practice) and all patents and patent applications related thereto; copyrightable works and mask works (whether or not registered); trademarks, service marks and trade dress; all registrations and applications for registration related thereto and know-how; and all other intellectual or industrial property rights in any jurisdiction.

“Intellectual Property License Agreement” is defined in Section 1.6.3.

“Intercompany Promissory Note” is defined in Section 1.6.10.

“Investment Banker” is defined in Section 21.6.1.1.

“IVECO” shall mean IVECO Trucks Australia Limited and its Affiliates.

“Joint Owner” is defined in Section 14.6.

“Jointly Owned Intellectual Property” is defined in Section 14.6.

“JV Dealer” shall mean any Person who signs a sales and service agreement with the Company or any of its Affiliates for the sale and servicing of JV Trucks and JV Truck Replacement Parts.

“JV Truck” shall mean Medium Duty Trucks and Heavy Duty Trucks.  JV Trucks shall not include buses or military or tactical vehicles (including Mine Resistant Ambush Protected vehicles).

“JV Truck Assembly Facility” shall mean any facility and associated land purchased, leased or otherwise procured by the Company or any of its direct or indirect wholly owned subsidiaries to assemble or manufacture JV Trucks in a particular territory in the ROW.

“JV Truck Components” shall mean first fit, production use, direct materials required for the assembly of Medium Duty Trucks or Heavy Duty Trucks, including engines and transmissions.

“JV Truck Models” shall mean those truck models that are sold by the Company.

“JV Truck Replacement Parts” shall mean all new or remanufactured replacement parts, service parts, and maintenance parts for JV Trucks.

“Legacy Country” shall mean each of the Non-Core ROW Countries set forth on Schedule 2.3.5

“Legacy Country Commencement Date” is defined in Section 2.3.5.

“Legacy Trucks” shall mean any Medium Duty Truck or Heavy Duty Truck sold by Navistar or any of its Affiliates to any Person prior to the Effective Date.

“Liabilities” shall mean losses, demands, claims, liabilities, obligations, causes of action, assessments, damages, fines, penalties and expenses (including reasonable attorneys’, professional, and expert witness fees and expenses).

“Loan Commitment” shall mean (a) an Annual Business Plan Loan Commitment, or (b) a Three-Year Business Plan Loan Commitment.

“Losses” is defined in conjunction with “Profits.”

“Mahindra JV” shall mean the joint venture that exists pursuant to the Mahindra JV Agreement.

“Mahindra JV Agreement” shall mean collectively that certain (i) Joint Venture Agreement, dated November 17, 2005, by and among Mahindra & Mahindra Limited, International Truck and Engine Corporation, Mahindra International Private Limited, International Truck and Engine Mauritius Holding Ltd and International Truck and Engine Corporation Cayman Islands Holding Company, and (ii) Waiver of Certain Provisions to Joint Venture Agreement, dated April 27, 2009 (the “Mahindra Waiver”), signed by all of the foregoing parties, in the case of each of clauses (i) and (ii), as in effect on the signing date of the Mahindra Waiver.

“Mahindra JV Royalties” is defined in Section 2.3.9.

“Mahindra Territory” shall mean India, Pakistan, Bangladesh, Sri Lanka, Nepal, Bhutan, Myanmar and Malaysia.

“Majority Consent” of the Board shall mean the approval, authorization or ratification of at least four (4) of the Representatives comprising the Board, which approval, authorization or ratification may be given or withheld for any or no reason in the sole and absolute discretion of each Representative.

“Marketing Services” shall mean market analysis, competitive analysis, product support plans, future product plans, marketing plans, assistance with business plans, sales plans and transition plans to move the Legacy Country sales from Navistar to the Company.

“Mark-Up Engineering Services” shall mean those services described under the Service Category Code SE or the Service Category Code AE, in each case in Exhibit 3 to the Master Terms for Purchased Services.

“Master Component Supply Agreement” is defined in Section 1.6.1.

“Master Development Services Agreement” is defined in Section 1.6.6.

“Master Terms for Purchased Services” is defined in Section 1.6.2.

“Material Breach” shall mean (a) one or more failures (irrespective of whether or not such failures pertain to related events) to pay any monies required to be paid under this Agreement or a Related Agreement exceeding $2,000,000 in the aggregate (and not disputed in good faith) when such monies become due and payable (other than (i) any Capital Contribution or loan that is approved by the Board upon Majority Consent or (ii) any Capital Contribution Commitment or Loan Commitment set forth in the Initial Annual Business Plan, the Initial Rolling Business Plan, any subsequent Annual Business Plan, or any subsequent Rolling Business Plan (with respect to each such subsequent Annual Business Plan and subsequent Rolling Business Plan, as approved by the Board upon Majority Consent), the failure of which to pay when due and payable shall be governed by Section 3.2.3), (b) any fraud or willful misconduct, (c) any failure of a Member to repay a Member Loan in accordance with its terms under which such Member is the borrowing Member, (d) any failure of a Non-Contributing Member to exercise the Purchase Option within the applicable time period set forth in the first sentence of Section 3.2.5 and then to consummate such Purchase Option in accordance with Section 3.2.5, or (e) any material breach of Section 11.1.2, 11.1.3, 14, 15 or 19.

“Medium Duty COE Truck” shall mean a cab over engine, on-highway truck (including any off-highway derivative of any on-highway truck) with a gross vehicle weight rating equal to or greater than eight (8) metric tons and utilizing an engine with displacement of less than nine (9) liters.

“Medium Duty Truck” shall mean any on-highway truck (including any off-highway derivative of any on-highway truck) with a gross vehicle weight rating equal to or greater than eight (8) metric tons and less than fifteen (15) metric tons.

“Member” or “Members” shall refer to Caterpillar and Navistar and any other Person that has been admitted as a member of the Company pursuant to the terms of this Agreement.

“Member Acquisition” is defined in Section 15.5.

“Member Loan” is defined in Section 3.2.3.2.1.

“Member Minimum Gain” shall mean an amount, determined in accordance with Treasury Regulation Section 1.704-2(i)(3) with respect to each “partner nonrecourse debt” (within the meaning of Treasury Regulation Section 1.704-2(b)(4)), which equals the Minimum Gain that would result if such partner nonrecourse debt were treated as a “nonrecourse liability” (within the meaning of Treasury Regulation Section 1.752-1(a)(2)).

“Membership Interest” shall mean a Member’s interest in the Company, including the right, if any, to participate in the management of the business and affairs of the Company, including the right, if any, to vote on, consent to or otherwise participate in any decision or action of or by the Members and the right to receive information concerning the Business and affairs of the Company, in each case to the extent expressly provided in this Agreement or otherwise required by the Act.

“MPC” is defined in Section 10.4.

“Navistar” is defined in the preamble.

“Navistar Brand” shall mean any brand maintained or used by Navistar or any of its Affiliates for use or in connection with JV Trucks (including any engines, parts, and components used in JV Trucks).

“Navistar Competing Person” shall mean, as to any particular time, (a) a Person that is a competitor of any or all of the Business and any business of Navistar at such time, or (b) any Affiliate of such Person (provided, however, that neither Caterpillar nor any Affiliate of Caterpillar shall be deemed to be a Navistar Competing Person).

“Navistar Conventional Countries” shall mean Iraq, Afghanistan, Taiwan, United Kingdom, Poland, Romania, Italy, Israel, Egypt, Netherlands, Saudi Arabia, UAE, Oman, Yemen, Thailand, Colombia, Singapore, Greece and Portugal.

“Navistar Financial” shall mean Navistar Financial Corporation and its Affiliates.

“Navistar Indemnified Person” shall mean Navistar and its Affiliates and their respective successors, assigns, agents, employees, officers, and directors.

“Navistar Legacy Profit Amount” shall mean, with respect to each Fiscal Quarter or Fiscal Year, as applicable, and with respect to the Legacy Countries, the amount of profits earned or losses incurred by Navistar from sales by Navistar or any of its Affiliates of Medium Duty Trucks, Heavy Duty Trucks and replacement parts therefor in the Legacy Countries determined in accordance with Section 2.3.5.

“Navistar Truck Model” shall mean any JV Truck Model that, upon the determination of the Board by Majority Consent and the determination of Navistar in its discretion, shall be sold under the Navistar Brand by the Company from time to time.

“Navistar Vehicle” shall have the meaning set forth in the Strategic Alliance Agreement.

“Net Present Value of Increased Tax Liability” shall mean the net present value of the increased income tax liability incurred by the remaining Member or Members of the Company in the event of a termination of the Company pursuant to Code Section 708 caused solely by a Transfer by one Member of a 50% interest in the profits and capital of the Company within the meaning of Code Section 708(b)(1)(B) within the 12-month period, calculated as to each remaining Member as the joint product of the following three variables:

(a)	the maximum U.S. federal corporate tax rate applicable at that time plus 3.5%;

(b)	the Percentage Interest in the Company of such remaining Member; and

(c)	the net present value of the difference (whether positive or negative) between:

(i)	the projected tax depreciation each year in the absence of a termination of the Company pursuant to Code Section 708; and

(ii)
the maximum tax depreciation available each year under tax law as of the time of calculation in light of the termination of the Company pursuant to Code Section 708, in each case determined with reference to the assets of the Company subject to tax depreciation at the time of termination for each year following the termination in which such property is expected to be depreciated.

For purposes of the net present value calculation, the differences in tax depreciation shall be discounted using an annual discount rate equal to 8.0%.  Notwithstanding anything to the contrary contained in this definition, in no event shall the Net Present Value of Increased Tax Liability be a negative number, and in the event that the above calculation would otherwise result in a negative number, the Net Present Value of Increased Tax Liability shall be deemed to be $0.

“NITSA” is defined in Section 2.3.3.3.

“NITSA Acquisition Agreement” is defined in Section 2.3.3.3.

“NITSA Asset Acquisition Alternative” is defined in Section 2.3.3.3.

“NITSA Business Acquisition Date” is defined in Section 2.3.3.3.

“Non-Contributing Member” is defined in Section 3.2.3.2.2.

“Non-Core ROW Conventional Countries” shall mean all Non-Core ROW Countries excluding the Navistar Defense Conventional Countries.

“Non-Core ROW Country” or “Non-Core ROW Countries” shall refer to any country in the ROW that is not a Core ROW Country.

“Non-Disputed Remaining Assets” is defined in Section 21.5.3.1.

“Nonrecourse Deductions” has the meaning assigned to it in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“North American Medium Duty COE Trucks” shall mean a cab over engine Medium Duty Truck without regard to engine displacement.

“North American Severe Service Truck Sales Agreement” shall mean that certain NASS Truck Sales Agreement by and between Navistar and Caterpillar entered into as of the date hereof.

“Obsolete” means, with respect to inventory held for use in connection with NITSA’s business, (i) any first-fit component, kit, or truck for which no sales (A) have been made by NITSA in the twelve (12) month period prior to the proposed purchase pursuant to Section 2.3.3.5 or (B) are projected to be made by NITSA in the twelve (12) month period following the proposed purchase pursuant to Section 2.3.3.5, and (ii) any replacement parts for which no sales (A) have been made by NITSA in the twenty-four (24) month period prior to the proposed purchase pursuant to Section 2.3.3.5 or (B) are projected to be made by NITSA in the twenty-four (24) month period following the proposed purchase pursuant to Section 2.3.3.5.

“OEM” shall mean an original equipment manufacturer.

“Offer” is defined in Section 19.1.2.2(A).

“Offeror” is defined in Section 19.1.2.2.

“Offered Membership Interest” is defined in Section 19.1.2.2.

“Partner Nonrecourse Deductions” has the meaning assigned to it in Regulations Section 1.704-2(i)(2).

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(2), and the amount of Minimum Gain, as well as any net increase or decrease in Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Treasury Regulation Section 1.704-2(d).

“Party” or “Parties” is defined in the preamble.

“Percentage Interest” is defined in Section 3.1.2.

“Person” shall mean an individual, or a corporation, limited liability company, partnership (whether general or limited), joint venture, trust (including a business trust or real estate investment trust), unincorporated organization, joint stock company, association, or other entity, or any government, or any agency or subdivision thereof.

“Post-Termination Agreements” is defined in Section 21.7.1.

“Post-Termination License Agreements” shall mean, collectively, (i) that certain Post-Termination Intellectual Property License Agreement by and between Caterpillar, as licensor, and Navistar, as licensee; and (ii) that certain Post-Termination Intellectual Property License Agreement by and between Navistar, as licensor, and Caterpillar, as licensee.

“Post-Termination Master Development Services Agreement” shall mean that certain Post-Termination Master Development Services Agreement by and between Caterpillar and Navistar.

“Product Support Services” is defined in Section 11.5.

“Profits” and “Losses” shall mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss, as applicable, for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(a)
any income or loss of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or subtracted in computing such gain or loss;

(b)
any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i)), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(c)
in the event the Gross Asset Value of any Company asset is adjusted in accordance with clauses (b) or (d) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)
depreciation, amortization and any other cost recovery deductions with respect to, and any gain or loss resulting from any disposition of, any asset of the Company whose adjusted tax basis differs from its Gross Asset Value shall be computed by reference to the Gross Asset Value of such asset;

(e)
gain or loss shall be computed on any asset that is distributed by the Company to any Member (whether pursuant to a liquidation of the Company or otherwise) by treating such asset as having been sold for its Fair Market Value, as determined by the Board by Majority Consent, on the date of such distribution;

(f)	items of income, gain, loss and deduction that are specially allocated pursuant to Section 18.5 shall not be taken into account; and

(g)	the deduction described in Section 199 of the Code shall not be taken into account.

“Purchase Option” is defined in Section 3.2.5.

“Purchaser Member” is defined in Section 21.6.4.

“Quarterly Distribution” is defined in Section 2.3.5.4.

“Receiving Party” shall mean the Party receiving Confidential Information under Article 22.

“Regulatory Allocations” is defined in Section 18.5.9.

“Related Agreements” is defined in Section 1.6.

“Remaining Assets” is defined in Section 21.5.3.1.

“Representative” shall mean a member of the Board appointed by a Member in accordance with the terms of this Agreement.

“Repurchase Price” shall mean, with respect to a Substitute Contribution that was credited to a Contributing Member’s Capital Account, an amount equal to (a) the amount of the Substitute Contribution, multiplied by (b) 1.15, multiplied by (c) the number of days elapsed from the date of the Substitute Contribution to (but not including) the day on which the Non-Contributing Member pays to the Contributing Member an amount in cash equal to the Repurchase Price, divided by (d) three hundred sixty-five (365).

“Required Funding Date” is defined in Section 3.2.3.1.

“Right of First Refusal” is defined in Section 19.1.2.2.

“Rolling Business Plan” is defined in Section 2.2.2.

“ROW” shall mean every country in the world other than the United States (which shall exclude all territories thereof other than Puerto Rico), Canada, and Mexico and the Mahindra Territory.

“Royalty-Bearing IP License Agreement” is defined in Section 1.6.5.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations for the Securities and Exchange Commission promulgated pursuant thereto.

“Seller Member” is defined in Section 21.6.4.

“Sharing Agreement” is defined in Section 1.6.10.

“Sourcing Council” is defined in Section 9.4.1.

“Standard Warranty” shall mean the warranty provided pursuant to the terms and conditions of sale with respect to any Medium Duty Truck, any Heavy Duty Truck or any replacement part therefor.

“Strategic Alliance Agreement” shall mean that certain NASS Strategic Alliance Agreement between the Members dated as of the date hereof.

“Subsequent Staffing Plan” is defined in Section 7.1.

“Substitute Contribution” is defined in Section 3.2.3.2.2.

“Tax Matters Partner” shall mean the Member designated as such pursuant to Section 18.10.1.

“Termination Event” is defined in Section 21.2.

“Termination Event Member” is defined in Section 21.6.1.1.

“Three-Year Business Plan Capital Contribution Commitment” is defined in Section 2.2.2.

“Three-Year Business Plan Loan Commitment” is defined in Section 2.2.2.

“Trademark License Agreement” is defined in Section 1.6.4.

“Transfer” shall mean a sale, assignment, transfer, exchange or other disposition.

“Treasury Regulation” shall include temporary and final regulations promulgated under the Code, as such regulations are amended from time to time.

“Triggering Event” shall mean the earlier of (i) the expiration or termination for any reason of this Agreement and (ii) the closing of any sale and purchase of the Membership Interest pursuant to the Buy/Sell Option or the Buy-Out Interest Option pursuant to Section 21.6.4.

“Triggering Member” is defined in Section 11.1.6.

“Truck Business Relationship Agreement” is defined in the recitals.

“Truck Sales Agreement” is defined in Section 1.6.7.

“Unanimous Consent” of the Members shall mean the approval, authorization, or ratification of all of the Members duly given, which approval may be given or withheld for any or no reason in the sole and absolute discretion of any Member.

“Valuation Notice” is defined in Section 21.6.2.1.

“Valuation Price” is defined in Section 21.6.2.1.

“Vocational” shall mean designed for use for one or more of the applications specified on Exhibit F to the Strategic Alliance Agreement and expressly excludes those applications specified as excluded on Exhibit F to the Strategic Alliance Agreement.

“Will-Fit Parts” shall mean any part for a Medium Duty Truck or a Heavy Duty Truck other than Navistar Brand parts, Caterpillar Brand parts, First-Fit Parts and All-Makes Parts.  For the avoidance of doubt, a Will-Fit Part is not installed by an OEM of such vehicle and is not a proprietary part of an OEM.

IN WITNESS WHEREOF, Caterpillar, Navistar, and the Company have caused this Amended and Restated Joint Venture Operating Agreement to be signed by their respective duly authorized representatives as of the day and year first above written.

CATERPILLAR INC.			NAVISTAR, INC.
By:	/s/ James W. Owens		By:	/s/ Daniel C. Ustain
	Name:	James W. Owens		Name:	Daniel C. Ustain
	Title:	Chairman and Chief Executive Officer		Title:	President and Chief Executive Officer

NC2 GLOBAL LLC
By:	/s/ Al Saltiel
	Name:	Al Saltiel
	Title:	President

EXHIBIT A

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:18 PM 07/24/2009
FILED 01:09 PM 07/24/2009
SRV  090725534 – 4672536 FILE

CERTIFICATE O F FORMATION
OF
NC2 GLOBAL LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:  The name of the limited liability company is:

NC2 GLOBAL LLC

SECOND:  The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.   The name of the registered agent at such address is The Corporation Trust Company.

THIRD:  This Certificate of Formation shall be effective upon filing.

Executed on July 24, 2009

/s/Shaun D. Hartley
Shaun D. Hartley
Authorized Person

EXHIBIT B

NAVISTAR LEGACY PROFIT AMOUNT CALCULATION AND INDEXING METHODOLOGY

The following sets forth the methodology by which Baseline Profit Amount and Navistar Legacy Profit Amount are calculated, with respect to the Legacy Countries, pursuant to Section 2.3.5 of the JVOA. Part I below sets forth the methodology by which Baseline Profit Amount is calculated. Part II below describes the components of, and the methodology used to calculate, the profitability of sales in Legacy Countries. Part III below describes the methodology to be used in calculating the Navistar Legacy Profit Amount.

I.	Baseline Profit Amount indexing methodology

This Part I explains the indexing methodology by which Baseline Profit Amount is calculated pursuant to Section 2.3.5 of the JVOA. Baseline Profit Amount will be adjusted by both a GDP Factor and a Working Capital Charge as set forth below.

For any year measured, the Baseline Profit Amount represents the sum of two components:

A.	The respective year’s Truck Baseline EBIT; and
B.	The respective year’s Replacement Parts Baseline EBIT.

Each of these components are set out below:

A. Truck Baseline EBIT

Truck Baseline EBIT will be determined by (i) adjusting Baseline Truck Sales Amount by the GDP Factor, (ii) calculating the Indexed Truck EBIT Margin utilizing the GDP Indexed Baseline Sales Amount, and (iii) subtracting from the Indexed Truck EBIT Margin the Truck Working Capital Charge, each as set forth below.

1.	Initial Baseline Truck Sales Amount.

The reported fiscal year 2008 (“FY 2008”) Legacy Countries JV Truck Sales are $448,687,000 (“Initial Baseline Truck Sales Amount”). Appendix I outlines the Initial Baseline Truck Sales Amount on a per country basis.

2.	GDP Factor / Indexing Methodology.

On an annual basis, Navistar shall calculate an equally weighted average annual GDP index obtained from the Bloomberg Ticker (Contributor Composite)1, or if such Economic Forecast is no longer available, then a comparable index (the “Index”) using the GDP economic indicator (the “GDP Factor”) of the following four countries:

a.	Chile;

b.	Peru;

c.	Columbia; and

d.	Costa Rica.

Fiscal Year 2010 beginning November 1, 2009 – Represents Year 1 and will not need a GDP calculation performed as the baseline profit is already established in Appendix VII.

Fiscal Year 2011 beginning November 1, 2010 – Represents Year 2 and will equal the product of (i) the Initial Truck Baseline Sales Amount and (ii) one plus the December 31, 2009 Bloomberg Ticker GDP Factors.

Fiscal Year 2012 beginning November 1, 2011 – Represents Year 3 and will equal the product of (i) the Initial Truck Baseline Sales Amount and (ii) one plus the compounding of the December 31, 2009 and December 31, 2010 Bloomberg Ticker GDP Factors.

Fiscal Year 2013 beginning November 1, 2012 – Represents Year 4 and will equal the product of (i) the Initial Truck Baseline Sales Amount and (ii) one plus the compounding of the December 31, 2009; December 31, 2010; and December 31, 2011 Bloomberg Ticker GDP Factors.

Fiscal Year 2014 beginning November 1, 2013 – Represents Year 5 and will equal the product of (i) the Initial Truck Baseline Sales Amount and (ii) one plus the compounding of the December 31, 2009; December 31, 2010; December 31, 2011; and December 31, 2012 Bloomberg Ticker GDP Factors.

3.	Indexed Truck EBIT Margin.

“Indexed Truck EBIT Margin” is equal to the product of (i) 5.9% (which represents JV Truck Profit Margin calculated pursuant to Part II below) and (ii) the respective year’s GDP Indexed Baseline Truck Sales Amount.

4.	Truck Working Capital Charge.

“Truck Working Capital Charge”, is equal to the product of (i) 15/365; (ii) the respective year’s GDP Indexed Baseline Truck Sales Amount; and (iii) 6%.

1	Tickers are:

Chile	CLGDYCUR	Columbia	COCUPIBY
Peru	PRGYTOTL	Costa Rica	CRGDCYOY

5.	Years Six through Ten.

Notwithstanding the foregoing, for each of Year Six through Year Ten, the respective year’s Truck Baseline EBIT is equal to the Year Five Truck Baseline EBIT.

B.	Replacement Parts Baseline EBIT

Replacement Parts Baseline EBIT will be determined by (i) adjusting Baseline Replacement Parts Sales Amount by the GDP Factor, (ii) calculating the Indexed Replacement Parts EBIT Margin utilizing the GDP Indexed Baseline Replacement Parts Sales Amount and (iii) subtracting from the Indexed Replacement Parts EBIT Margin, the Replacement Parts Working Capital Charge, each as set forth below.

1.	Baseline Replacement Parts Sales Amount.

The reported FY 2008 Legacy Countries Replacement Parts Sales are $45,522,000 (“Initial Baseline Replacement Parts Sales Amount”).

2.	GDP Indexing Methodology.

Navistar shall calculate the GDP Factor in the same manner as described in Section A above:

Fiscal Year 2010 beginning November 1, 2009 – Represents Year 1 and will not need a GDP calculation performed as the baseline profit is already established in Appendix VII.

Fiscal Year 2011 beginning November 1, 2010 – Represents Year 2 and will equal the product of (i) the Initial Baseline Replacement Parts Sales Amount and (ii) one plus the December 31, 2009 Bloomberg Ticker GDP Factors.

Fiscal Year 2012 beginning November 1, 2011 – Represents Year 3 and will equal the product of (i) the Initial Baseline Replacement Parts Sales Amount and (ii) one plus the compounding of the December 31, 2009 and December 31, 2010 Bloomberg Ticker GDP Factors.

Fiscal Year 2013 beginning November 1, 2012 – Represents Year 4 and will equal the product of (i) the Initial Baseline Replacement Parts Sales Amount and (ii) one plus the compounding of the December 31, 2009; December 31, 2010; and December 31, 2011 Bloomberg Ticker GDP Factors.

Fiscal Year 2014 beginning November 1, 2013 – Represents Year 5 and will equal the product of (i) the Initial Baseline Replacement Parts Sales Amount and (ii) one plus the compounding of the December 31, 2009; December 31, 2010; December 31, 2011; and December 31, 2012 Bloomberg Ticker GDP Factors.

3.	Indexed Replacement Parts EBIT Margin.

“Indexed Replacement Parts EBIT Margin” is equal to the product of (i) 26.6% (which represents JV Truck Replacement Parts Profit Margin calculated pursuant to Part II below) and (ii) the respective year’s GDP Indexed Baseline Replacement Parts Sales Amount.

4.	Replacement Parts Working Capital Charge.

“Replacement Parts Working Capital Charge” is equal to the product of (i) 15/365; (ii) the respective year’s GDP Indexed Baseline Replacement Parts Sales Amount and (iii) 6%.

5.	Years Six through Ten.

Notwithstanding the foregoing, for each of Year Six through Year Ten, the respective year’s Replacement Parts Baseline EBIT is equal to the Year Five Replacement Parts Baseline EBIT.

II.	Profitability Components2

This Part II describes the components of, and the methodology used to calculate, Legacy Profit Amount, JV Truck Profit Margin and JV Truck Replacement Part Profit Margin.

Navistar Legacy Profit Amount for sales of JV Trucks and JV Truck Replacement Parts by Navistar in the Legacy Countries.

“Legacy Profit Amount” is equal to the sum of:

i.	Legacy JV Truck Gross Margin; less

ii.	Legacy JV Truck Engineering Expense; less

i.	Legacy JV Truck selling, general and administrative (“SG&A”) Expense; plus

ii.	Legacy JV Truck Replacement Parts Baseline EBIT.

“JV Truck Profit Margin” is calculated using the following components:

i.	Legacy JV Truck Gross Margin;

ii.	Legacy JV Truck Engineering Expense; and

iii.	Legacy JV Truck SG&A Expense.

“JV Truck Replacement Parts Profit Margin” is calculated using the following component:

i.	Legacy JV Truck Replacement Parts Baseline EBIT.

The relevant definitions, source materials and a detailed breakdown of each of the foregoing components are set forth below.

2	This calculation assumes a 5% mark-up on engineering costs.

Overview of Formula Components and Key Definitions

Legacy JV Truck Gross Margin.

Legacy JV Truck Gross Margin is equal to Revenue minus Cost of Goods Sold.

•	Calculation of JV Truck Gross Margin.

•	Step 1. The reported gross margin for each Legacy Country is computed by combining the gross margin from each reported model gross margin profit and loss statement described below.

•	A reported gross margin profit and loss statement is established for each Legacy Country by model, as follows:

•	Revenue. Revenue equals the sum of items 1 – 6 below, which may be identified for each Legacy Country and each model directly from the GPA reports as follows:

VC GAAP Item	Equivalent GPA Report Item

1. “Total Sales @ dealer net”	“D-Net”

2. “Direct SPA”	“SPA Amt” minus “GP”

3. “Goods Purchase Revenue”	“GoodsPur”

4. “Freight Revenue”	“Freight/Ins”

5. “Other Revenues”	Estimated using a methodology based on “D-Net”

6. “Collateral Sales”	[all relate to Australia]

•
Cost of Good Sold. All cost of goods sold line items are estimated using a cost allocation methodology, which is either based on (i) the percentage relationship between each cost line item and D-Net sales from the VC GAAP consolidating gross margin statement by model; or (ii) units across the entire model, as outlined in Appendix II.

•
Step 2. Pro Forma Adjustments. The reported country gross margin profit and loss statement has been reviewed by the Global Operations Finance team to identify certain pro-forma adjustments to calculate a pro-forma gross margin profit and loss statement.

•
In order to address certain miscategorized items and historical anomalies in connection with historical calculation of the Baseline Profit Amount, the following pro-forma adjustments to the reported gross margin for each country have been agreed upon by the Members:

1.
Exchange gains and losses - Transaction gains/losses (primarily relating to purchases from the Brazil plant in local currency) are reported below gross margin. This adjustment reclassifies this line item to gross margin.

2.	Unrelated overhead - The adjustment eliminates overhead costs relating to the Military product group within the Severe Service (“SSVC”) line misallocated to the JV product lines.

3.	Inventory write-down / revaluation - The adjustment excludes the revaluation adjustment relating to Inventory balances unrelated to the Global Operations business.

4.	Finance charges - Historical finance charges primarily include charges from Mexico to Global Operations for excess inventory of finished product carried by Mexico to support Global Operations.

•	Going forward, these costs are not expected to be incurred as Navistar will only manufacture to order for the JV and will not carry inventory.

5.	Other general operating (“GO”) variances - The adjustment consists of:

•
Clawback charges - For Mexican tax purposes, Mexico has historically charged Global Operations for Company employees working for the Blue Diamond JV. Such transaction has no financial impact on the JV Truck segment’s overall profitability, as the cost booked at Global Operations level is offset by the related income recorded at the Mexico Total Truck level. The adjustment excludes this non-operational cost from the pro-forma gross margin.

6.	Other One-Time Items - identification of any other non-recurring items.

•	Step 3: The Legacy JV Truck Gross Margin is then calculated by aggregating each of the pro-forma country gross margin profit and loss statements of the Legacy Countries.

•	Source Information. Preparation of the Legacy JV Truck Gross Margin Profit and Loss Statement requires the following source information from internal Navistar systems:

•	A consolidating gross margin profit and loss statement by model from VC GAAP for the Global Operations business.

•	Sales and units by country and by model from the GPA reports.

Legacy JV Truck Engineering Expenses

Legacy JV Truck Engineering Expenses are equal to the sum of all JV Truck engineering costs allocated to each of the Legacy Countries, as outlined under “Calculation of JV Truck Engineering Expenses” below.

•	Calculation of Legacy JV Truck Engineering Expenses.

•	JV Truck engineering projects are reviewed by the Engineering group (Fort Wayne) in order to identify the projects that benefit the JV business.

•	The costs relating to these JV-related projects are classified in four categories, depending on which model or vehicle center they relate to:

1.	Medium

2.	Severe

3.	Heavy

4.	9800 model

•	Such expenses are then allocated to each country based on the number of relevant units sold in the respective country.

•	Source Information. JV Truck engineering costs by project and by vehicle center information are derived as set forth in Appendix III.

Legacy JV Truck SG&A Expenses

Legacy JV Truck SG&A Expenses are equal to the sum of all pro-forma SG&A expenses allocated to each of the Legacy Countries, as outlined under “Calculation of SG&A Expense” below.

•	Calculation of Legacy JV Truck SG&A Expenses.

•
SG&A information is reviewed by the Global Operations Finance team in order to identify pro-forma adjustments, if any, that need to be made to the reported SG&A expenses to reflect a normalized level of SG&A expenses for the JV business. In order to address certain miscategorized items and historical anomalies in connection with historical calculation of the Baseline Profit Amount, the following pro-forma adjustments to SG&A expense have been agreed upon by the Members:

1.	Salary and benefits - The adjustment is an allocation for Global Operations-related employees classified in cost centers outside of Global Operations.

2.
Military & Bus - The adjustment eliminates the non-recurring allocation from the South Africa regional office to Military and Dubai for a military -related contract which expires in December 2008. The amount also includes an adjustment for the time spent by Global Operations employees on non-JV related segments (i.e., Military and Bus).

3.	General IT allocations - The adjustment excludes the IT costs that are not related to the Global Operations business.

4.	FALD program - The adjustment excludes the costs relating to the Finance Accounting Leadership Development program which are unrelated to the Global Operations business.

•	Pro-forma SG&A expenses are classified in four categories, depending on which country or group of countries they relate to:

1.	Latin America for the costs centers BETM2, BETM4 and BETM5;

2.	Middle East for the cost centers DUB and BODUB;

3.	South Africa for the cost centers JOH and BOJOH;

4.	World Headquarter (“WHQ”) for the cost centers B235, B236, B237 and B247.

•	Such pro forma expenses are then allocated to each relevant country based on the number of units sold in the respective country.

•	Source Information. SG&A expenses by cost center and by type are included in Appendix IV.

Legacy JV Truck Replacement Parts EBIT

Legacy JV Truck Replacement Parts EBIT is equal to Legacy JV Truck Replacement Parts Gross Margin minus Legacy JV Truck Replacement Parts SG&A Expenses minus SOW Legacy Replacement Parts Infrastructure Costs for the period as related to Legacy JV Truck Replacement Parts sold.

•	Calculation of Legacy JV Truck Replacement Parts EBIT.

•	Legacy JV Truck Replacement Parts Gross Margin.

•	Legacy JV Truck Replacement Parts gross margin is equal to the aggregation of the Legacy JV Truck gross margin allocated to each of the Legacy Countries.

•	Sales and cost of sales information for each Legacy Country derive from the sales and standard gross margin by country information. These numbers are adjusted for:

1.
Warranty - The adjustment excludes the sales and associated cost of sales which are recorded in the ledger in connection with warranty transactions (i.e. delivery of replacement parts under warranty). Warranty sales directly derive from warranty transactions by country information whereas associated cost of sales are estimated at 50.6% of sales.

2.
Core mark-up - Upon a purchase of certain parts, customers pay a deposit which is recorded as a sale in the ledger (“core mark-up”) and will be reimbursed when they return the related parts within a certain period of time. The adjustment excludes the core mark up sales that have not yet been earned.

•	Legacy JV Truck Replacement Parts SG&A Expenses

•	Legacy JV Truck Replacement Parts SG&A equals the sum of all JV Truck Parts SG&A expenses allocated to each of the Legacy Countries.

•	JV Truck Replacement Parts SG&A expenses are defined as the sum of each of the following:

1.	The direct expenses for the Global Operations JV Truck Replacement Parts business before any corporate overhead;

2.	Export Truck Parts Order Processing and Expediting SG&A (sub-ledger EK 516 SGA);

3.
Pension and Other Post-Employment Benefits (“OPEB”) and Healthcare costs relating to all employees related to the Global Operations truck business and the Export Truck Parts Order Processing and Expediting business, less the direct benefit charge for foreign-based Export sales staff; and

4.	SOW Infrastructure Legacy Replacement Parts Cost

•
SOW Infrastructure Legacy Replacement Parts Costs are defined as the portion of those costs described in the Statement of Work – Parts Group Infrastructure Cost Recovery that relate to Legacy sales for the period.

•
Such costs relate to the performance of certain services provided by Navistar as a result of selling replacement parts to the JV at “pass through cost” level (Tier 1 pricing) – as described in Section 1.2.1 of Master Component Supply Agreement No. 2 (“CSA No. 2”).

•
These costs will be determined annually, during the term of the Legacy JV Truck Replacement Parts Baseline Profit Calculation, and will be used to adjust both the Baseline and the actual Legacy Profit Amounts achieved as shown in Appendix VIII.

•	All JV Truck Replacement Parts SG&A Expenses are allocated to each country based on JV Truck Replacement Parts sales dollars.

•	Source Information. The following source information is required (see Appendix V):

•	Non-Core JV Truck Replacement Part sales and standard gross margin by country;

•	Warranty transactions by country;

•	Core mark-up transactions by country;

•	Global Operations SG&A specifically identifiable expenses;

•	Export Truck Parts Order Processing and Expediting SG&A (sub-ledger EK 516 SGA); and

•
Pension, OPEB and Healthcare costs relating to all employees related to the Global Operations truck business and the Export Truck Parts Order Processing and Expediting business, less the direct benefit charge for foreign-based Export sales staff.

Legacy Countries.

•
See Appendix V and Appendix VI for current lists of Legacy Countries with respect to the JV Truck and JV Truck Replacement Parts businesses, respectively, excluding military and government sales and loose engine sales (including those to Perkins).

III.	Legacy Profit Amount Calculation

The Navistar Legacy Profit Amount and the Company Legacy Profit Amount shall be calculated on an annual basis, with the first year commencing on November 1, 2009, consistent with the methodology set forth in Part II hereof, adjusted as may be required to reflect sales by Navistar, or the Company, as the case may be.

Appendix I

Initial Baseline Truck Sales Amount by Legacy Country

$ in 000s	NAV
Colombia	146,706
Peru	116,140
Chile	51,290
Costa Rica	24,485
Venezuela	21,227
Ecuador	15,089
Guatemala	12,192
Haiti	10,476
Saudi Arabia	7,410
Honduras	7,170
Dominican Republic	6,185
U.A.E.	5,425
Panama	4,827
New Zealand	3,867
Nicaragua	2,887
El Salvador	2,726
Egypt	1,414
Bahamas	1,108
Tanzania	1,105
Israel	1,081
Iraq	1,023
Qatar	897
Morocco	686
Uruguay	643
Trinidad and Tabago	502
Taiwan	500
Kuwait	430
Oman	311
Curacao	262
Guam	197
Slovakia	141
Granada	68
Ghana	61
Jamaica	61
Algeria	50
Diff.	47

Total Net Sales - All Fish Fry Trucks*	448,687

Appendix II

Methodology Used for Each Income Statement Line Item Allocation to a Specific Country’s Model

P&L line item by model and by country	Allocation Methodology
Total Units	Direct

Total Sales @ Dealer Net	Direct
Direct SPA	Direct
Price Guarantee	Dealer-Net by model
Finance Makeup	Dealer-Net by model
Misc Vendor Assistance	Dealer-Net by model
Goods Purchased Revenue	Direct
Miscellaneous Sales	Dealer-Net by model
Freight Revenue	Direct
Retail Profit Used	Dealer-Net by model
Used Truck Sales	Dealer-Net by model
Special P&D	Dealer-Net by model
Standard Material	Dealer-Net by model
Standard Material Adj	Dealer-Net by model
BDT Standard Material	Dealer-Net by model
BDT Variances	Dealer-Net by model
Used Truck Cost	Dealer-Net by model
Vendor Assistance	Dealer-Net by model
Federal Excise Tax	Dealer-Net by model
Material Price Variance	Dealer-Net by model
MPV Adj	Dealer-Net by model
Material Exchange Variance	Dealer-Net by model
Design-Compass	Dealer-Net by model
Customs Fee	Dealer-Net by model
InterCo Collateral Profit Elim	Dealer-Net by model
InterCo Corp Variable Adj	Dealer-Net by model
Collateral Cost	Dealer-Net by model
Standard COS - Variable Overhead incl Direct Labor	Dealer-Net by model
Performance Variance - Variable OH incl Direct Labor	Dealer-Net by model
Other Plant Variances - Variable OH	Dealer-Net by model
Goods Purchased	Goods purchased margin by model
Truck Operating Lease Costs	Dealer-Net by model
Total Finance Charges	Net sales
Warranty	Dealer-Net by model
Outbound Freight	Units
Regular P&D Cost	Units
Special P&D Cost	Units
Miscellaneous COS	Dealer-Net by model
Standard COS - Fixed Overhead	Dealer-Net by model
InterCo Corp OH Adj	Dealer-Net by model
Performance Variance - Fixed OH	Dealer-Net by model
Volume Variance - Fixed OH	Dealer-Net by model
Other Plant Variances - Fixed OH	Dealer-Net by model
Other Plant Variances - Fixed OH CME	Dealer-Net by model
Other Plant Variances - Fixed OH CFI	Dealer-Net by model
Idle Capacity Costs	Dealer-Net by model
PPC Adjustments	Dealer-Net by model
Product Cost Takeout	Dealer-Net by model
Reliability & Quality	Dealer-Net by model
Other GO Variance	Dealer-Net by model
Inventory Revaluation	Dealer-Net by model
Inventory Writedown	Dealer-Net by model

Appendix III

Engineering Source Documents

9800 Unrelated Programs $ in 000s	FY08
	Medium	Severe	Heavy	Total
Overview
Maintenance / sustaining	125	563	438	1,126
Product development	21	445	247	712
Refresh	—	—	—	—

Total*	146	1,007	685	1,838

Fish Fry allocation
South Africa	—	0	157	157
Australia	—	19	—	19
Russia	—	25	67	91
China	0	3	—	3
Non-core	146	961	461	1,568

Total	146	1,007	685	1,838

Note - TTM08 costs = 1/4*FY07 + YTD08
Details
Average cost per unit
Maintenance / sustaining	0.1	0.1	0.2	0.2
Product development	0.0	0.1	0.1	0.1
Refresh	—	—	—	—
Fish Fry allocation
Maintenance / sustaining	—	0	101	101
Product development	—	0	57	57
Refresh	—	—	—	—

South Africa	—	0	157	157
Maintenance / sustaining	—	10	—	10
Product development	—	8	—	8
Refresh	—	—	—	—

Australia	—	19	—	19
Maintenance / sustaining	—	14	43	56
Product development	—	11	24	35
Refresh	—	—	—	—

Russia	—	25	67	91
Maintenance / sustaining	0	2	—	2
Product development	0	1	—	1
Refresh	—	—	—	—

China	0	3	—	3
Maintenance / sustaining	125	537	295	956
Product development	21	424	166	611
Refresh	—	—	—	—

Non-core	146	961	461	1,568
Maintenance / sustaining	125	563	438	1,126
Product development	21	445	247	712
Refresh	—	—	—	—

Total	146	1,007	685	1,838
Units
South Africa	—	1	479	480
Australia	—	73	—	73
Russia	—	97	203	300
China	2	11	—	13
Non-core	1,423	3,778	1,404	6,605

Total	1,425	3,960	2,086	7,471

Appendix III (cont’d)

Engineering Source Documents

9800 Unrelated Programs $ in 000s	FY08
	Medium	Severe	Heavy	Total
Maintenance / sustaining				—
Product development			402	402
Refresh			1,567	1,567

Total*	—	—	1,969	1,969

Fish Fry allocation
South Africa			1,238	1,238
Australia			—	—
Russia			455	455
China			—	—
Non-core			277	277

Total	—	—	1,969	1,969

Note - TTM08 costs = 1/4*FY07 + YTD08
Units
South Africa			479	479
Australia			—	—
Russia			176	176
China			—	—
Non-core			107	107

Total			762	762

Appendix IV

SG&A Source Documents

							Pro-forma Analysis
		Pro-forma adjustments					Core Countries
$ in 000s	Reported Fish Fry	Salary + benefits	Military & Bus	General IT allocations	FALD program	Pro-forma Fish Fry	South Africa	Australia	Russia	China	Total Core	Total Non- core
Salary and benefits	6,085	1,511	(266)	—	—	7,330	1,763	132	865	23	2,783	4,547
Travel	2,219	—	—	—	—	2,219	492	55	237	10	793	1,426
Telephone	371	—	—	—	—	371	140	6	76	1	223	148
Total Materials and Supplies	104	—	—	—	—	104	44	2	7	0	53	51
Total Business Services	834	—	—	—	—	834	397	9	120	2	528	306
Total Rentals	399	—	—	—	—	399	108	3	42	0	153	246
Total Advertising/Promotion	646	—	—	—	—	646	246	24	99	4	373	273
Other	854	—	—	—	—	854	298	4	85	1	388	466
Total Services Received	1,421	—	305	(522)	(85)	1,118	194	(2)	122	(0)	314	804

Direct SG&A expense	12,933	1,511	39	(522)	(85)	13,875	3,681	233	1,653	42	5,608	8,267

% of net sales	2.4%					2.6%	7.4%	2.3%	7.1%	5.8%	6.7%	1.8%

Pro-forma adjustment descriptions

Salary + benefits

The adjustment includes an allocation for certain Export-related (and therefore Fish Fry) employees classified in cost centers outside of the Export business

Military & Bus

The adjustment eliminates the non-recurring allocation from the South Africa regional office to Military and Dubai for a military-related contract (the contract expires in Dec-08). The amount also includes an adjustment for approximately 15% of time spent by Export employees on non-Fish Fry related segments (i.e. Military & Bus)

General IT allocations

The Company historically allocated general IT costs to the Export business. During FY07, the allocation included ~$200 related to specific Export IT employees, while all other costs were unrelated to the Export business. The adjustment eliminates this general allocation to present the actual specific IT costs related to the Fish Fry JV in the historical periods.

FALD program

The Company historically allocated costs relating to the Finance Accounting Leadership Development program to the Export business. The costs related to this program are unrelated to the Fish Fry JV.

Appendix V

JV Truck business - Legacy Countries

Algeria
Bahamas
Chile
Colombia
Costa Rica
Curacao
Dominican Republic
Ecuador
Egypt
El Salvador
Ghana
Granada
Guam
Guatemala
Haiti
Honduras
Iraq
Israel
Jamaica
Kuwait
Morocco
New Zealand
Nicaragua
Oman
Panama
Peru
Qatar
Saudi Arabia
Slovakia
Taiwan
Tanzania
Trinidad and Tobago
Tunisia
United Arab Emirates
Uruguay
US Virgin Islands
Venezuela

Appendix VI

JV Truck Replacement Parts Business
A. Source Documents

USD in 000’s	Sales
ALGERIA	426
AMERICAN SAMOA	2
BAHAMAS	85
BAHRAIN	46
BELIZE	15
BOLIVIA	0
CHILE	5,102
COLOMBIA	15,788
COSTA RICA	1,448
CURACAO	66
DOMINICAN REPUBLIC	802
ECUADOR	1,863
EGYPT	51
EL SALVADOR	627
ENGLAND	(168)
GREECE	0
GUAM	67
GUATEMALA	2,751
Guayana	19
HAITI	336
HONDURAS	2,125
Jamaica	99
LEBANON	68
NEW ZEALAND	736
NICARAGUA	490
PANAMA	1,469
PERU	2,874
PHILIPPINES	(0)
QATAR	134
SINGAPORE	49
SOUTH KOREA	78
SPAIN	6
TAIWAN	668
TRINIDAD	97
TUNISIA	(4)
U.A.E.	5,939
URUGUAY	558
VENEZUELA	628
ZIMBABWE	66
OTHER	113

Non-core	45,522

B. JV Truck Replacement Parts business - Legacy countries

Algeria	Honduras
American Samoa	Jamaica
Bahamas	Lebanon
Bahrain	New Zealand
Belize	Nicaragua
Bolivia	Panama
Chile	Peru
Colombia	Philippines
Costa Rica	Qatar
Curacao	Singapore
Dominican Republic	South Korea
Ecuador	Spain
Egypt	Swagman
El Salvador	Taiwan
England	Trinidad and Tobago
Greece	Tunisia
Guatemala	United Arab Emirates
Guyana	Uruguay
Guam	Venezuela
Haiti	Zimbabwe

Appendix VII

Non-Core Truck Gross Margin Profit and Loss Statement Source Documents

A Truck Baseline EBIT

		JV cost definition
$ in 000s / qtys in actuals	FY08 As Reported	Excluded cost	Cost +2.5%	Cost + 5%	Cost	FY08 with mark-ups
Total Units	6,605					6,605
Net Sales - All Fish Fry Trucks	448,687					448,687
Standard Material	816,250		X			836,656
Standard Material Adj	(516,950)		X			(529,873)
BDT Standard Material	46,146		X			47,300
BDT Variances	2,744		X			2,813
Vendor Assistance	51		X			53
Federal Excise Tax	(692)		X			(709)
Material Price Variance	485		X			497
MPV Adj	119		X			122
Material Exchange Variance	(6)		X			(6)
Customs Fee	—		X			—
InterCo Collateral Profit Elim	(172)		X			(176)
InterCo Corp Variable Adj	(688)	X				—
Collateral Cost	0		X			0

Direct material	347,288					356,675
Standard COS - Variable Overhead incl Direct Labor	5,485		X			5,622
Performance Variance - Variable OH incl Direct Labor	634		X			650
Other Plant Variances - Variable OH	369		X			379
Regular P&D Cost	1,336		X			1,369
Miscellaneous COS	(680)		X			(697)

Other variable costs	7,144					7,322
Warranty	3,143		X			3,222
Goods purchased	27,594				X	27,594
Outbound freight	8,469				X	8,469
Exchange Gain/Loss	(272)				X	(272)

Total variable costs	393,366					403,011

Variable margin	55,321					45,676
% of net sales	12.3%					10.2%
Performance Variance - Fixed OH	1,259		X			1,291
Volume Variance - Fixed OH	(7,943)		X			(8,141)
Other Plant Variances - Fixed OH	(413)		X			(424)
Other Plant Variances - Fixed OH CME	607		X			622
Other Plant Variances - Fixed OH CFI	44		X			45
InterCo Corp OH Adj	688	X				—
Idle Capacity Costs	—	X				—
PPC Adjustments	(329)		X			(337)

Variances - Fixed Overhead	(6,086)					(6,943)
Product Cost Takeout	(0)	X				—
Other GO Variance	810		X			830

Other fixed manufacturing costs	810					830
Standard COS - Fixed Overhead	14,668		X			15,035

Total fixed costs	9,392					8,922

Gross margin - Fish Fry Trucks	45,929					36,754
% of net sales	10.2%					8.2%
Direct engineering expenses	1,844			X		1,936
Direct SG&A expenses	8,267				X	8,267

EBIT - Fish Fry Trucks	35,818					26,551

% of net sales - Trucks	8.0%					5.9%
Cost of Working Capital to Fund AR (assumption of 15 days of AR @ 6% annually)						(1,106)

Truck Baseline EBIT						25,445

B Replacement Parts Baseline EBIT

Net sales - Fish Fry Parts	45,522					45,522
Cost of sales	29,996				X	29,996

Gross margin - Fish Fry Replacement Parts	15,526					15,526
Parts SG&A	1,599				X	1,599
Global Ops- Order Processing & Expediting	324				X	324
Employee benefit charges	51				X	51
Infrastructure Costs	1,447				X	1,447

EBIT - Fish Fry Replacement Parts	12,105					12,105

% net sales	26.6%					26.6%
Cost of Working Capital to Fund AR (assumption of 15 days of AR @ 6% annually)						(112)

Replacement Parts Baseline EBIT						11,993

EBIT excluding Working Capital Charge						38,656

Baseline Profit Amount including Working Capital Charge						37,437

Appendix VIII

Legacy Country Replacement Parts SOW Infrastructure Calculation

										Pro-forma Analysis
		Excluded Territories/Businesses								Core Countries
$ in 000s	Total Export*	Puerto Rico	Military/ Perkins	Excluded Business	Reported ROW Fish Fry	Warranty adj	Core Mark-up	Brazil sales adj	Pro-forma ROW Fish Fry	South Africa	Australia	Russia	Brazil	China	Turkey	Total Core	Total Non- core
Net sales - Fish Fry Parts	84,084	(8,136)	(18,290)	(26,426)	57,658	(4,001)	(231)	384	53,809	4,660	1,670	984	708	264	1	8,285	45,524
Cost of sales	51,637	(4,310)	(10,633)	(14,943)	36,694	(1,977)	(231)	309	34,796	2,626	893	518	589	175	0	4,800	29,996

Gross margin - Fish Fry Parts	32,446	(3,825)	(7,658)	(11,483)	20,963	(2,025)	—	75	19,014	2,034	777	466	119	89	1	3,485	15,529
% net sales	38.6%	47.0%	41.9%		36.4%	50.6%	0.0%	19.6%	35.3%	43.6%	46.5%	47.4%	16.8%	33.7%	71.1%	42.1%	34.1%
Export Parts SG&A	2,818	(286)	(642)	(928)	1,890	NA	NA	NA	1,890	164	59	35	25	9	0	291	1,599
Global Ops- Order Processing & Expediting	572	(58)	(130)	(188)	383	NA	NA	NA	383	33	12	7	5	2	0	59	324
Employee benefit charges	89	(9)	(20)	(29)	60	NA	NA	NA	60	5	2	1	1	0	0	9	51

EBIT	28,967	(3,539)	(7,015)	(10,555)	19,073				16,680	1,832	704	424	88	77	1	3,126	13,555

Sales Allocation basis	100.0%	-10.1%	-22.8%	-32.9%	67.1%	NA	NA	NA	67.1%	5.8%	2.1%	1.2%	0.9%	0.3%	0.0%	10.3%	56.7%
ROW Parts Sales Reconciliation
										SOW Infrastructure costs						(232)	(1,447)

Export Sales per subledger	76,147

Puerto Rico	8,136									EBIT Baseline after Infrastructure charges						2,894	12,108

Intercompany (Brazil)	324
Timing differences	(522)

Sales per ledger detail	84,084
Brazil adjustment support
	External sales per ledger	Interco per Sales reports	Adj
Net sales	708	(324)	384
COS	589	(280)	309

Gross margin	119	(44)	75

Parts Sales to Warranty

Represent sales recorded in the ledger for replacement parts under warranty. Sales are reversed at month-end via journal entry for warranty replacement parts. Cost of sales are reversed at 50.6% of the sales reversal. The adjustment is allocated to each country based on actual results.

Core markup

Represents decrease of revenue due to the expiration of the liability for the core mark up on part sales. Sales are adjusted for the markup on core that has not yet been earned. The adjustment is allocated to each country based on actual results.

SOW Infrastructure Costs

Represents costs charged to the JV by Navistar for infrastructure costs (as defined in the SOW) not otherwise covered in the sales price of parts to the JV. These costs are to be adjusted annually to actual costs billed to the JV for such Legacy sales.

The current estimates used for the BASELINE	{	- Cost rate = 6.89% of sales to JV
calculations are as follows:		- Assume 70% of parts sold are covered by the SOW
- For BASELINE estimate - above rates will be applied to cost

*	Export sales represents gross sales prior to sales adjustments made within this analysis

SCHEDULE 2.3.5
LEGACY COUNTRIES

Algeria Bahamas Chile Colombia Costa Rica Curacao Dominican Republic Ecuador Egypt El Salvador Ghana Granada Guam	Guatemala Haiti Honduras Iraq Israel Jamaica Kuwait Morocco New Zealand Nicaragua Oman Panama Peru	Qatar Saudi Arabia Slovakia Taiwan Tanzania Trinidad and Tobago Tunisia United Arab Emirates Uruguay U.S. Virgin Islands Venezuela

SCHEDULE 3.1.2
MEMBERS’ PERCENTAGE INTEREST

Member	Percentage Interest
Caterpillar	50%
Navistar	50%

SCHEDULE 15.3.3.2
EXISTING ARRANGEMENTS FOR SALES OF ENGINE PARTS

Engine Group (Navistar MaxxForce Only)

Engine Model	Customer Name	Description of Arrangement	Volume of Engines Sold Last 180 Days	Notes
4 Liter Engine Platform
MWM Acteon 4.8 Euro III	Volkswagen Brazil	Contract for 4.12 TCE Elect.	2,238
MWM Acteon 4.8 Euro III	Volvo Do Brazil	Contract for 4.12 TCE Elect.	16

7 Liter Engine Platform
MWM Acteon 7.2 Euro III	Volkswagen Brazil	Contract for 6.12 TCE Elect.	2,101
MWM Acteon 7.2 Euro III	Volvo Do Brazil	Contract for 6.12 TCE Elect.	1,169
MWM DT466	Navistar Mexico	Contract for 7.6I Elect.	840
MWM Acteon 7.2 Euro IV	None	None	0
MWM Acteon 7.2 Euro V	None	None	0

9 Liter Engine Platform
MWM 9.3 Liter Euro III	Volkswagen Brazil	Contract for 9.3I 360cv Elect.	884
MWM - MXF 9/10 Liter	Navistar Mexico	Contract for 9.3I Elect.	53
MaxxForce 9.3 Liter Euro IV	None	None	0	Launches in 2012
MaxxForce 9.3 Liter Euro V	None	None	0	Launches in 2012

13 Liter Engine Platform
MaxxForce 13 Euro IV	None	None	0	Launches in 2012
MaxxForce 13 Euro V	None	None	0	Launches in 2012
MaxxForce 13 EPA 2007	Navistar Truck	Class 8 Trucks Line Haul and Severe Service	2000	Launched October of 2008
MaxxForce 13 EPA 2010	Navistar Truck	Class 8 Trucks Line Haul and Severe Service	0	Launches April of 2010

15 Liter Engine Platform
MaxxForce 15 Euro V	None	None	0	Launches in 2012
MaxxForce 15 EPA 2010	Navistar Truck	Class 8 Trucks Line Haul and Severe Service	0	Launches in 2011

Additional volumes of MWM engines for Agricultural or Off Road Construction applications are not listed.